As filed with the Securities and Exchange Commission on December 24 , 2008
Registration No.   333-154159

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
____________________________
AMENDMENT NO. 1 TO FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CHINA VALVES TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	3490	86-0891913
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

No. 93 West Xinsong Road,
Kaifeng City, Henan Province, PRC 475002
Telephone: (86) 378-2925211

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
 ____________________________

Copies to:
Louis A. Bevilacqua, Esq. Thomas M. Shoesmith, Esq. Joseph R. Tiano, Jr., Esq. Pillsbury Winthrop Shaw Pittman LLP 2300 N Street , N.W., Washington, D.C. 20037 (202) 663-8000
(Names, addresses and telephone numbers of agents for service)
____________________________
Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.001 par value per share	16,778,523(4)	$8.00(2)	$134,228,184.00(2)	$5,275.17
Common stock, $0.001 par value per share	1,274,497(5)	$8.00(3)	$10,195,976.00(3)	$400.70
Total	18,053,020		$144,424,160.00	$5,675.87

(1)           In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)           Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices reported on the OTC Bulletin Board on October 7, 2008.

(3)           Calculated in accordance with Rule 457(g) based upon the average of the bid and asked prices of the registrant’s common stock as reported on the Over-the-Counter Bulletin Board on October 7, 2008.

(4)           Represents shares of the Registrant’s common stock being registered for resale that have been issued to the selling stockholders named in this registration statement.

(5)           Represents shares of common stock issuable upon exercise of three-year warrants to purchase shares of common stock held by the selling stockholders named in this registration statement.

(6)           $5,675.87 registration fee was previously paid in connection with the filing of the initial registration statement on October 10, 2008.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

PROSPECTUS

Subject to completion, dated December 24 , 2008

CHINA VALVES TECHNOLOGY, INC.

18,053,020 Shares of Common Stock

This prospectus relates to 18,053,020 shares of common stock of China Valves Technology, Inc. that may be sold from time to time by the selling stockholders named in this prospectus, which includes

• 16,778,523 shares of common stock; and
• 1,274,497 shares of common stock issuable upon the exercise of warrants held by some of the selling stockholders.

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders but we will receive funds from the exercise of the warrants held by the selling stockholders if and when those warrants are exercised for cash. We will use any proceeds from the exercise of such warrants for general corporate and working capital purposes.

      Our common stock is quoted on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority, or FINRA, under the symbol “CVVT.OB.”  The closing bid price for our common stock on December 19 , 2008 was $5.00 per share, as reported on the OTC Bulletin Board.

Any participating broker-dealers and any selling stockholders who are affiliates of broker-dealers may be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and any commissions or discounts given to any such broker-dealer or affiliate of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.  The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page  6 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

 You should only rely on the information contained in this prospectus.  We have not, and the selling stockholders have not, authorized any other person to provide you with different information.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.

PROSPECTUS SUMMARY

The items in the following summary are described in more detail later in this prospectus.  This summary provides an overview of selected information and does not contain all of the information you should consider.  Therefore, you should also read the more detailed information set out in this prospectus, including the financial statements, the notes thereto and matters set forth under “Risk Factors.”

In this prospectus, unless indicated otherwise, references to

· the "Company," China Valves," "we," "us" and "our" are references to the combined business of China Valves Technology, Inc.
   and its subsidiaries, China Fluid Equipment  Holdings Limited, Henan Tonghai Fluid Equipment Co., Ltd.;
• “China Valve Samoa” are references to “China Valve Holdings Limited” incorporated in Samoa;
• “China Valve Hong Kong” are references to “China Valve Holdings Limited” incorporated in Hong Kong;
• “China Fluid Equipment” are references to “China Fluid Equipment Holdings Limited” incorporated in Hong Kong;
• “Henan Tonghai Fluid” are references to Henan Tonghai Fluid Equipment Co., Ltd.;
• “Henan Tonghai Valve” are references to Henan Tonghai Valve Technology Co., Ltd.;
• “Zhengdie Valve” are references to Zhengzhou City Zhengdie Valve Co., Ltd.;
• “High Pressure Valve” are references to Henan Kaifeng High Pressure Valve Co., Ltd.;
• “China” and “PRC” are references to the People’s Republic of China;
• “RMB” are references to Renminbi, the legal currency of China;
• “HKD” are references to the Hong Kong Dollar;
• “$” are references to the legal currency of the United States.

The Company

China Valves Technology, Inc., formerly known as Intercontinental Resources, Inc., or Intercontinental, develops, manufactures and sells high-quality metal valves for the electricity, petroleum, chemical, water, gas, nuclear power and metal industries in China .

Our operations are headquartered in Kaifeng, Henan Province, PRC.  Our two Chinese operating subsidiaries are Zhengdie Valve and High Pressure Valve.

Our broad product range and well known brands have led to long-standing relationships with several key distributors in our industry. Our diverse end markets, extensive distributor and end-user relationships, acquisition strategy and leading market position have contributed to strong operating margins and sales growth. Our sales revenue and net income were $37,036,282 and $7,142,592, respectively, during the fiscal year ended December 31, 2007, and $25,530,183 and $4,679,379, respectively, during the same period in 2006.

Our Industry

China is currently experiencing growth in urbanization and heavy industrialization.  The Company believes that increased demand for energy and water treatment in urban centers will increase demand for valve products. According to the China Valve Industry Association’s research, sales of valve products in the Chinese domestic market in 2007 reached $6.97 billion, an increase of 30% from the previous year, and the Chinese market is expected to increase at an annual rate of more than 30% for the next 5 years.

According to the China Valve Industry Association’s research, the valve market is divided into five primary segments: (i) power; (ii) petrochemical; (iii) oil; (iv) water supply; and (v) metallurgy, which account for approximately 21％, 12％, 24.5％, 14％ and 8％ of market share, respectively.  All other valve products account for the remaining 20.5%.

The power industry in China has experienced rapid growth aided particularly by economic reforms by the Chinese government and the opening of the Chinese market to the outside world. In 2006, total installed capacity achieved 600 million KW and generated electricity volume of 284 million KWh, both of which were the highest in the world. Currently in China, there are sixteen thermal power projects under construction or scheduled to commence operation in the near future.  We expect to have an extensive market share in the supercritical pressure unit market. Another sector of the power industry, nuclear power, is also experiencing rapid growth.  Based on the target power generation increases set forth in the eleventh five-year plan of the Chinese government (2006-2010), or the Eleventh Five-Year Plan, the 2006 report issued by the China Valve Industry Association, or the 2006 Report, estimated the demand for valves in the nuclear power industry will reach RMB 3 billion by 2010, with an average annual amount of RMB 0.6 billion from 2006 to 2010.

The Eleventh Five-Year Plan also focuses on the development of the petrochemical and oil industries.  The Chinese government plans to develop 80-100 mil-mt/year projects, including both build-out and transformation of existing 40-45 mil-mt/year equipment/facilities and construction of new large-scale ethane equipment/facilities. In addition, the government expects that prior to 2010, the newly established large-scale gas pipeline would reach a capacity of above 20,000 KM and crude high-pressure oil pipelines of 5,000 KM will be built during the Eleventh Five-Year Plan period. These large-scale projects have expanded the market for special valves and high-temperature valves for ethane fission gas as well as the market for high-temperature, high-pressure and grind-resist valves used in large-scale gas projects.

The 2006 Report estimated that the total demand for valves in China will reach $12 billion by 2010. We will continue to work to utilize all the tangible and intangible resources to expand and strengthen our products and increase our market share.

Our Competitive Strengths

• Broad range of products and leading brands.    We believe that we have the most comprehensive range of valve products in our industry and enjoy leading market positions based on the estimated market share of our key products, broad brand recognition and a strong reputation for quality and service within the markets we serve.

• Low-cost and high quality manufacturing capabilities.    We have daily production capacity for 23 tons of high quality valves and 15 tons of high pressure and high temperature valves. We believe our historical capital investment in manufacturing technologies helps us reduce the costs of producing our products. We focus on manufacturing and selling high quality valves at competitive prices.  We believe we have price advantage over most of our competitors.

• Highly experienced and incentivized research and development team.  We have a R&D department composed of 114 engineers with many years of experience.  We are committed in developing new products, we generally launch a new model every two months.

• Highly experienced, proven management team. We are led by an experienced management team with a long and successful track record, enabling us to recognize and capitalize upon attractive opportunities in our key markets. Our 15 most senior members of the management team have an average of over 18 years of experience in the valve industry and have substantial experience in acquisition and integration of businesses, cost management rationalization and efficient manufacturing processes. The management team is led by Siping Fang, the Chairman, President and Chief Executive Officer, who has over 20 years of experience in the valve industry.

Our Growth Strategy

Our primary objectives are to increase profitability, cash flow and revenue while developing and enhancing our position as the leading fluid equipment and pump manufacturer in China.  Our strategy for achieving these objectives includes the following key elements:

Pursue Strategic Acquisitions. China’s valve market is very fragmented.  We anticipate that the fragmented nature of the Chinese valve market will continue to provide opportunities for growth through strategic acquisitions. Our acquisition strategy will continue to focus on entities with (1) fluid products that provide opportunities for us to expand and (2) products that can be marketed through our existing direct sales teams and distribution channels or provide us with new distribution channels for our existing products, thereby increasing marketing and distribution efficiency.

Further Penetrate Existing Market Segments. We intend to seek to further penetrate existing market segments to drive sustainable growth by (1) strengthening our existing customer relationships and (2) attracting new customers. We will continue to provide quality products, fulfill logistical requirements and volume demands efficiently and consistently, and provide comprehensive product support from design to after-market customer service.

Enter New Market Segments. To drive organic growth from our existing businesses, we intend to continue to leverage our customer relationships to develop or acquire new products and product extensions to enter into new market segments such as nuclear power, oil and chemical markets.

High End Product Focus. We will continue to focus on high end valve products, such as high-parameter and special usage valves.  Because of our technology and R&D strength, we will continue to focus on high end valve products and pursue higher margins than the industry average.  Additionally, we intend to cooperate with the electricity power design colleges and solicit support from industry associations.

Increase in International Sales.  We plan to increase our focus on sales into international markets.  In the short term, we plan to focus on neighboring developing countries and in the long term, we expect to focus on the United States and Europe.

Our Challenges

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous challenges and risks as discussed more fully in the section titled “Risk Factors,” including for example:

• Downturns in the power, petrochemical, oil and water supply industries that we serve;
• Adverse macro-economic, political, regulatory, legal and foreign exchange risks associated with international expansion;
• Domestic and foreign competition;
• Any loss of the key distributors (currently, 30% of our sales comes from our key distributors), customers or key members of our senior management; and
• Disruption of supply chains.

You should read and consider the information set forth in “Risk Factors” and all other information set forth in this prospectus before investing in our common stock.

Corporate Information

We are a Nevada holding company for several direct and indirect subsidiaries in China. Our principal operations in China are conducted through High Pressure Valve and Zhengdie Valve, which are held by our direct wholly-owned subsidiary Henan Tonghai Fluid, a PRC company and China Fluid Equipment, a Hong Kong corporation.  China Fluid Equipment and Henan Tonghai Fluid has no active business operations other than their ownership of High Pressure Valve and Zhengdie Valve.

The following chart reflects our organizational structure as of the date of this Prospectus.
The address of our principal executive office in China is No. 93 West Xinsong Road, Kaifeng City, Henan Province, People’s Republic of China, 475002. Our telephone number is (86) 378-2925211, and our fax number is (86) 378-2924630.  We maintain a website at www.cvalve.net that contains information about us, but that information is not part of this prospectus.

The Offering
Common stock offered by selling stockholders
18,053,020 shares, including 1,274,497 shares of common stock that are issuable upon the exercise of warrants held by some of the selling stockholders.  This number represents 28.9% of our current outstanding common stock

Common stock outstanding before the offering	62,385,103 shares.
Common stock outstanding after the offering	63,659,600 shares.
Common stock outstanding after the offering assuming all warrants are exercised
We will not receive any proceeds from the sale of common stock covered by this prospectus. To the extent that the selling stockholders exercise, for cash, all of the warrants covering the 1,274,497 shares of common stock registered for resale under this prospectus, we would receive $2,820,000 in the aggregate from such exercises. We intend to use such proceeds for general corporate and working capital purposes.

Risk Factors	You should read “Risk Factors” for a discussion of factors that you should consider carefully before deciding whether to purchase shares of our common stock.

Summary Consolidated Financial Information

The following summary consolidated financial data for the years ended December 31, 2007 and 2006 are derived from the audited consolidated financial statements of China Valves and its subsidiaries.  The summary consolidated financial data for the periods ended June 30, 2008 and 2007 are derived from our unaudited consolidated financial statements included in this prospectus.  This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.  Our historical results are not necessarily indicative of our results for any future periods.

(All amounts, except earnings per share data, in thousands of U.S. dollars)
	Nine Months Ended September 30,		Year Ended December 31,
	2008 (Unaudited)	2007 (Unaudited)	2007	2006

Revenue	46,208	26,017	37,036,282	25,530,183

Operating expenses	8,127	4,344	6,349,041	4,463,167

Operating profit	18,505	10,410	8,637,200	6,544,814

Income taxes	2,826	843	1,337,743	1,158,161

Net income	8,017	5,179	7,142,592	4,679,379

Earnings (loss) per share (basic and diluted)	0.10	0.04	0.18	0.12

	As of September 30,		As of December 31,
	2008 (unaudited)	2007 (unaudited)	2007	2006
Balance sheet data:
Working capital	39,672	11,138	9,262	3,159

Current assets	70,901	33,130	35,759	33,747

Total assets	106,645	57,977	64,767	57,499

Current liabilities	31,229	21,992	26,497	30,588

Share holders’ equity	75,417	32,269	37,173	26,911

Total liabilities and shareholders’ equity	106,645	57,977	64,767	57,499

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this Prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

Our business would be adversely affected by a downturn in government spending related to infrastructure upgrades, repairs and replacements, or in the reduced demand in power, petrochemical, oil or water supply industries.

Our business is primarily dependent upon spending on new infrastructure projects, as well as infrastructure upgrades, repairs and replacement, in the power, petrochemical, oil and water supply industries.  We are also subject to general economic conditions, the need for large-scale projects, interest rates and government incentives provided for public work projects. As a result, our sales could be impacted adversely by declines in the number of projects planned by government agencies, government spending cuts, general budgetary constraints, difficulty in obtaining necessary permits or the inability of government entities to issue debt. It is not unusual for projects in power, petrochemical, oil or water supply industries to be delayed and rescheduled for a number of reasons, including changes in project priorities and difficulties in complying with environmental and other government regulations. We cannot assure you that economic growth experienced by China will continue or that if it does, that state and local governments will address deferred infrastructure needs. Any significant decline in the project spending in the key industries or governmental spending on infrastructure could have a material adverse effect on our financial condition and results of operations.

Our industry is very competitive in China.

The domestic market for valve products is competitive. We compete with approximately 168 medium-sized, local Chinese valve manufacturers, although we are aware of only two that have similar manufacturing capacities as our company. The number of these companies varies from time to time. While we may have greater resources than our smaller competitors, it is possible that these competitors have better access in certain local markets to customers and prospects and lower production and raw material costs.  Some of our valve products compete on the basis of price and are sold in fragmented markets with low barriers to entry, allowing less expensive domestic producers to gain market share and reduce our margins.

Foreign competition is intense and could have a material adverse effect on our financial condition and results of operations.

In addition to domestic competition, we face intense foreign competition. The intensity of foreign competition is affected significantly by fluctuations in the value of the U.S. dollar against Chinese currency and by the level of import duties imposed by the Chinese government on certain products. Our major international competitors are Velan Inc., KSB Group and Tyco Flow Inc.  Many of our competitors have more resources and greater brand recognition than we enjoy.  While our resources may not be as great as our larger competitors, we believe our product quality and direct sales offices and distribution network are superior in China.  If our competitors are able to gain greater market share or improve their sales efforts, our sales may decrease, we may be forced to lower our prices, or our marketing costs may increase, all of which could negatively impact our financial results.

Any decline in the availability, or increase in the cost of raw materials could materially affect our earnings.

Our valve manufacturing operations depend heavily on the availability of various raw materials and energy resources.  The mix of raw materials used in the production of valves is mainly composed of casting steel blank parts, forging steel blank parts and steel, which represent 60% of all raw materials used in the production of valves.  The fuel costs in our manufacturing operations, particularly heavy oil and electricity, account for over 2% of total manufacturing costs.   The availability of raw materials and energy resources may decline and their prices may fluctuate greatly.  We have long-term relationships with several suppliers; however, we do not have long term supply contracts and if our suppliers are unable or unwilling to provide us with raw materials on terms favorable to us, we may be unable to produce certain products.  This could result in a decrease in profit and damage to our reputation in our industry.  In the event our raw material and energy costs increase, we may not be able to pass these higher costs on to our customers in full or at all.  Any increase in the prices for raw materials or energy resources could materially increase our costs and therefore lower our earnings.

We depend on a group of major distributors for a significant portion of our sales; any loss of these distributors could reduce our sales and continuing consolidation of distributors could cause price pressure.

In fiscal year 2007, 70% of our sales revenue was generated from our direct sales teams throughout China and 30% was generated from our distributors. Sales through distributors was highly concentrated in a few distributors, with 64.51% of distributor sales coming from our ten largest distributors, and 29.2% from the three largest distributors: Dalian Yukai High Pressure Valves Co., Ltd., Xinxiang Plastic Equipment Manufacturing Plan and Qinghuangdao City Fengchi Mechanical Installation Company. Our business relationships with most of our major distributor branches may be terminated at the option of either party upon 30 days’ notice.

While our relationships with our ten largest distributors have been long-lasting, distributors in our industry have experienced significant consolidation in recent years, and we cannot assure you that our distributors will not be acquired by other distributors who buy products from our competitors. Our ability to retain these customers in the face of other competitors generally depends on a variety of factors, including the quality and price of our products and our ability to market these products effectively. We cannot assure you that, as consolidation among distributors continues, distributors will not be able to force us to lower our prices, which would have an adverse impact on our financial condition or results of operations.

Any disruption in the supply chain of raw materials and our products could adversely impact our ability to produce and deliver products.

As a manufacturing company, we face serious challenges in supply chain management for raw materials and delivery of our products.  Supply chain fragmentation and local protectionism within China further complicates supply chain disruption risks. Local administrative bodies and physical infrastructure built to protect local interests pose transportation challenges for raw material transportation as well as product delivery.  In addition, profitability and volume could be negatively impacted by limitations inherent within the supply chain, including competitive, governmental, legal, natural disasters, and other events that could impact both supply and price.  Any of these occurrences could cause significant disruptions to our supply chain, manufacturing capability and distribution system that could adversely impact our ability to produce and deliver products.

We do not maintain a reserve fund for warranty or defective products claims. Our costs could substantially increase if we experience a significant number of warranty claims.

We typically warrant all of our products and provide replacement or credit to our customers who are not satisfied with our products for a period of one year from the date of shipment. We have not established reserve funds for potential customer claims because, historically, we have not experienced significant customer complaints about our products and none of our customers have requested damages for any loss incurred due to product quality problems.

We believe that our customer support teams, our quality assurance and manufacturing monitoring procedures will continue to keep claims at a level that does not support a need for a reserve.  However, if we were to experience a significant increase in warranty claims, our financial results could be adversely affected.

Our rapid expansion could significantly strain our resources, management and operational infrastructure which could impair our ability to meet increased demand for our products and hurt our business results.

To accommodate our anticipated growth, we will need to expend capital resources and dedicate personnel to implement and upgrade our accounting, operational and internal management systems and enhance our record keeping and contract tracking system. Such measures will require us to dedicate additional financial resources and personnel to optimize our operational infrastructure and to recruit more personnel to train and manage our growing employee base.  If we cannot successfully implement these measures efficiently and cost-effectively, we will be unable to satisfy the demand for our products, which will impair our revenue growth and hurt our overall financial performance.

China Valves manufacturing operations have been operating at close to full capacity and, accordingly, we began constructing a new manufacturing facility in Kaifeng in September 2008 and expect it to be completed in January 2009. The total budget for the project will be approximately $17 million, of which $6.7 million will be spent in fiscal year 2008 and $10.3 million in fiscal year 2009.  Other capital expenditures in the first nine months of 2008 were $3.3 million for the purchase of equipment. Thus, the total capital expenditures in fiscal year 2008 are $10.0 million.

In fiscal year 2009, we will upgrade the facilities of our subsidiary Zhengdie Valve. The total budget for the upgrade will be approximately $3.9 million.  We also began to upgrade our financial and ERP systems at the end of 2008 with a projected budget of $765,000.

At September 30, 2008, we had 1,002 employees including 114 technicians and researchers, 521 production workers, 105 sales personnel, 154 engineering and technical support personnel and 108 administrative personnel.  In fiscal year 2009, to support our expected revenue growth, we expect to hire an additional 130 production workers and 45 staff members in other departments excluding corporate, fiscal and accounting personnel. As we will further enhance the internal control system in fiscal year 2009, we expect to hire an additional 9 corporate, fiscal and/or accounting staff members including IT expertise. Total incremental staffing in 2009 is expected to be 184 employees.

We must manage growth in operations to maximize our potential growth and achieve our expected revenues and any failure to manage growth will cause a disruption of our operations resulting in the failure to generate revenue.

In order to maximize potential growth in our current and potential markets, we believe that we must expand the scope of our valve manufacturing and production facilities and capabilities and continue to develop new and improved valves. This expansion will place a significant strain on our management and our operational, accounting, and information systems.  We expect that we will need to continue to improve our financial controls, operating procedures and management information systems.  We will also need to effectively train, motivate and manage our employees.  Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

We cannot assure you that our internal growth strategy will be successful, which may result in a negative impact on our growth, financial condition, results of operations and cash flow.

One of our strategies is to grow internally through increasing the development of new products and improve the quality of existing products.  However, many obstacles to this expansion exist, including, but not limited to, increased competition from similar businesses, international trade and tariff barriers, unexpected costs, costs associated with marketing efforts abroad and maintaining attractive foreign exchange ratios.  We cannot, therefore, assure you that we will be able to successfully overcome such obstacles and establish our services in any additional markets.  Our inability to implement this internal growth strategy successfully may have a negative impact on our growth, future financial condition, results of operations or cash flows.

We cannot assure you that our acquisition growth strategy will be successful, resulting in our failure to meet growth and revenue expectations.

In addition to our internal growth strategy, we have also explored the possibility of growing through strategic acquisitions.  We intend to pursue opportunities to acquire businesses in the PRC that are complementary or related in product lines and business structure to us.  We may not be able to locate suitable acquisition candidates at prices that we consider appropriate or to finance acquisitions on terms that are satisfactory to us.  If we do identify an appropriate acquisition candidate, we may not be able to negotiate successfully the terms of an acquisition, or, if the acquisition occurs, integrate the acquired business into our existing business.  Acquisitions of businesses or other material operations may require debt financing or additional equity financing, resulting in leverage or dilution of ownership.  Integration of acquired business operations could disrupt our business by diverting management away from day-to-day operations. The difficulties of integration may be increased by the necessity of coordinating geographically dispersed organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures.
We also may not be able to maintain key employees or customers of an acquired business or realize cost efficiencies or synergies or other benefits we anticipated when selecting our acquisition candidates.  In addition, we may need to record write-downs from future impairments of intangible assets, which could reduce our future reported earnings.  At times, acquisition candidates may have liabilities or adverse operating issues that we fail to discover through due diligence prior to the acquisition.  In addition to the above, acquisitions in the PRC, including state owned businesses, will be required to comply with the laws of the PRC, to the extent applicable. There can be no assurance that any given proposed acquisition will be able to comply with PRC requirements, rules and/or regulations, or that we will successfully obtain governmental approvals that are necessary to consummate such acquisitions, to the extent required.  If our acquisition strategy is unsuccessful, we will not grow our operations and revenues at the rate that we anticipate.

We may have difficulty defending our intellectual property rights from infringement, resulting in lawsuits requiring us to devote financial and management resources that would have a negative impact on our operating results.

We regard our service marks, trademarks, trade secrets, patents and similar intellectual property as critical to our success.  We rely on trademark, patent and trade secret law, as well as confidentiality and license agreements with certain of our employees, customers and others to protect our proprietary rights. We have received patent protection for certain of our products in the PRC.  No assurance can be given that our patents, trademarks and licenses will not be challenged, invalidated, infringed or circumvented, or that our intellectual property rights will provide competitive advantages to us.  There can be no assurance that we will be able to obtain a license from a third-party for technology that we may need to conduct our business or that such technology can be licensed at a reasonable cost.

Presently, we provide our valves mainly in the PRC.  To date, no trademark or patent filings have been made other than in the PRC.  To the extent that we market our services in other countries, we may have to take additional action to protect our intellectual property.  The measures we take to protect our proprietary rights may be inadequate and we cannot give you any assurance that our competitors will not independently develop formulations, processes and services that are substantially equivalent or superior to our own or copy our products.

We depend on our key management personnel and the loss of their services could adversely affect our business.

We place substantial reliance upon the efforts and abilities of our executive officers.  The loss of the services of any of our executive officers could have a material adverse effect on our business, operations, revenues or prospects.  We do not maintain key man life insurance on the lives of these individuals.

We may incur significant costs to ensure compliance with United States corporate governance and accounting requirements.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission, or the Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly.  We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.  As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers.  We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

We may not be able to meet the accelerated filing and internal control reporting requirements imposed by the Securities and Exchange Commission, resulting in a possible decline in the price of our common stock and our inability to obtain future financing.

As directed by Section 404 of the Sarbanes-Oxley Act, the Commission adopted rules requiring each public company to include a report of management on the company’s internal controls over financial reporting in its annual reports.  In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting as well as the operating effectiveness of the company’s internal controls.

While we expect to expend significant resources in developing the necessary documentation and testing procedures required by Section 404 of the Sarbanes-Oxley Act, there is a risk that we may not be able to comply timely with all of the requirements imposed by this rule.  In the event that we are unable to receive a positive attestation from our independent registered public accounting firm with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements and our stock price and ability to obtain equity or debt financing as needed could suffer.

In addition, in the event that our independent registered public accounting firm is unable to rely on our internal controls in connection with its audit of our financial statements, and in the further event that it is unable to devise alternative procedures in order to satisfy itself as to the material accuracy of our financial statements and related disclosures, it is possible that we would be unable to file our Annual Report on Form 10-K with the Securities and Exchange Commission, which could also adversely affect the market price of our common stock and our ability to secure additional financing as needed.

We may have difficulty raising necessary capital to fund operations as a result of market price volatility for our shares of common stock.

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies has experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies.  For these reasons, our shares of common stock can also be expected to be subject to volatility resulting from purely market forces over which we will have no control.  If our business development plans are successful, we may require additional financing to continue to develop and exploit existing and new products and services related to our industries and to expand into new markets.  The exploitation of our services may, therefore, be dependent upon our ability to obtain financing through debt and equity or other means.

Our management is unfamiliar with the United States securities law, they may have to expend time and resources becoming familiar with such laws which could lead to various regulatory issues.

We became a public company in December 2007 through the reverse acquisition with China Valves Samoa. Our management is not familiar with the United States securities laws. They have to spend time and resources becoming familiar with such laws. This could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect our operations.

RISKS RELATED TO DOING BUSINESS IN CHINA

Adverse changes in political and economic policies of the PRC government could impede the overall economic growth of China, which could reduce the demand for our products and damage our business.

We conduct substantially all of our operations and generate most of our revenue in China.   Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China.  The PRC economy differs from the economies of most developed countries in many respects, including:

•	a higher level of government involvement;
•	a early stage of development of the market-oriented sector of the economy;
•	a rapid growth rate;
•	a higher level of control over foreign exchange; and
•	the allocation of resources.

As the PRC economy has been transitioning from a planned economy to a more market-oriented economy, the PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. While these measures may benefit the overall PRC economy, they may also have a negative effect on us.

Although the PRC government has in recent years implemented measures emphasizing the utilization of market forces for economic reform, the PRC government continues to exercise significant control over economic growth in China through the allocation of resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy and imposing policies that impact particular industries or companies in different ways.

Any adverse change in economic conditions or government policies in China could have a material adverse effect on the overall economic growth in China, which in turn could lead to a reduction in demand for our services and consequently have a material adverse effect on our business and prospects.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiary in the PRC. Our operating subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.  In addition, all of our executive officers and all of our directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States.

As a result, it could be difficult for investors to affect service of process in the United States or to enforce a judgment obtained in the United States against our Chinese operations and subsidiaries.

If we are found to have failed to comply with applicable laws, we may incur additional expenditures or be subject to significant fines and penalties.

Our operations are subject to PRC laws and regulations applicable to us. However, many PRC laws and regulations are uncertain in their scope, and the implementation of such laws and regulations in different localities could have significant differences. In certain instances, local implementation rules and/or the actual implementation are not necessarily consistent with the regulations at the national level. Although we strive to comply with all the applicable PRC laws and regulations, we cannot assure you that the relevant PRC government authorities will not later determine that we have not been in compliance with certain laws or regulations.

Our failure to comply with the applicable laws and regulations in China could subject us to administrative penalties and injunctive relief, as well as civil remedies, including fines, injunctions and recalls of our products. It is possible that changes to such laws or more rigorous enforcement of such laws or with respect to our current or past practices could have a material adverse effect on our business, operating results and financial condition. Further, additional environmental, health or safety issues relating to matters that are not currently known to management may result in unanticipated liabilities and expenditures.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership.  Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters.  We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements.  However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.  Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Restrictions on currency exchange may limit our ability to receive and use our sales revenue effectively.

All our sales revenue and expenses are denominated in RMB. Under PRC law, the RMB is currently convertible under the “current account,” which includes dividends and trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans. Currently, our PRC operating subsidiary may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without the approval of the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, the relevant PRC government authorities may limit or eliminate our ability to purchase foreign currencies in the future. Since a significant amount of our future revenue will be denominated in RMB, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in RMB to fund our business activities outside China that are denominated in foreign currencies.

Foreign exchange transactions by PRC operating subsidiaries under the capital account continue to be subject to significant foreign exchange controls and require the approval of or need to register with PRC government authorities, including SAFE. In particular, if our PRC operating subsidiaries borrow foreign currency through loans from us or other foreign lenders, these loans must be registered with SAFE, and if we finance the subsidiaries by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the Ministry of Commerce, or MOFCOM, or their respective local counterparts. These limitations could affect their ability to obtain foreign exchange through debt or equity financing.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our common stock will be indirectly affected by the foreign exchange rate between U.S. dollars and RMB and between those currencies and other currencies in which our sales may be denominated. Because substantially all of our earnings and cash assets are denominated in RMB and the net proceeds from the private placement were, and the proceeds from the exercise of warrants held by the selling stockholders if and when those warrants are exercised for cash will be, denominated in U.S. dollars, fluctuations in the exchange rate between the U.S. dollar and the RMB will affect the relative purchasing power of these proceeds, our balance sheet and our earnings per share in U.S. dollars following this offering. In addition, appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Although we have no current intention to pay any dividends in the foreseeable future , f luctuations in the exchange rate would also affect the relative value of any dividend we issue after this offering that will be exchanged into U.S. dollars as well as earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Since July 2005, the RMB has no longer been pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Currently, some of our raw materials and major equipment are imported.  In the event that the U.S. dollars appreciate against RMB, our costs will increase.  If we cannot pass the resulting cost increases on to our customers, our profitability and operating results will suffer.  In addition, since our sales to international customers are growing rapidly, we are increasingly subject to the risk of foreign currency depreciation.

Restrictions under PRC law on our PRC subsidiaries’ ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our businesses.

Substantially all of our revenues are earned by our PRC subsidiaries. However, PRC regulations restrict the ability of our PRC subsidiaries to make dividends and other payments to their offshore parent company. PRC legal restrictions permit payments of dividend by our PRC subsidiaries only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Each of our PRC subsidiaries is also required under PRC laws and regulations to allocate at least 10% of our annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said fund reaches 50% of our registered capital. Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances or cash dividends.

Any limitations on the ability of our PRC subsidiaries to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Under the New EIT Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.

China passed a new Enterprise Income Tax Law, or the New EIT Law, and its implementing rules, both of which became effective on January 1, 2008. Under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. Because the New EIT Law and its implementing rules are new, no official interpretation or application of this new “resident enterprise” classification is available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

If the PRC tax authorities determine that China Valves is a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on offering proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the New EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC stockholders and with respect to gains derived by our non-PRC stockholders from transferring our shares. We are actively monitoring the possibility of “resident enterprise” treatment for the 2008 tax year and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be creditable against our U.S. tax.

If the China Securities Regulatory Commission, or CSRC, or another PRC regulatory agency determines that CSRC approval is required in connection with the reverse acquisition, the reverse acquisition may be cancelled, or we may become subject to penalties.

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rule, which became effective on September 8, 2006. The M&A Rule, among other things, requires that an offshore company controlled by PRC companies or individuals that have acquired a PRC domestic company for the purpose of listing the PRC domestic company’s equity interest on an overseas stock exchange must obtain the approval of the CSRC prior to the listing and trading of such offshore company’s securities on an overseas stock exchange. On September 21, 2006, the CSRC, pursuant to the M&A Rule, published on its official web site procedures specifying documents and materials required to be submitted to it by offshore companies seeking CSRC approval of their overseas listings.

If the CSRC or another PRC governmental agency subsequently determines that we must obtain CSRC approval prior to the completion of the reverse acquisition, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China and limit our operating privileges in China, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares.

The M&A Rule establishes more complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The M&A Rule establishes additional procedures and requirements that could make some acquisitions of Chinese companies by foreign investors more time-consuming and complex, including requirements in some instances that the PRC Ministry of Commerce be notified in advance of any change-of-control transaction and in some situations, require approval of the PRC Ministry of Commerce when a foreign investor takes control of a Chinese domestic enterprise. In the future, we may grow our business in part by acquiring complementary businesses, although we do not have any plans to do so at this time. The M&A Rule also requires PRC Ministry of Commerce anti-trust review of any change-of-control transactions involving certain types of foreign acquirers. Complying with the requirements of the M&A Rule to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the PRC Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

You may have difficulty enforcing judgments against us.

We are a Nevada holding company and most of our assets are located outside of the United States. All of our current operations are conducted in the PRC. In addition, all of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security or the public interest. So it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

RISKS RELATED TO THE MARKET FOR OUR STOCK

Our common stock is quoted on the OTC Bulletin Board, which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTC Bulletin Board.  The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or Nasdaq system.  The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The Commission has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions.  If our common stock becomes a “penny stock”, we may become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”.  This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses).  For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale.  As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market.  Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule.  In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to restrict any person from participating in a distribution of penny stock, if the Commission finds that such a restriction would be in the public interest.

Future sales or perceived sales of our common stock could depress our stock price.

A substantial number of shares of our common stock held by our current stockholders are freely tradable.  If the holders of these freely tradable shares were to attempt to sell a substantial amount of their holdings at once, the market price of our common stock could decline.  Moreover, the perceived risk of this potential dilution could cause stockholders to attempt to sell their shares and investors to short the stock, a practice in which an investor sells shares that he or she does not own at prevailing market prices, hoping to purchase shares later at a lower price to cover the sale.  As each of these events would cause the number of shares of our common stock being offered for sale to increase, our common stock’s market price would likely further decline.  All of these events could combine to make it very difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

We do not intend to pay dividends on shares of our common stock for the foreseeable future.

We have never declared or paid any cash dividends on shares of our common stock. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements and other factors the board of directors considers relevant. Our board of directors does not intend to distribute dividends in the near future. We intend to retain any future earnings to fund the operation and expansion of our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements.  Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties.  Given these uncertainties, you should not place undue reliance on these forward-looking statements.  These forward-looking statements include, among other things, statements relating to:

•	our views on the growth of the valve industry;

•	ability to overcome competition in the Chinese valve manufacturing market;

•	the impact that a downturn or negative changes in the industries in which out products are sold could have on our business and profitability;

•	any decrease in the availability, or increase in the cost, of raw materials and energy;

•	our ability to simultaneously fund the implementation of our business plan and invest in new projects;

•	economic, political, regulatory, legal and foreign exchange risks associated with international expansion;

•	loss of key members of our senior management; and

•	unexpected change to China’s political or economic situation and legal environment.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders but we will receive funds from the exercise of the warrants held by the selling stockholders if and when those warrants are exercised for cash. We will use any proceeds from the exercise of such warrants for general corporate and working capital purposes. We will have complete discretion over how we may use the proceeds, if any, from any exercise of the warrants.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices.

DILUTION

Our net tangible book value as of September 30 , 2008 was approximately $ 1.28  per share of common stock. Net tangible book value is determined by dividing our tangible book value (total assets less intangible assets including know-how and less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering.

However, we have 1,274,497 warrants outstanding, among which 1,174,497 warrants can be exercised at $2.1456 per share and 100,000 warrants can be exercised at $3.00 per share. These warrants may have a dilutive effect depending on our tangible book value at the time of their exercise.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock, having $0.001 par value per share, is traded on the Over-The-Counter Bulletin Board under the symbol “CVVT.OB.”

On December 19 , 2008, the closing bid quotation for our common stock as reported on the OTCBB was $5.00 .  The bid price reflects inter-dealer quotations, does not include retail markups, markdowns or commissions and does not necessarily reflect actual transactions.

The following table sets forth, for the periods indicated, the high and low bid prices of our common stock.  These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	Closing Bid Prices (1)(2)
	High	Low
Year Ended December 31, 2008
4th Quarter (through December 23, 2008)	$8.00	$1.30
3rd Quarter	$5.00	$3.50
2nd Quarter	$10.00	$2.10
1st Quarter	$10.00	$5.00

	Closing Bid Prices (1)(2)
	High		Low
Year Ended December 31, 2007
4th Quarter		$11.00		$1.50
3rd Quarter (from September 19, 2007)		$4.50		$1.12
2nd Quarter	$	N/A	$	N/A
1st Quarter	$	N/A	$	N/A

Closing Bid Prices (1)(2)
	High		Low
Year Ended December 31, 2006
4th Quarter	$	N/A	$	N/A
3rd Quarter		N/A		N/A
2nd Quarter		N/A		N/A
1st Quarter		N/A		N/A

(1) The above tables set forth the range of high and low closing bid prices per share of our common stock as reported by finance.yahoo.com for the periods indicated.
(2) The stock price was only available since September 19, 2007.

Holders

On December 19 , 2008, there were 140 stockholders of record of our common stock.  The number of record holders does not include persons who held our common stock in nominee or “street name” accounts through brokers.

Dividend Policy

We have never declared dividends or paid cash dividends. Our board of directors will make any future decisions regarding dividends. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the near future. Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our shareholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

We presently do not have any equity based or other long-term incentive programs. In the future, we may adopt and establish an equity-based or other long-term incentive plan if it is in the best interest of the Company and our stockholders to do so.

 MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

The following discussion is an overview of the important factors that management focuses on in evaluating our business, financial condition and operating performance and should be read in conjunction with the financial statements included in this prospectus.  This discussion contains forward-looking statements that involve risks and uncertainties.  Actual results could differ materially from those anticipated in these forward looking statements as a result of any number of factors, including those set forth under the section entitled “Risk Factors” and elsewhere in this prospectus.

Our Business

Through our subsidiaries and certain commercial and contractual relationships and arrangements with other Chinese companies, we operate companies in China that develop, manufacture and distribute valves for a variety of different industries.  We are located in Henan Province but do business throughout China, Southeast Asia, Middle-East as well as Europe.  China Valve engages in the development, manufacture and sales of high quality metal valves for the electricity, petroleum, chemical, water, gas and metal industries.

Our production facility in Kaifeng has an area of more than 61.8 acres.   We are the leader in valve sales for the thermal power and water supply industries, according to the Board Chairman of China Valve Industry Association. We produce over 700 models of valves and service numerous industries, including the thermal power, water supply, municipal construction, sewage disposal, oil and chemical, metallurgy, heat power, and nuclear power industries.

While the United States and Europe have been most affected by the recent financial crisis,  governments throughout the Asia-Pacific region have also taken steps to stabilize their markets. To offset slowing global growth, on November 5, 2008, at the State Council meeting, Premier Wen Jiabao offered a RMB4 trillion ($586 billion) stimulus package for the next two years and announced the government would move to a proactive fiscal and a moderately relaxed monetary policy.

Pursuant to the stimulus package, the Chinese government has committed to launch more projects related to people’s livelihood and infrastructure and decided to invest RMB100 billion ($14.49 billion) in these projects for the fourth quarter of 2008. (source: China Daily). The actions taken by the Chinese government should significantly increase the demand for valve products which are essential for infrastructure construction and will provide market opportunities for the Company.

In addition, although the financial crises have affected Chinese enterprises that rely on overseas market, China Valves has not been materially affected as only less than 10% of our revenue generated from export and the relatively strong domestic market demand has positioned us to continue to grow notwithstanding the current financial crisis.

Management believes that the recent financial crisis in the US and Europe should not have any materially negative impact on our business, and management believes we will benefit from the stimulus plan of the central government of China.

Revenue

Our sales revenue for the nine months ended September 30, 2008 amounted to $46,208,006, which is $20,190,768 or 78% more than that of the same period ended on September 30, 2007, where we had revenue of $26,017,238. The increase of sales revenue was attributed to larger market share, more direct sales centers and distribution channels to serve more industries, increased sales of high value-added products and introduction of new high-end products.

Our revenue increased $11.5 million, or 45%, to $37.0 million in 2007 from $25.6 million in 2006. This increase was primarily driven by a 25% increase in the average selling price of products sold and a 75% increase in the volume of products sold. The increase in average selling price in 2007 was primarily due to the increase in raw material prices, particularly steel metal price, and the increased sales volume was attributable to (1) increase in demand of our products fueled by rapid industrialization and manufacturing development in China, (2) our successful marketing efforts, (3) retaining our existing customers and adding additional large customers, and (4) our expansion into the nuclear power station valve market segment.

Principal Factors Affecting Our Financial Performance

We believe that the following factors affect our financial performance:

• Growth of China’s Urbanization and Industrialization

According to the China Valve Industry Association’s research result, the annual growth rate of the valve industry in China is expected to be 30% for the next 5 years.  This growth is fueled by rapid industrialization and manufacturing industries developing in China.  If this growth continues, we believe that the growth rate of the valve industry will grow at a similar rate and that we will be able to sustain its growth and continue to be a leader in the valve industry in China.

• PRC Regulations

China has looked favorably on the valve production industry and has loosened regulations to promote manufacturing growth in China, which ultimately benefits China Valves and similarly situated companies.

For example, in June, 2007, the State Department of China issued a new policy entitled “Policy to Expedite the Development of China’s Equipment Manufacturing Industry.”  In this policy, the Chinese government stated it will promote the development of China’s equipment manufacturing industry, which includes the valve industry, through, among other things, tax incentives, import/export support and capital support.  The State Council also issued policy to promote constructing more large-scale power plants. As long as China continues to promote economic growth and allow manufacturing companies to grow and expand their operations, we expect our operations will be positively effected by PRC regulations.

Taxation

United States

We are subject to the United States tax at a tax rate of 34%. No provision for the US federal income taxes has been made as we had no taxable income in the United States for the  third quarter of 2008 or the fiscal years 2007 and 2006.

Hong Kong

China Fluid Equipment was incorporated in Hong Kong and is not subject to income taxes under the current laws of Hong Kong.

PRC

A company registered in China is subject to national and local income taxes within China at the applicable tax rate on the taxable income as reported in its PRC statutory financial statements in accordance with relevant income tax laws. Under the Provisional Taxation Regulation of the People’s Republic of China effective before January 1, 2008, income tax was generally payable by enterprises at a rate of 33% of their taxable income.

In 2007, China passed the New EIT Law and its implementing rules, both of which became effective on January 1, 2008. The New EIT Law significantly curtails tax incentives granted to foreign-invested enterprises under the previous law. The New EIT Law, however, (i) reduces the statutory rate of enterprise income tax from 33% to 25%, (ii) permits companies to continue to enjoy their existing tax incentives, adjusted by certain transitional phase-out rules, and (iii) introduces new tax incentives, subject to various qualification criteria.

Substantially all of our income may be derived from dividends we receive from our PRC operating subsidiaries described above. The New EIT Law and its implementing rules generally provide that a 10% withholding tax applies to China-sourced income derived by non-resident enterprises for PRC enterprise income tax purposes. We expect that such 10% withholding tax will apply to dividends paid to us by our PRC subsidiaries but this treatment will depend on our status as a non-resident enterprise. For detailed discussion of PRC tax issues related to resident enterprise status, see “Risk Factors — Risks Associated with Doing Business in China — Under the New EIT Law, we may be classified as a ‘resident enterprise’ of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.”

Our Operating Subsidiaries are classified as resident enterprises under the EIT law.  High Pressure Valve was exempt from income tax in 2007 due to a Kaifeng city tax incentive for the privatization of companies. However, beginning in January 2008 both High Pressure Valve and Zhengdie Valve became subject to an income tax at an effective rate of 25% because High Pressure Valve no longer enjoys the tax incentive and under the EIT law, the uniform rate for enterprise income tax in China is 25% for both domestic and foreign invested enterprises.  The accounting impact of being classified as a resident enterprise beginning in January 2008, the effective date of the EIT law, is that we incurred income taxes of $2,825,542 for the nine month period ended on September 30, 2008, an increase of $1,982,130 or 235.01% from the taxes we incurred in the same 2007 period, which were $843,412.  The impact that this law has on our results of operations for the period ended September 30, 2008 is not material as our sales revenue for the nine months ended September 30, 2008 amounted to $46,208,006, which is $20,190,768 or 78% more than that of the same period ended on September 30, 2007, where we had revenue of $26,017,238.

Results of Operations

The following tables set forth key components of our results of operations for the periods indicated, in dollars and as a percentage of revenue.

(All amounts, other than percentages, in thousands of U.S. dollars)

	Nine Months Ended September 30,		Year Ended December 31,
	2008 (unaudited)	2007 (unaudited)	2007	2006
	(in thousands)		(in thousands)
Sales revenue	46,208	26,017	37,036	25,530
Cost of sales	27,703	15,607	22,050	14,522
Gross profit	18,505	10,410	14,986	11,008
Expenses
General and administrative expenses	4,783	2,392	3,246	2,181
Research and development costs	173	42	105	33
Selling expenses	3,171	1,910	2,999	2,249
Total operating expenses	8,127	4,344	6,349	4,463
Other income	(519)	44	(394)	(14)
Other expense	--	--	22	183
Financial cost			528	538
Income before income taxes	10,897	6,022	8,480	5,838
Income taxes	2,826	843	1,338	1,158
Net income	8,071	5,179	7,142	4,680
As a Percentage of Sales Revenue
Sales revenue	100%	100%	100%	100%
Cost of sales	60%	60%	60%	57%
Gross profit	40%	40%	40%	43%
Expenses
General and a dministrative expenses	10%	9%	9%	9%
Research and development costs	0.4%	0. 2%	0.30%	0.10%
Selling expenses	7%	7%	8%	9%
Total operating expenses	18%	1 7%	17%	17%
Income before income taxes	22%	17%	23%	23%
Income taxes	6%	3%	4%	5%

Net income	17%	20%	19%	18%

Nine Months Ended  September 30, 2008 Compared to Nine Months Ended September 30, 2007

Sales Revenue
Our sales revenue for the nine months ended September 30, 2008 amounted to $46,208,006, which is $20,190,768 or 78% more than that of the same period ended on September 30, 2007, where we had revenue of $26,017,238. Sales volume was 11,449 tonnes for the first nine months of 2008, up 61.5% from 7,088 tonnes in the first nine month of 2007. Sales revenues from the leading products were 70% of the total sales with a profit margin of 43%; sales revenues from newly developed high-end products were $3.94 million, with a profit margin of 43%; sales revenues from exported products were $2.02 million, with a profit margin of 40%; sales revenues from other products were $7.60 million, with a profit margin of 32%. The increase of sales revenue was attributed to larger market share, more direct sales centers and distribution channels to serve more industries, increased sales of high value-added products and introduction of new high-end products. In addition, due to the May 12, 2008 Sichuan earthquake that devastated some of our customers based in Sichuan and affected freight transportation across China, we delayed our second quarter shipments to the current quarter.

Cost of Goods Sold
Cost of goods sold was $ 27,702,722 for the nine month period ended September 30, 2008, an increase of $12,095,606 or 77.50%, as compared to $15,607,116 for the nine month period ended September 30, 2007. Our costs of goods sold increased primarily as a result of the increase in sales, however, we did achieve some economies of scale and therefore our costs of goods sold did not increase as much as our revenues period to period. Cost of sales as a percentage of total revenues were 59.95% and 59.98% for the nine month periods ended on September 30, 2008 and 2007, respectively, a decrease of approximately 0.03%. Although the cost of sales as a percentage of sales revenue went up for the three-month period ended September 30, 2008, we have taken efforts to control the overall costs and keep the percentage steady for the nine-month period ended September 30, 2008 by upgrading our technology, improving our products and improving production efficiency.

Selling Expenses
Selling expenses were $3,170,950 for the nine month period ended September 30, 2008, as compared to $1,910,029 for the same period ended September 30, 2007, an increase of $1,260,921or approximately 66%.  The increase was in line with the increase in sales. The business commission increased 52% which was also in line with the sales revenue .

Operating and Administrative Expenses
Our general and administrative expenses were $ 4,783,324 for the nine month period ended September 30, 2008, as compared to $ 2,391,540 for the same period ended September 30, 2007, an increase of $ 2,391,784 or approximately 100%.  The increase was primarily attributable to the following factors: the expenses on labor insurance increased 140% because we paid one-time social insurance fees for the employees who retired in the beginning of  2008 ; auditing and legal fees related to annual and quarterly filings; traveling expense due to increase in financing activities; research and development fee related to new product development activities.

Income From Operations
Income from operations was $10,377,905 for the nine month period ended September 30, 2008, as compared to $6,066,293 for the same period ended September 30, 2007, an increase of $4,311,612 or approximately 71%. The increase was primarily attributable to increase in sales and gross margin.

Other Income (Expenses)
Total other income was $519,333 for the nine month period ended September 30, 2008, as compared to the net expense of $43,799 for the same period ended September 30, 2007.  The financial expenses for the nine month period ended on September 30, 2008 and 2007 were $0.42 million and $0.49 million, respectively.

Income Taxes
We incurred income taxes of $2,825,542 for the nine month period ended on September 30, 2008.  This is an increase of $1,982,130 or 235% from the taxes we incurred in the same 2007 period, which were $843,412.  We incurred more taxes in the nine months ended September 30, 2008 mostly because of the higher assessable income in the nine month period ended on September 30, 2008 compared to 2007. In addition, our subsidiary, High Pressure Valve no longer enjoys tax exemption as it did in 2007. It is currently subject to regular tax rate of 25%.

Net Income
We earned net income of $8,071,696 for the nine month period ended September 30, 2008.  This is an increase of $2,892,614 or approximately 56% from the same period ended September 30, 2007 which had a net income of $5,179,082.  This increase was primarily attributable to the increase of sales revenue. Due to increased labor insurance costs, professional expense and provision for income taxes, net income did not increase as much as the increase in total sales revenue.

Foreign Currency Translation Gains

We had a foreign currency translation gain of $2.38 million for the nine month period ended September 30, 2008 as compared with a $780,000 currency translation gain in the same period ended September 30, 2007. In July 2005, China reformed its foreign currency exchange policy and allowed the Renminbi to fluctuate as much as 0.3 percent per day against the U.S. dollar.  We use period-end exchange rates in translating our assets and liabilities denominated in Renminbi into U.S. dollars and average exchange rates for the period to translate our income and expenses.  At September 30, 2008, the period end exchange rate was RMB1 to US$0.1459, and  the average exchange rate for the nine month period ended September 30, 2008 was RMB1 to US$0.14337.  At September 30, 2007 and for the nine month period ended September 30, 2007, the exchange rates were RMB1 to US$0.13340 and RMB1 to US$0.13064, respectively .

Fiscal Year Ended December 31, 2007 Compared to Fiscal Year Ended December 31, 2006

Sales Revenue .  Sales revenue increased $11.5 million, or 45%, to $37.0 million in 2007 from $25.6 million in 2006. This increase was primarily driven by a 25% increase in the average selling price of products sold and a 75% increase in the volume of products sold. The increase in average selling price in 2007 was primarily due to the increase in raw material prices, particularly the steel metal price, and the increased sales volume was attributable to (1) increase in demand of our products fueled by rapid industrialization and manufacturing development in China, (2) our successful marketing efforts, (3) retaining our existing customers and adding additional large customers and (4) our expansion into the nuclear power station valve market segment .

Cost of Sales.   Our cost of sales increased $7.5 million to $22.0 million in 2007 from $14.5 million in 2006. The cost of sales, as a percentage of sales revenue, increased from 57% in 2006 to 60% in 2007.  As sales revenue increases, cost of goods sold also increase due to increased purchases of raw materials in order to meet the demand for our products. The slight increase in cost of sales as a percentage of sales revenue is attributable to the increase in costs of materials and labor used in production that we did not pass on to our customers.

Gross Profit.  Our gross profit increased $4.0 million to $15.0 million in 2007 from $11.0 million in 2006. Gross profit as a percentage of net sales revenue decreased from 43.12% to 40.46%. This was primarily driven by higher raw material costs that affected the selling price. As discussed above, this increase is attributable to the increase in costs of materials and labor used in production that we did not pass on to our customers.

General and Administrative Expenses.  Our administrative expenses increased $1.1 million, or 45%, to $3.2 million in 2007 from $2.2 million in 2006. As a percentage of sales revenue, administrative expenses remained consistent, at approximately 9% from 2006 to 2007.

Research and Development Costs.  Our research and development costs consist of amounts spent on developing new products and enhancing our existing products. Our research and development costs increased $71,242, or 214%, to $104,502 in 2007 from $33,260 in 2006. The increase was primarily attributable to (1) update of certain product lines, (2) the increase in our research and development expenses for certain valve products (3) the increase in our research and development expense for our nuclear power station valve products, (4) our increased investment in high end valve products, and (5) our increased spending on developing new products.

Selling Expenses.   Our selling expenses increased to $3.0 million in 2007 from $2.2 million in 2006. As a percentage of sales revenue, our selling expenses have stayed fairly consistent, decreasing by only 1% from 2006 to 2007. The increase in selling expenses is directly related to the increase in sales revenue.  Our addition of five new direct sales offices in Beijing, Shanghai, Tianjin, Chongqing and Chengdu in 2007 also contributed to the increase in our selling expense. To keep up with the Company's business expansion, these new direct sales teams mainly focus on the petrochemical, oil, metallurgical power  and nuclear power  industries as well as large-scale projects.

Total Operating Expenses.  Our total expenses increased $1.9 million to $6.3 million in 2007 from $4.5 million in 2006. As a percentage of sales revenue, our total expenses remained unchanged in 2007 from 2006.

Income Before Income Taxes.  Income from operations before income taxes increased $2.6 million, or  45%, to $8.5 million in 2007 from $5.8 million in 2006. Income from operations before income taxes as a percentage of revenue remained unchanged in 2007 from 2006.

Net Income.  Net income increased $2.5 million, or 53%, to $7.1 million in 2007 from $4.7 million in 2006 due to an overall increase in revenue.

Foreign Currency Translation Gains

We had a foreign currency translation gain of $1.87 million for the fiscal year 2007 as compared with $823,057 currency translation gain in the fiscal year 2006.

Allowance for Doubtful Debts

Our trade receivables net of allowance for doubtful accounts were $16.8 million as of December 31, 2007, an increase of $7.7 million, or 80%, from $9.1 million as of December 31, 2006. Our allowance for doubtful accounts totaled $274,167 as of December 31, 2007. We had no allowance for doubtful debts as of December 31, 2006.

The increase of our trade receivables was mainly due to overall increase in sales revenue.  Generally we consider a trade receivable as a doubtful account only if it remains uncollected for more than one year from due date.  Our allowance for doubtful debts accounts for an insignificant portion of the receivable balance in spite of the increasing trade receivable balance throughout the reporting periods because almost all the outstanding debts were aged less than one year. Many of our customers have long business relationships with us and good settlement histories. In the absence of significant bad debt experience, we consider the existing provisioning policy as adequate.

 Liquidity and Capital Resources

As of September 30 , 2008, we had cash and cash equivalents of $ 27,859,871 .  The following table sets forth a summary of our cash flows for the periods indicated:

	Nine Months Ended September 30,		Year Ended December 31,
	2008 (Unaudited)	2007 (Unaudited)	2007	2006
	(in thousands)		(in thousands)
Net cash (used in) / provided by operating activities	2,293	6,909	4,178	(3,310)

Net cash (used in) investing activities	(4,919)	(3,776)	(2,090)	(2,184)

Net cash (used in) / provided by financing activities	27,437	(6,723)	(4,962)	9,280

Effect of exchange rate changes on cash and cash equivalents	276	34	57	331

Net increase/(decrease) in cash and cash equivalents	25,087	(3,556)	(2,817)	4,117

Cash and cash equivalents at the beginning of period	2,773	5,591	5,591	1,474

Cash and cash equivalents at the end of period	27,860	2,035	2,774	5,591

As of December 31, 2007, we had cash and cash equivalents of $2.77 million and restricted cash of $40,856. The following table provides detailed information about our net cash flow for all financial statements periods for 2006 and 2007.

(dollars in thousands)

	Years Ended December 31,
	2006	2007
	(dollars in thousands)
Net cash (used in) provided by operating activities	$(3,310)	$4,178
Net cash used in investing activities	(2,184)	(2,091)
Net cash provided by (used in) financing activities	9,280	(4,962)
Effect of foreign currency translation on cash and cash equivalents	331	57
Net cash flow	4,117	(2,817)

Cash has historically been generated from operations as well as short-term loans from various sources, which has provided sufficient liquidity to support our working capital requirements, planned capital expenditures, completion of current and future reorganization and acquisition-related programs, and debt obligations.

Operating Activities

Net cash provided by operating activities was $2,292,751 in the nine months ended September 30, 2008, compared to net cash provided by operating activities of $5,586,774 in the same period in fiscal year 2007. The decrease of $3,294,023 in operating activities was primarily attributable to decreases in inventory purchases, other payables due to third parties, customer deposits and an increase in income taxes paid for the nine months ended September 30, 2008.

Prices of raw materials such as steel and iron experienced significant increases during the period June 2007 to September 2008. The company purchased larger amounts of raw materials in the first half of 2008 at a favorable price to mitigate the impact of increased costs of raw materials and to meet the sales increase in the same period.

The increase in account receivables - trade was attributable to increased revenue. Our sales revenue increased by $20.2 million, or 78% to $46.2 million for the nine-month period ended September 30, 2008 from $26.0 million for the same period in 2007.

The decrease in customer deposits was attributable to our increasing number of repeat customers with good credit histories from whom we do not request deposits, based on their good credit history. These customers accounted for 60% to 70% of our customer base.

The increase of other receivables was mainly attributable to increased cash advances to sales staff as a result of the sales volume increase.

Net cash provided by operating activities was $4.2 million in 2007, as compared to net cash used in operating activities of $3.3 million in 2006. The increase was mainly due to our substantial increase in sales revenue.

Investing Activities

Net cash used in investing activities increased from $3,775,757 in the nine months ended September 30, 2007, to $4,919,180 in the same period in fiscal year 2008.  The net cash used in investing activities during the period ended September 30, 2008, was primarily used for purchase of additional machinery and spending on construction related costs. The Company has just started on a construction project to build a new manufacturing facility, which is expected to be completed by early 2009.

Net cash used in investing activities in 2007 was $2.1 million, as compared to $2.2 million in 2006. The decrease of net cash used in investing activities was mainly attributable to fewer equipment purchases in 2007.

Financing Activities

Net cash provided by financing activities was $ 27,437,058   in the nine months ended  September 30, 2008, compared to net cash used in finance activities of $5,401,554 in the same period in fiscal year 2007. The increase in net cash provided by financing activities is primarily attributable to the receipt of $27,416,363 through the issuance of stock in a private placement completed in August 2008.

On August 26, 2008, we completed a private placement of our common shares to certain accredited investors for 29,900,001 in gross proceeds, resulting in $27,416,363 in net proceeds after payment of $2,483,638 in offering expenses. Of the $27,416,363 net proceeds, $1,500,000 is still held in escrow as of September 30, 2008 pending satisfaction of a covenant related to the qualification of board members. The amount of $1,500,000 was released to the Company as of December 12, 2008. The Company expects to use most of the proceeds from its recent private placement to acquire other companies.

Net cash used in financing activities in 2007 totaled $4.9 million as compared to net cash provided by financing activities of $9.3 million in 2006. The decrease in net cash from financing activities is attributable to repayment of all of our notes payable, totaling $4.3 million in 2007.  Since we were able to receive substantial cash from our revenue, our borrowing activity decreased and we paid off our notes payable.

Our debt to equity ratio was 0.74 as of December 31, 2007 as compared to 1.14 as of December 31, 2006. We believe we have greatly improved our company’s position by decreasing our borrowings. We plan to maintain our debt to equity ratio below 85%, increase long-term loans, decrease short-term loans and increase the ratio of the borrowing in foreign currency to take advantage of the expected increase of the value of the Renminbi against the U.S. dollar.

As of December 31, 2007, the maturities for our bank loans are all below one year, except for a $1.1 million long term loan from Zhengzhou Shangjie Credit Union due in 2009.

Capital Expenditures

The capital expenditures in the nine months ended September 30, 2008 and 2007 and the fiscal years ended December 31, 2007 and 2006 are set forth below. Our capital expenditures were used primarily for plant construction and purchases of equipment to expand our production capacity. The table below sets forth the breakdown of our capital expenditures by use for the periods indicated .

	Years Ended December 31,			Nine Months Ended September 30,
	2007	2006		2008	2007
	(in thousands)			(in thousands)
Construction costs	$768		$94	$1,443	$499
Purchase of equipment	$629		$1,486	$1,800	$2,998
Advance on equipment & construction fee	$312	$		$1,486	$278
Total capital expenditure	$1,709		$1,580	$4,729	$3,775

We estimate that our total capital expenditures in fiscal year 2008 will reach approximately $10 million, most of which will be used to construct a new plant in Kaifeng to increase our production capacity. The expenditures will also be used for equipment purchases, such as those for ultra-supercritical thermal power projects.

We used part of the net proceeds of $27 million from the private placement to fund the new manufacturing facility construction which has a 2008 budgeted cost of $6.7 million. As of September 30, 2008, we had spent $1.4 million on the construction cost. We also spent $3.3 million on the purchase of equipment through September 30, 2008. The total capital expenditures in 2008 will be approximately $10 million .  Other than the contractual obligations and commercial commitments set forth above, we did not have any other long-term debt obligations, operating lease obligations, capital commitments, purchase obligations or other long-term liabilities as of September 30, 2008.

Critical Accounting Policies

Our consolidated financial information has been prepared in accordance with U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect (1) the reported amounts of our assets and liabilities, (2) the disclosure of our contingent assets and liabilities at the end of each fiscal period and (3) the reported amounts of revenues and expenses during each fiscal period. We continually evaluate these estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and reasonable assumptions, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

When reviewing our financial statements, the following should also be considered: (1) our selection of critical accounting policies, (2) the judgment and other uncertainties affecting the application of those policies, and (3) the sensitivity of reported results to changes in conditions and assumptions. We believe the following accounting policies involve the most significant judgment and estimates used in the preparation of our financial statements.

Revenue Recognition

The Company’s revenue recognition policies are in compliance with Staff Accounting Bulletin (“SAB”) 104. Sales revenue is recognized when all of the following have occurred: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price is fixed or determinable, and (iv) the ability to collect is reasonably assured. These criteria are generally satisfied at the time of shipment when risk of loss and title passes to the customer.

The Company recognizes revenue when the goods are delivered and title has passed. Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT). All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 17% of the gross sales price or at a rate approved by the Chinese local government. This VAT may be offset by the VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product.

Foreign Currency Translation and Other Comprehensive Income

The reporting currency of the Company is the US dollar. The functional currency of its Chinese operating entities Henan Kaifeng Pressure Valve Co., Ltd. and Zhengzhou City Zhengdie Valve Co., Ltd is Renminbi (RMB).

For the subsidiaries whose functional currencies are other than the US dollar, all assets and liabilities accounts were translated at the exchange rate on the balance sheet date; stockholder's equity is translated at the historical rates and items in the income and cash flow statements amounts are translated at the average rate for the year. Because cash flows are calculated based using the average translation rate, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders’ equity. The resulting translation gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Accumulated other comprehensive income in the consolidated statement of shareholders’ equity amounted to $3,173,745 and $1,304,099 as of December 31, 2007 and 2006, respectively. The balance sheet amounts with the exception of equity at December 31, 2007 and 2006 were translated at 7.29 RMB and 7.80 RMB to $1.00 USD, respectively. The average translation rates applied to income and cash flow statement amounts for the year ended December 31, 2007 and 2006 were 7.59 RMB and 7.96 RMB to $1.00, respectively.

Income Taxes

The Company adopted Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS 109) that requires recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consist of taxes currently due plus deferred taxes. Since the Company had no operations within the United States there is no provision for US income taxes and there are no deferred tax amounts as of  September 30, 2007 and 2006.

The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date. Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

The Company adopted FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no affect on the Company’s financial statements.

Warranties

We typically warrant all of our products. It is the Company’s policy to replace parts if they become defective within one year after deployment at no additional charge.  Historically, failure of product parts due to materials or workmanship is rare. Therefore, at  September 30, 2008 and December 31, 2007, the Company made no provision for warranty claims for our products.  Management continuously evaluates the potential warranty obligation. Management will record the expenses related to the warranty obligation when the estimated amount become material at the time revenue is recorded.

Concentrations Risks

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC's economy. The Company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Cash includes cash on hand and demand deposits in accounts maintained with state owned banks within the People’s Republic of China and Hong Kong. Total cash (including restricted cash balances) in these banks on December 31, 2007 and 2006 amounted to $2,814,118 and $5,591,211, respectively, of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

Five major suppliers represented approximately 38% and 30% of the Company’s total purchases for the years ended December 31, 2007 and 2006, respectively. Five customers accounted for 5% and 15% of total accounts receivable as of December 31, 2007 and 2006 respectively.

Accounts Receivable And Allowance For Doubtful Accounts

The Company’s business operations are conducted in the PRC. During the normal course of business, the Company extends unsecured credit to its customers by selling on various credit terms. Management reviews its accounts receivable on a quarterly basis to determine if the allowance for doubtful accounts is adequate. An estimate for doubtful accounts is recorded when collection of the full amount is no longer probable. The Company’s existing reserve is consistent with its historical experience and considered adequate by the management.

Fair Value of Financial Instruments

The Company adopted SFAS No. 157, “Fair Value Measurements” on January 1, 2008. SFAS No. 157 defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for receivables and payables qualify as financial instruments and are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.  The three levels are defined as follows:

Level 1   inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2   inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3   inputs to the valuation methodology are unobservable and significant to the fair value.

The Company invested in China Perfect Machinery Industry Co., Ltd. in 1996 and Kaifang Commercial Bank in 1997.   These long term investments are carried at the lower of cost or market value and amounted to $ 762,430 and $714,485 as of September 30 , 2008 and December 31, 2007, respectively.  There is no quoted or observable market price for the joint venture interest or other similar joint ventures; therefore, the Company used level 3 inputs for its valuation methodology.   Based on its proportionate share of the underlying book value of the investees, the Company believes the fair value of the investments is at least equal to the original cost at which they are carried.

Goodwill

We test goodwill for impairment annually and whenever events or circumstances make it more likely than not that impairment may have occurred, such as a significant adverse change in the business climate or a decision to sell or dispose of all or a portion of a reporting unit. Our two operating subsidiaries are considered separate reporting units for purposes of this evaluation. Determining whether an impairment has occurred requires valuation of the respective reporting unit, which we estimate using a discounted cash flow method. In applying this methodology, we rely on a number of factors, including actual operating results, future business plans, economic projections and market data.

We test other identified intangible assets with defined useful lives and subject to amortization by comparing the carrying amount to the sum of undiscounted cash flows expected to be generated by the asset. We test any other intangible assets with indefinite lives annually for impairment using a fair value method such as discounted cash flows.

Changes in Accounting Standards

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115 (“FAS 159”). FAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective of FAS 159 is to provide opportunities to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply hedge accounting provisions. FAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The Company adopted SFAS No. 159 on January 1, 2008. The Company chose not to elect the option to measure the fair value of eligible financial assets and liabilities.

In June 2007, the FASB issued FASB Staff Position No. EITF 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for use in Future Research and Development Activities” (“FSP EITF 07-3”), which addresses whether nonrefundable advance payments for goods or services that used or rendered for research and development activities should be expensed when the advance payment is made or when the research and development activity has been performed.  The Company adopted FSP EITF 07-3 and expensed the research and development as incurred.

In December 2007, the FASB issued SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51”. SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective for the fiscal year beginning after December 15, 2008. The management is in the process of evaluating the impact SFAS 160 will have on the Company’s financial statements upon adoption.

In December 2007, Statement of Financial Accounting Standards No. 141(R), Business Combinations, was issued. SFAS No. 141R replaces SFAS No. 141, Business Combinations. SFAS 141R retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions.

This replaces SFAS 141’s cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. SFAS 141R also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with SFAS 141R). SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. The Company is currently evaluating the impact that adopting SFAS No. 141R will have on its financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133”,  (“SFAS 161”) which requires additional disclosures about the objectives of the derivative instruments and hedging activities, the method of accounting for such instruments under SFAS 133 and its related interpretations, and a tabular disclosure of the effects of such instruments and related hedged items on our financial position, financial performance, and cash flows. SFAS 161 is effective for us beginning January 1, 2009. The Company is currently evaluating the impact that adopting SFAS 161 will have on its financial statements.

In April 2008, the FASB issued 142-3 “Determination of the useful life of Intangible Assets”, which amends the factors a company should consider when developing renewal assumptions used to determine the useful life of an intangible asset under SFAS142. This Issue is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. SFAS 142 requires companies to consider whether renewal can be completed without substantial cost or material modification of the existing terms and conditions associated with the asset. FSP 142-3 replaces the previous useful life criteria with a new requirement—that an entity consider its own historical experience in renewing similar arrangements. If historical experience does not exist, then the Company would consider market participant assumptions regarding renewal including 1) highest and best use of the asset by a market participant, and 2) adjustments for other entity-specific factors included in SFAS 142. The Company is currently evaluating the impact that adopting SFAS No.142-3 will have on its financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). The Company is currently evaluating the impact that adopting SFAS No. 141R will have on its financial statements.

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts, an interpretation of FASB Statement No. 60.” The scope of this Statement is limited to financial guarantee insurance (and reinsurance) contracts, as described in this Statement, issued by enterprises included within the scope of Statement 60. Accordingly, this Statement does not apply to financial guarantee contracts issued by enterprises excluded from the scope of Statement 60 or to some insurance contracts that seem similar to financial guarantee insurance contracts issued by insurance enterprises (such as mortgage guaranty insurance or credit insurance on trade receivables). This Statement also does not apply to financial guarantee insurance contracts that are derivative instruments included within the scope of FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This Statement will not have and impact on the Company’s financial statements.

In June 2008, the FASB issued Emerging Issues Task Force Issue 07-5 “Determining whether an Instrument (or Embedded Feature) is indexed to an Entity’s Own Stock” (“EITF No. 07-5”). This Issue is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Paragraph 11(a) of Statement of Financial Accounting Standard No 133 “Accounting for Derivatives and Hedging Activities” (“SFAS 133”) specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company’s own stock and (b) classified in stockholders’ equity in the statement of financial position would not be considered a derivative financial instrument. EITF No.07-5 provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the SFAS 133 paragraph 11(a) scope exception. This standard triggers liability accounting on all options and warrants exercisable at strike prices denominated in any currency other than the functional currency of the operating entity in China (Renminbi). We issued a warrant to purchase 100,000 shares of our Common Stock to CCG Investors Relation Partners LLC on December 12, 2007.  On August 26, 2008, we issued to Brean Murray, Carret & Co., LLC and Rosewood Securities, LLC warrants to purchase an aggregate of 1,174,497 shares of the Common Stock. All of the shares underlying the warrants are being registered by this prospectus and are denominated in U.S. dollars. Accordingly, the Company will be required to account for these warrants as derivative instrument liabilities and mark to market their value each period.

In June 2008, FASB issued EITF Issue No. 08-4, “Transition Guidance for Conforming Changes to Issue No. 98-5 (“EITF No. 08-4”)”. The objective of EITF No.08-4 is to provide transition guidance for conforming changes made to EITF No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, that result from EITF No. 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments”, and SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. This Issue is effective for financial statements issued for fiscal years ending after December 15, 2008. Early application is permitted. This Statement will not have any impact on the Company’s financial statements.

Off-Balance Sheet Arrangement

We do not have any off-balance sheet arrangements.

Seasonality

Our operating results and operating cash flows historically have not been subject to seasonal variations. This pattern may change, however, as a result of new market opportunities or new product introductions.

CORPORATE STRUCTURE AND HISTORY

We are a Nevada holding company for several direct and indirect subsidiaries in China. Our principal operations in China are conducted through High Pressure Valve and Zhengdie Valve which are held by our direct wholly-owned subsidiary Henan Tonghai Fluid, a PRC company and China Fluid Equipment, a Hong Kong corporation.  Henan Tonghai Fluid and China Fluid Equipment have no active business operations other than their ownership of High Pressure Valve and Zhengdie Valve.

The following chart reflects our organizational structure as of the date of this prospectus.

Our Corporate History

We were originally incorporated on August 1, 1997 in the State of Nevada under the name Intercontinental Resources, Inc.  Our name has been changed several times over the years and our current name is China Valves Technology, Inc.  We had no active operations during the period from 2001 until December 18, 2007, at which time we entered into a Stock Purchase Agreement and Share Exchange Agreement, or the Exchange Agreement, with China Valve Samoa, a company incorporated under the laws of Samoa on June 6, 2007, and with China Valve Samoa’s sole shareholder Mr. Siping Fang.  Pursuant to the Exchange Agreement, we acquired all of the outstanding capital stock of China Valve Samoa from the sole shareholder for an aggregate of 40,000,000 shares, or 99.8% of our common stock and a cash payment by China Valve Samoa of $490,000. Pursuant to the Exchange Agreement, on December 18, 2007, we filed with the Secretary of State for the state of Nevada a Certificate of Amendment to our Certificate of Incorporation changing our name to “China Valves Technology, Inc.” to better reflect our business plan.

In our Form 10-K for the fiscal year ended December 31, 2007 filed with the Commission on March 31, 2008, or the Form 10-K, the acquisition of China Valves Samoa was treated as a reverse acquisition and recapitalization of the Company (the legal acquirer), whereby China Valve Samoa (the legal acquiree) was deemed to be the accounting acquirer and the Company was the accounting acquiree.

Accordingly, the historical financial statements for periods prior to December 16, 2007 are those of China Valve Samoa, including the Operating Subsidiaries (as defined below), except that the equity section and earnings per share were retroactively restated to reflect the reverse acquisition.  The audited consolidated financial statements of China Valve Samoa as of December 31, 2005 and 2006, and the unaudited condensed consolidated financial statements of China Valve Samoa as of September 30, 2007 and for the nine months ended September 30, 2007, were previously filed as exhibits on Form 8-K.  The audited consolidated financial statements of the Company as of December 31, 2007 were included in the Form 10-K and the unaudited condensed consolidated financial statements of the Company as of March 31, 2008, June 30, 2008 and September 30, 2008 and for the three, six and nine month periods ended March 31, 2008, June 30, 2008 and September 30, 2008 were included in the Company’s Form 10-Q for those periods, filed with the Commission on May 15, 2008, August 14, 2008 and November 14, 2008 , respectively.

Following our acquisition of China Valves Samoa (and indirectly, the Operating Subsidiaries) and in anticipation of our August 2008 private placement transaction, we developed a group reorganization plan to ensure that the manner in which we acquired our Operating Subsidiaries complied with PRC merger and acquisition, or M&A, related regulations.  The group reorganization plan involved modifying our acquisition of our Operating Subsidiaries previously acquired as a result of our acquisition of China Valves Samoa and the concurrent re-acquisition of the Operating Subsidiaries through newly established entities incorporated by Bin Li (a person then unaffiliated with the Company, but who is the first cousin of our Chairman Siping Fang) which entities were then transferred to the Company. Bin Li is a Canadian citizen.

These M&A regulations were promulgated on August 8, 2006 by six Chinese regulatory agencies (including the PRC Ministry of Commerce, or MOFCOM, and China Securities Regulatory Commission, or CSRC).  The jointly issued M&A regulations, known as Circular 10, were captioned “Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors” and they became effective on September 8, 2006.  Under Circular 10, an offshore special purpose vehicle, or SPV, formed for purposes of overseas listing of equity interests in China-based companies and controlled directly or indirectly by Chinese companies or individuals must obtain the approval of the CSRC prior to the listing of such SPV’s securities on an overseas stock exchange.  Circular 10 also requires approval from MOFCOM for “round-trip” investment transactions in which a China-based company or a PRC resident, or Acquirer, using an offshore entity controlled by the Acquirer, acquires any PRC local company that is an affiliate of the Acquirer.  The group reorganization plan was designed in consultation with our PRC legal advisors to ensure that the acquisition of the Operating Subsidiaries was completed in a manner that did not need us to obtain CSRC or MOFCOM approvals.

As part of the original acquisition of the Operating Subsidiaries, China Valve Samoa’s wholly owned subsidiary, China Valve Hong Kong, which was incorporated on June 11, 2007, established Henan Tonghai Valve, a wholly-owned subsidiary, in the People’s Republic of China, on September 5, 2007.  Neither China Valve Samoa nor China Valve Hong Kong had any active business operations other than their ownership of Henan Tonghai Valve.  Henan Tonghai Valve acquired 100% of the equity of the Operating Subsidiaries from Mr. Siping Fang, the Chief Executive Officer of the Company, and the other individual owners of those companies.  The acquisition of the Operating Subsidiaries by Henan Tonghai Valve was considered to be a transaction between entities under common control.

Pursuant to a group reorganization plan, on April 1 and 3, 2008, the Company transferred 100% of the equity of the Operating Subsidiaries back to Mr. Fang and the other original owners, with the intention that Mr. Fang would thereafter transfer the Operating Subsidiaries to a new entity incorporated by Mr. Bin Li, and that Mr. Li would then sell such entity to the Company for nominal consideration, thereby allowing the Company to reacquire legal ownership of the Operating Subsidiaries, in a manner that did not need us to obtain CSRC or MOFCOM approvals.

On April 10, 2008, Mr. Fang sold 24,300,000 shares of the Company’s common stock beneficially owned by him (the "Shares") and which he had received in the exchange transaction involving China Valves Samoa described above, to Mr. Li for HKD $10,000.  In connection with his acquisition of the shares, Mr. Li issued to Mr. Fang a HKD $10,000 note.  The note, which does not bear interest, is due sixty days after a written demand for payment is made by Mr. Fang to Mr. Li, provided that such demand is made on or after October 15, 2008.  The sale represents a change of control of the Company and the Shares acquired by Mr. Li represent approximately 60.75% of the issued and outstanding capital stock of the Company calculated on a fully-diluted basis.  Prior to the transaction, Mr. Li was not affiliated with the Company.  However following the acquisition, Mr. Li was deemed an affiliate of the Company as a result of his stock ownership interest in the Company.  In connection with Mr. Li’s acquisition of the Shares from Mr. Fang, Mr. Fang and Mr. Li entered into an Earn-In Agreement (the “Earn-In Agreement”), pursuant to which Mr. Fang obtained the right and option to re-acquire the Shares back from Mr. Li, subject to the satisfaction of four conditions, namely,  (A) Mr. Fang will have the option to re-acquire 12,150,000 of the Shares, upon the later occurrence of either (i) the date that is six months after April 10, 2008 or (ii) the date upon which Mr. Fang and Henan Tonghai Valve enter into a binding employment agreement for a term of not less than five years for Mr. Fang to serve as Henan Tonghai Valve’s chief executive officer and chairman of its board of directors; (B) Mr. Fang will have the option to re-acquire 4,050,000 of the Shares upon the declaration of effectiveness of a registration statement filed by the Company under the Securities Act of 1933, as amended; (C) Mr. Fang will have the option to re-acquire 4,050,000 of the Shares when Henan Tonghai Valve and its subsidiaries achieve after-tax net income of not less than $3,000,000, as determined under United States Generally Accepted Accounting Principles (“GAAP”) consistently applied for the six-month period ended June 30, 2008; and (D) Mr. Fang will have the option to re-acquire 4,050,000 of the Shares when Henan Tonghai Valve achieves not less than $7,232,500 in pre tax profits, as determined under GAAP for the fiscal year ended December 31, 2008.  These conditions would be able to be satisfied only if the Company reacquires and operates the Operating Subsidiaries.  The sale of Mr. Fang’s common stock and the Earn-In Agreement were disclosed in a Current Report on Form 8-K filed with the Commission on April 16, 2008.  The purpose of the Earn-In Agreement is to ensure that the manner in which Mr. Fang obtains his ownership interest in the Company complies with PRC regulations.  At the time of the Agreement, it was fully expected that the conditions under which the shares would be returned to Mr. Fang would be able to be met.  At this time, conditions (A) and (C) have been satisfied and it is expected, based on the Company’s current operating results, that condition (D) will be met.  Although it is recognized that there is no assurance that condition (B) can be met, the Company will obviously endeavor to take whatever steps are necessary to achieve effectiveness of the registration statement.  If and when that happens, Mr. Fang will regain ownership of all the shares in the Company that he originally acquired when he transferred to the Company his interest in the Operating Subsidiaries.  The Earn-In Agreement will simply enable Mr. Fang to regain ownership of the Company’s shares originally transferred by him to Mr. Li as part of the reorganization arrangements and, accordingly, the Company does not believe his re-acquisition of those shares from Mr. Li represents compensation cost to the Company, as the Company had previously issued those shares to him in exchange for his interest in the Operating Subsidiaries.

Pursuant to the group reorganization plan, Mr. Li established China Fluid Equipment on April 18, 2008, to serve as the 100% owner of a new PRC subsidiary, Henan Tonghai Fluid. On June 30, 2008, Henan Tonghai Fluid acquired the Operating Subsidiaries from Mr. Fang and the other original owners.  The acquisitions were consummated under the laws of the PRC.  The former Hong Kong holding company, China Valve Hong Kong and its subsidiary Henan Tonghai Valve, which no longer held any assets, are in the process of being dissolved.

On July 31, 2008, the Company and Mr. Li completed the reorganization plan when Mr. Li transferred all of the capital stock of China Fluid Equipment to the Company pursuant to an Instrument of Transfer for a nominal consideration of HKD$10,000 (approximately $1,281).  As a result of these transactions, the Operating Subsidiaries are again the Company’s indirect wholly-owned subsidiaries.

As part of these reorganization transactions, no significant amounts were paid to or received from Mr. Fang or Mr. Li.  Mr. Li was not at risk during these transactions and no new capital was introduced.  As a result, no new basis in the net assets of the Operating Subsidiaries was established.  During this reorganization, Mr. Fang continued to serve as Chairman and Chief Executive of the Company and, together with other management of the Company, continued to direct both the day-to-day operating and management of the Operating Subsidiaries, as well as their strategic direction.  Because of this operating and management control and because the reorganization plan effectively resulted in the Company continuing to bear the residual risks and rewards related to the Operating Subsidiaries, the Company continued to consolidate the Operating Subsidiaries during the reorganization .

OUR BUSINESS

Overview

China Valves Technology, Inc., formerly known as Intercontinental Resources, Inc., through its direct and indirect subsidiaries, focuses primarily on the development, manufacture and sale of high-quality metal values for the electricity, petroleum, chemical, water, gas and metal industries in China.

Our operations are headquartered in Kaifeng, Henan Province, PRC.  Our two Chinese operating subsidiaries are Zhengdie Valve and High Pressure Valve.

Our sales revenue and net income were $37,036,282 and $7,142,592, respectively, during the fiscal year ended December 31, 2007, and $25,530,183 and $ 4,679,379, respectively, during the same period in 2006.

Our Industry

China is currently experiencing growth in urbanization and heavy industrialization.  The Company believes that increased demand for energy and water treatment in urban centers will increase demand for valve products. According to the China Valve Industry Association’s research, sales of valve products in the Chinese domestic market in 2007 reached $6.97 billion, an increase of 30% from the previous year, and the Chinese market is expected to increase at an annual rate of more than 30% for the next 5 years.

According to the China Valve Industry Association’s research, the valve market is divided into five primary segments: (i) power; (ii) petrochemical; (iii) oil; (iv) water supply; and (v) metallurgy, which account for approximately 21％, 12％, 24.5％, 14％ and 8％ of market share, respectively.  All other valve products account for the remaining 18.5%.

1.  Power industry

Thermal power

The power industry has experienced rapid growth since the founding of the PRC, aided particularly by economic reforms by the Chinese government and the opening of the Chinese market to the outside world. In 2006, total installed capacity achieved 600 million KW and generated electricity volume of 284 million KWh, both of which were the highest in the world.  Although overall installed capacity is relatively sufficient, the structure of such units has been inefficient.

Small thermal power generating units account for approximately 70% of total capacity, however, the above-300 KW units account for less than 30% of the total. Compared to technology used in developed countries, technology used in the PRC is falling far behind.  Equipment is outdated and the majority of thermal power units are sub-critical pressure and super-critical pressure units. These units have high coal consumption, low efficiency and high pollution, which lead to environmental and energy-saving problems.  Based on the current development of the Chinese domestic power market, in 2010 China power generating installed capacity should reach approximately 950 million KW and thermal power installed capacity should reach approximately 550-600 million KW. Thermal power installed capacity has been increasing by over 30 million KW annually.

The focus of thermal power industry development is primarily on adjusting and optimizing thermal power units. High-temperature, high-pressure and high-parameter thermal power generating units have high-thermal efficiency, good economic results and light pollution, which is good for environmental protection and energy saving.  600 MW thermal power generating units have had the lowest demand in China. There has been a trend toward 1000 MW supercritical pressure units and these units are expected to become more prevalent in the future.  Currently in China, there are sixteen projects that are under construction or are scheduled to commence operation in the near future.  These include facilities at Zhejing Ninghai, Waigaoqiao, Wuhu, Pingdingshan and Shanxi Zhangze, with a total capacity of 34 million KW of 34 units. High Pressure Valve is the sole company that would have the capacity to manufacture valves used for ultra-critical thermal power generating units.  We expect to have an extensive market share in the supercritical pressure unit market.

Nuclear power

There are about 500 nuclear power generating units in the world, 11 of which have been built in China with total installed capacity of 8.7 million KW.  Presently, six nuclear power generating units having a capacity of over a million KW are planned to be built at the Sanmen nuclear power station and four nuclear power generating units are planned at the Tianwan nuclear power station. Based on the Chinese State Energy Plan, by 2020 approximately 20 nuclear power generating units are proposed to be established in Lingdong in Shenzhen, Yangjiang, Taishan, Peiling, Chongqing and Dalian, with an aggregate capacity of 40 million KW, or 4-5% total installed capacity.  Demand for valves used in the nuclear power industry is higher than demand in the thermal power industry for power stations having similar capacity.  A nuclear power station with two sets of one million KW nuclear power generating units typically requires approximately 30,000 units of valves. Based on an increase of 2.5 million KW of nuclear power generating units per year, we estimate that the average annual demand for valves used in the nuclear power industry will reach 38,000 units.  Based on the target power generation increases set forth in the Eleventh Five-Year Plan of the Chinese government, the 2006 Report estimated that the demand for valves in the nuclear power industry will reach RMB 3 billion by 2010, with an average annual amount of RMB 0.6 billion from 2006 to 2010.  In addition, the 2006 Report estimated that the market for repairs of valves is approximately RMB 150 million per year.

2.  Petrochemical and oil industries

During the period of the Eleventh Five-Year Plan, the focus of the large-scale ethane and fertilizer industry is on developing 80-100 mil-mt/year projects, including build-out and transformation of existing 40-45 mil-mt/year equipment/facilities and building new large-scale ethane equipment/facilities. During this period, the large-scale ethane equipment of 40-45 mil-mt/year in Daqing, Jilin and Maoming will be transformed into equipment of 80 mil-mt/year. Additionally, large-scale ethane equipment projects of 80 mil-mt/year in Tianjin and 100 mil-mt/year in Zhenhai are expected to be implemented.  It is anticipated that several sets of new large-scale 80 mil-mt/year ethane equipment projects will be built by joint investment and joint venture.  The 2006 Report stated that the market for large-scale ethane key equipments, such as special valves and high-temperature valves for ethane fission gas, which are currently still imported into the PRC, will increase within the PRC.

It is anticipated that prior to 2010, the newly established large-scale gas pipeline would reach a capacity of above 20,000 km and the demand for large caliber high-pressure gas pipeline ball valves will be approximately 20,000 units. The segment of the Sino-Russian oil pipeline that is located in China requires 300 units of electromotion DN caliber pipeline valves.  During the eleventh five-year plan period, crude high-pressure oil pipelines of 5,000 km are planned to be built, which will require approximately 3,000 units of high-pressure DN caliber pipeline valves. Additionally, the PRC is expected to develop the LNG station, which should generate large demand for various types of low-temperature valves. The majority of high-standard special valves involved in large-scale gas projects are from imports. It is necessary for us to strengthen research and development of high-temperature, high-pressure and grind-resist valves in order to meet demands for development of the coal-liquefied industry.

3.  Water supply industry

American Watts Water Technologies Group, a leading manufacturer of equipment for water treatment internationally, anticipates that the total demand for valves in China to be used in the water supply industry will be RMB 10 billion.  The 2006 Report stated that the budgeted amount for valves for the 70 km segment of the north-south water transfer project in Beijing from suburban Beijing to downtown Beijing alone is more than RMB ten million.  In addition, the scalable hydroelectric power supply project is not only an immediate project but also a long-term task. Major projects such as gas transportation between western and eastern regions of the PRC, the transformation of the old industry base, construction of downtown pipe network in major cities, residential building, and wastewater treatment and water conservancy should also generate tremendous demand for valves.

According to the 2006 Report, the total demand for valves will reach $12 billion by 2010. The Chinese government is expected to put an emphasis on construction of basic infrastructure for water, electricity, gas and heat in order to ensure continuous economic development and meet the requirement of improving people’s living standard.  This construction should generate huge demand for valves.  China’s valve market is expected to keep developing. We expect to keep working on how to utilize all the tangible and intangible resources to expand and strengthen our products and increase market share.

Our Competitive Strengths

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Broad range of products and leading brands.    We believe that we have the most comprehensive range of valve products in our industry and enjoy leading market positions based on the estimated market share of our key products, broad brand recognition and a strong reputation for quality and service within the markets we serve.

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Low-cost and high quality manufacturing capabilities.    We have daily production capacity for 23 tons of high quality valves and 15 tons of high pressure and high temperature valves.  We believe our historical capital investment in manufacturing technologies helps us reduce the costs of producing our products. We focus on manufacturing and selling high quality valves at competitive prices.  We believe we have price advantage over most of our competitors.

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Highly experienced and incentivized research and development team.  We have a R&D department composed of 114 engineers with many years of experience.  We are committed in developing new products, we have in recent months generally launched a new model every two months.

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Highly experienced, proven management team. We are led by an experienced     management team with a long and successful track record, enabling us to recognize and capitalize upon attractive opportunities in our key markets. Our 15 most senior members of the management team have an average of over 18 years of experience in the valve industry and have substantial experience in acquisition and integration of businesses, cost management rationalization and efficient manufacturing processes. The management team is led by Siping Fang, the Chairman, President and Chief Executive Officer, who has over 20 years of experience in the valve industry.

Our Growth Strategy

Our primary objectives are to increase profitability, cash flow and revenue while developing and enhancing our position as the leading fluid equipment and pump manufacturer in China.  Our strategy for achieving these objectives includes the following key elements:

Pursue Strategic Acquisitions. China’s valve market is very fragmented.  We anticipate that the fragmented nature of the Chinese valve market will continue to provide opportunities for growth through strategic acquisitions. Our acquisition strategy will continue to focus on entities with fluid products that provide opportunities for us to expand and products that can be marketed through our existing direct sales teams and distribution channels or provide us with new distribution channels for our existing products, thereby increasing marketing and distribution efficiency.

Further Penetrate Existing Market Segments. We intend to seek to further penetrate existing market segments to drive sustainable growth by strengthening our existing customer relationships and attracting new customers. We will continue to provide quality products, fulfill logistical requirements and volume demands efficiently and consistently, and provide comprehensive product support from design to after-market customer service.

Enter New Market Segments. To drive organic growth from our existing businesses, we intend to continue to leverage our customer relationships to develop or acquire new products and product extensions to enter into new market segments such as nuclear power, oil and chemical markets.

High End Product Focus. We will keep focusing on high end, more sophisticated valve products, including high-parameter and special usage valves.  Because of our technology and R&D strength, we will continue focusing on high end valve products and pursing higher margins than the industry average.  Additionally, we intend to cooperate with the electricity power design colleges and solicit support from industry associations.

Increase in International Sales.  We plan to increase our focus on sales into international markets.  In the short term, we plan to focus on neighboring developing countries and in the long term, we expect to focus on the United States and Europe.

Our Products

We produce valves for many different industries.  The main product lines consist of:

•	High pressure and high temperature valves for power station units;
•	Valves for long distance petroleum pipelines;
•	Special valves for chemical lines;
•	Large valves for water supply pipe networks;
•	Valves for sewage; and
•	Valves for long distance gas pipelines.

We produce over 700 models of valves and more than 10,000 standards of valves in categories such as low, medium and high-pressure valves.  The valves are produced with varying diameters from 3mm to 1300mm and with pressure caps that range from 150lbs to 4500lbs.  In addition, different valve products can be used in temperatures ranging from -196 degrees Celsius to 610 degrees Celsius.

The major materials that are used in the production of these valves include carbon steel, stainless steel, low temperature steel and heat resistant steel extra.

We also produce the following types of valves:

•	Gate valves;
•	Globe valves;
•	Check valves;
•	Throttle valves;
•	Butterfly valves;
•	Ball valves;
•	Safety valves;
•	Water pressure test valves;
•	Vacuum valves; and
•	Extraction check valves extra.

Our Manufacturing Process

Our manufacturing process consists of the following steps:

•	purchasing and depositing of raw materials,
•	processing,
•	production of inventory of semi-finished products (or transporting to the next step directly),
•	completing the part processing and assembling products,
•	product inspection and testing, and
•	production of inventory of finished products.

Our modern computer aided design (“CAD”) center can assist in the design of all products.  The Company closely monitors and tests quality of raw materials, including casting steel blank parts, forging steel blank parts and steel. The Company uses a high-speed direct reading spectrograph (32 channels) for the analysis of the chemical components of raw materials.  We have cobalt 60γflaw detectors, high-power magnetic particle flaw detectors and ultrasonic flaw detectors, non-destructive equipment that helps to ensure the internal quality of forging blank parts. We have a metal material test room for physical and chemical analysis and mechanics testing of raw materials. In order to ensure production structural capability, we utilize high-precision equipment, including high-precision computer numerical control   (“CNC”) lathes and advanced welding equipment to satisfy requirements of products design. We have modern product-processing workshops mainly with CNC lathes and approximately 20 units of large-scale high-precision equipment, including 4 m CNC vertical lathes, CNC horizontal lathes and CNC boring and milling machines. In addition, we have pressure equipment to conduct pressure testing for finished products in accordance with relative standards.

We have set up a comprehensive and reliable quality management system with strict and material manufacturing procedures and standard inspection. In addition, our company acquired an American Petroleum Institute (“API”) quality certificate in January of 1994, a Norway  Det Norske Veritas  (“DNV”) ISO9001 in May of 1996, a European Union CE in 2004 and a China special equipment manufacturing certificate in 2005.  The CE marking (also known as CE mark) is a mandatory conformity mark on many products sold in the single market in the European Economic Area (EEA). By affixing the CE marking, the manufacturer or person placing the product on the market or putting it into service asserts that the item meets all the essential requirements of the relevant European Directive(s).

Warranties

We typically warrant all of our products and provide replacement or credit to our customers who are not satisfied with our products for a period of one year from the date of shipment.  When we receive an indication that a product did not perform as expected, our quality control specialists and laboratory personnel test the product to determine if our process was correct for the specifications submitted by the customer and if the manufacturing process was completed as planned.

If we failed to produce the product according to the customer’s specifications or if the manufacturing process was flawed, we provide immediate credit to the customer.  If we produced the product to the customer’s specifications and if the manufacturing process was not flawed, we send a team to the customer’s facilities to see if we can assist the customer in correcting its process.  Typically a team consists of at least one engineer, at least one experienced production person and the customer’s sales representative.  If the product was manufactured to the proper specifications, our team works with the customer in developing corrective action to solve its problem.

We have not established reserve funds for potential customer claims because, historically, we have not experienced significant customer complaints about our products and none of our customers have requested damages for any loss incurred due to product quality problems.  We believe that our customer support teams, our quality assurance and manufacturing monitoring procedures will continue to keep claims at a level that does not support a need for a reserve.  We review customer returns on a monthly basis and may establish a reserve fund as we expand our business by volume and products. If we were to experience a significant increase in warranty claims, our financial results could be adversely affected. See “Risk Factors - Risks Related to Our Business - We do not maintain a reserve fund for warranty or defective products claims. Our costs could substantially increase if we experience a significant number of warranty claims.”

Suppliers of Our Raw Material

Our raw materials are primarily varieties of steel and casting blank parts and driven devices. The price for such material fluctuates depending upon market conditions. However, since we have long-term suppliers and clients, the influence of material price fluctuation is not currently material to the Company.

We have established long-term relationships with key suppliers. However, we do not have long term supply contracts and we do not exclusively rely on our key suppliers. We have adopted a dual supplier system for raw materials. Therefore, if our primary suppliers cannot supply us with our raw material for any reason, we are able to acquire raw material from another supplier.  All of our suppliers must meet our quality standards and delivery requirements consistently in order to remain on our approved supplier list. If deliveries are delayed repeatedly, we terminate the partnership with such supplier.

The flexible sourcing arrangements are designed to ensure the stable supply of raw material and promote healthy competition among our suppliers.  We believe our supplier arrangements would encourage our suppliers to provide advanced technology and high quality products.

Top 10 Suppliers in 2007

The following table lists our top ten suppliers in 2007:

Rank	Company Name	Unit （ton）	Purchasing amount in 2007 (in RMB)	Location	Material
1	Kaifeng High Pressure Valve Castings Ltd	1596.87	2,543,564.31	Kaifeng, Henan	Casting

2	Sichuan Jiangyou City Xinchuan Special Steel, Inc.	143.66	662,471.31	Jiangyou, Sichuan	Steel

3	Luoyang Menjin Yonghui Castings Plant	472.00	424,201.23	Luoyang	Electricity Installation

4	Yuzhou Huolong Ding Country Light Industry Welfare Castings Plant	376.00	337,517.61	Yuzhou, Henan	Casting Copper

5	Shanghai Demorui Drive, Inc.	88.00	291,254.01	Shanghai	Electricity Installation

6	Linzhou Minwei Refined Castings Plant	269.00	241,158.16	Linzhou	Valve Accessory

7	Huixian Huahe Metal Magnesium Plant	262.00	234,507.80	Huixian	Electricity Installation

8	Linzhou Jinhe Power Service Ltd	250.00	223,853.03	Linzhou	Welding Rod

9	Zhengzhou Fuheng Material Ltd	356.00	211,229.60	Zhengzhou	Welding Rod

10	Huixian Feida Heavy Synthetical Mechinary Ltd	225.00	201,457.19	Huixian	Electricity Installation

Our Major Customers

Our major customers are large-scale equipment enterprises in the electricity, chemical, oil and water supply industries in China.  Most of our customers are state-owned entities with good reputations. Our customers include Shanghai Turbine Corporation, Dongfang Turbine Corporation, Shanghai Waigaoqiao Disan Generating Power Inc. and Sichuan Electric Power Construction Corporation.  The number of our clients exceeds 400.  We focus on maintaining long-term relationships with our customers.  We have enjoyed recurring orders from most of our customers for periods of 5 to 30 years.  Our typical contract has a one-year term and is usually renewable. As we continue to build sales in the domestic market, we also plan to  grow by developing sales overseas.

The following table shows the revenues generated and percentage of total revenues received from our ten largest customers during 2007 fiscal year.

Rank	Clients Name	Unit (set)	Sales in 2007 (in RMB)	Percentage of Total Revenue(2007)
1	Shanghai Tap Water Inc.	1298	2,565,217.39	7.44%
2	Kunshan Tap Water Group Ltd	579	1,144,265.48	3.32%
3	Shanghai Waigaoqiao Disan Generating Power Inc.	322	852,374.36	2.47%
4	Wuhan Steel Processing Ltd	423	836,909.88	2.43%
5	Sino Tianchen Chemical Project Co.	949	777,821.92	2.26%
6	East Hope Sanmen Xia Aluminum Industry Ltd	1038	683,831.36	1.98%
7	Shanghai Turbine Co.	33	655,377.63	1.90%
8	Sichuan Electric Power Construction Co.	461	628,646.72	1.82%
9	Materials Supplier for Daqing Oilfield	347	602,750.94	1.75%
10	Nanjing Huashui Water Disposal Equipment Ltd	281	555,248.48	1.61%

Sales, Marketing and Distribution

We market our products through regional agents. In addition, High Pressure Valve has 37 sales agents across China and we adopt the management method of project authorization to avoid the conflict in bidding. We provide periodic training to our sales staff.  Because we have direct communication with clients and participate in trade exhibitions, our sales staff has produced successful results.  As a major supplier of valve products in China, we believe we have established a good reputation in our industry.

Our Research and Development Efforts

Our business is dependent on constantly improving the technology associated with developing and manufacturing valves.  Therefore, we have committed ourselves to research and development of new valves and developing state of the art valves that improve and advance the valve industry.  In fiscal year 2006, total investment in research and development was in $33,260, while in 2007 the amount went up to $104,502. We intend to increase the amount of resources we allocate to research and development as the Company begins to further expand.

The company has 114 technicians and researchers dedicated to actively researching and developing new valves and participating in the valve production and improvement.  We operate a research and development laboratory with Lanzhou Science and Engineering University (the only university in China that offers a major in valve development and manufacturing).  We have also partnered with Hefei General Mechanical Study Department Valves Study institute to work to improve the development, manufacture and quality of valves produced in China.

Competition

We are a leading valve producer in China and is involved in the development, manufacture and sale of valves in many different industries, including the thermal power industry, sewage disposal, oil and chemical industry, metallurgy, hot power industry and nuclear power industry.  There are approximately total 4,000 valve manufacturers in China, of which 168 are medium-sized valve manufacturers, we are aware of only two that have similar manufacturing capacities as our company. Compared to our competitors, we believe we have the most comprehensive product lines, high quality, high technology, more diversified products, higher production capacity and greater resources.

The following is a list of our major competitors in the valve industry:

•	Hong Cheng Machinery Co., Ltd – a manufacturer of medium pressure big diameter butterfly valves for the water supply industry; and
•	Sufa Technology Industry, Co., Ltd – a manufacturer of valves for nuclear power industry.

There are, however, certain factors that we believe set us apart from all of our competitors.  Compared to these manufactures, we offer a broader range of products at competitive price. We also have strong research and development team and great resources to develop new products and make us more competitive.

•
We are the first manufacturer of main stream gate valves for 300MW and main water supply gate valves for 600MW power stations in China and our subsidiary High Pressure Valve has strong brand recognition as one of the first players in the valves market;

•	We are the sole designer and manufacturer in China of valves that are used for ultra supercritical units of 1000MW power stations;

•	We are the first manufacturer of high pressure large diameter oil pipeline valves in China;

•	We are the first domestic manufacturer of 2500 pound high pressure gate valves for hydrogenation in chemical lines, which substitutes for imported products;

•	We are the first domestic manufacturer of high pressure large diameter gate valves for the coal chemical industry;

We are the sole manufacturer in China that produces all of the following: blowtorch valves, water pressure testing valves, steam controlling valves for high parameter power stations and bypass valves for high pressure heaters.

Intellectual Property

We own the following two trademarks:

Our two subsidiaries High Press Valve and Zhengdie Valve own a total of 11 patents for water supply and drainage pipes, supply and disposal pipes for water and gas, sewage disposal used for water and gas supply and drainage pipes, etc. The expiration dates for these patents range from 2010 to 2014. We have filed applications for one additional patent in October 2007 and two in March 2008.

We cannot give any assurance that the protection afforded our intellectual property will be adequate. It may be possible for third parties to obtain and use, without our consent, intellectual property that we own or are licensed to use. Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business.

Regulation

Because our operating subsidiaries High Pressure Valve and Zhengdie Valve are located in the PRC, we are regulated by the national and local laws of the PRC.

There is no private ownership of land in China and all land ownership is held by the government of the PRC, its agencies and collectives.  Land use rights can be obtained from the government for a period up to 70 years and are typically renewable.  Land use rights can be transferred upon approval by the land administrative authorities of the PRC (State Land Administration Bureau) upon payment of the required land transfer fee.  We do not own the building and land we operate on.  High Pressure Valve owns three manufacturing companies and the equipment of Kaifeng High Pressure Valve Steel Casting Limited Liabilities Company, or the Casting Company. The land use rights and the buildings of High Pressure Valve belong to the Casting Company.   See “OUR BUSINESS – Our Facilities” for more details.

In addition, we are also subject to the PRC’s foreign currency regulations.  The PRC government has control over Renminbi reserves through, among other things, direct regulation of the conversion or Renminbi into other foreign currencies.  Although foreign currencies that are required for “current account” transactions can be bought freely at authorized Chinese banks, the proper procedural requirements prescribed by Chinese law must be met.  At the same time, Chinese companies are also required to sell their foreign exchange earnings to authorized Chinese banks and the purchase of foreign currencies for capital account transactions still requires prior approval of the Chinese government.

We do not face any significant government regulation in connection with the production of our products. We do not require any special government permits to produce our products other than those permits that are required of all corporations in China.

Our Employees

As of September 30, 2008, we had approximately 1002 full-time employees.  The number of employees in each department is detailed in the following chart:

Department	Number of Employees
Marketing	105
Management	64
Finance and Accounting	36
Research and Development	114
Human Resources	8
Production	521
Engineering and Technical Support	154
Total	1002

Insurance

We maintain property insurance for our automobiles. We do not maintain business interruption, product liability insurance or key-man life insurance.  We believe our insurance coverage is customary and standard of companies of comparable size in comparable industries in China.  However, we cannot ensure that our existing insurance policies are sufficient to insulate us from all loses and liabilities that we may incur.

Litigation

Before the reverse acquisition on December 18, 2007, Intercontinental was sued by Merrill Lynch Canada, Inc., in British Columbia, Canada, in July 2000. In connection with the reverse acquisition, Intercontinental agreed to place a portion of the purchase price, i.e., $20,000, into escrow pending resolution of this suit.  A judgment was entered on May 12, 2003 in the Supreme Court of the State of New York, County of New York, in favor of the plaintiff and against Intercontinental, for the sum of $40,786.72. The plaintiff accepted in full satisfaction of the judgment in the sum of $20,000 paid from the escrow in June, 2008.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names, ages, and positions of our new executive officers and directors as of December 24 , 2008.

NAME	AGE	POSITION
Siping Fang	55	President, Chief Executive Officer, Chairman and Secretary
Zengbiao Yu	47	Director
Jing Chen	42	Chief Financial Officer
Peter Li	44	Director
William Haus	44	Director
Qizhong Xiang	60	Chief Technology Officer
Binjie Fang	35	Chief Operating Officer and Director

Siping Fang, Chairman, Chief Executive Officer, Chairman and Secretary
Mr. Fang has over 20 years’ of experience in the valve industry.  In 2001, Mr. Fang established Zhengdie Valve and was appointed as President and CEO of that company. In 2003, Mr. Fang acquired state-owned enterprise High Pressure Valve and was appointed as President and CEO of the company. Mr. Fang has been responsible for making strategic decisions on major corporate issues and overlooking the comprehensive operations and market expansion of both companies. In 2007, Mr. Fang became our CEO after the reverse acquisition of China Valve Samoa.

Zengbiao Yu, Director
Mr. Yu has been working as a professor and a Ph.D. tutor for Tsinghua University since 1999. Mr. Yu is currently a member of PRC Accounting Study Committee and PRC Cost Research Committee, the special editor of Accounting Study, a publication of PRC Accounting Study Committee, and independent director of China Heavy Auto Company and Shanghai Yongle Company Limited. In addition, he is an editor of "Educational Case Journal" published by IMA of U.S.A. Mr. Yu has a Ph.D. in modern management accounting from a business school established jointly by University of Illinois and Xiamen University. He was awarded "certificates of high attainment" from the University of Illinois in 1991 as an "outstanding accountant" from Ministry of Finance in 1995.

Jing Chen, Chief Financial Officer
Since December 2007, Ms. Chen has been the Chief Financial Officer of Origin Agritech Inc., a United States NASDAQ listed company.  Prior to that, Ms. Chen was Senior Director of Finance of iKang Healthcare Inc. from December 2006 to November 2007.  From August 2001 to November 2006, Ms. Chen was the Director of Finance of Elong Inc., a United States NASDAQ listed company.  Ms. Chen holds a Doctor of Business Administration from Victoria University, Switzerland and a MBA from City University, the United States. Ms. Chen also has CPA Australia Membership.

William Haus , Director
Since August 2008, Mr. Haus is the CEO and director of CS China Acquisition Corporation, a special purpose acquisition corporation focused on effecting a business combination with a China-based private company. Concurrently, Mr. Haus is also the CEO of Haus China Advisors, a consulting practice focused on China-based, U.S.-listed Chinese micro- and small-cap companies, since May, 2008. From September 2005 to May 2008, Mr. Haus was the Analyst for The Pinnacle Fund & The Pinnacle China Fund. Between April 2005 and September 2005, he was the S.V.P. and Equity Research Analyst for Healthcare Information Technology and Pharmaceutical Outsourcing, Stanford Group Company. From to March 2005, Mr. Haus was the Senior Equity Research Analyst for Healtcare Information Technology and Pharmaceutical Outsourcing, Advest, Inc. Mr. Haus graduated from the State University of New York College at Fredonia with a B.S. in business administration and a B.A. in economics and received a Master of Business Administration from Boston University. He is a Chartered Financial Analyst (CFA) and member of the CFA Institute .

Peter Li , Director
Mr. Li is a co-founder and director of CS China Acquisition Corp., an OTCBB listed company engaging in seeking business combination with a Chinese operating company. He is also an independent director and audit committee chairman for Yuhe International Inc., an OTCBB listed company in the broiler breeding business in China since June 2008. Mr. Li is also a senior advisor to Yucheng Technologies, Ltd., a leading IT service provider to the banking industry in China. Between October 2004 and November 2006, Mr. Li was the CFO of Beijing Sihitech Technology Co. which merged with a SPAC company and formed Yucheng Technologies, Ltd. Prior to his tenure at Beijing Sihitech Technology Co., Mr. Li worked in corporate financial management with various companies, including the role of Internal Controller at Lenovo. Mr. Li graduated from Beijing Foreign Studies University with a B.A. and received a Mater of Education from University of Toronto. Mr. Li is a Certified General Accountant in Ontario, Canada .

Qizhong Xiang, Chief Technology Officer

Since 1998, Mr. Xiang has been working in various positions for the Company’s subsidiary Zhengdie Valve as a valve engineer, vice president of marketing and director of research and development. Prior to joining the Company, Mr. Xiang was a valve engineer for Hong Cheng Co. Ltd.

Binjie Fang, Chief Operating Officer and Director
Between September 1995 and January 2005, Mr. Fang was the head of the operations and human resource departments of Zhengdie Valve.  His major responsibilities included managing daily operations and human resource related issues.  From January 2005 to the present, Mr. Fang has been the general manager of Zhengdie Valve.  His major responsibilities include supervising company operations in various aspects and managing marketing and business development activities.

Board Composition and Committees

The Board of Directors is currently composed of five members: Siping Fang, Binjie Fang, William Haus , Peter Li  and Zengbiao Yu

We currently have standing audit, corporate governance and nominating and compensation committees.

Our audit committee comprises Peter Li, William Haus and Zengbiao Yu. Peter Li serves as the chairman of the audit committee. The audit committee is primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls.

The corporate governance and nominating committee comprises William Haus, Siping Fang and Zengbiao Yu with Mr. Yu as the chairman. The committee is primarily responsible for nominating directors and setting policies and procedures for the nomination of directors. The committee is also responsible for overseeing the creation and implementation of our corporate governance policies and procedures.

The compensation committee comprises Peter Li, William Haus and Zengbiao Yu  with William Haus as the chairman. The compensation committee is primarily responsible for reviewing and approving our compensation and benefit policies, including compensation of executive officers .

Family Relationships

Mr. Binjie Fang is the son of Mr. Siping Fang. Other than otherwise disclosed, there are no other family relationships between any of our directors or executive officers and any other directors or executive officers .

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement.  Except as set forth in our discussion below in “Transactions with Related Persons, Promoters and Certain Control Persons; Corporate Governance,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the Commission.

EXECUTIVE COMPENSATION

Summary Compensation Table – 2006 and 2007

The following table sets forth information concerning all compensation awarded to, earned by or paid to the following persons for services rendered in all capacities during 2007 and 2006: Matthew Markin, our former Chairman and Chief Executive Officer; and Siping Fang, who became our President and Chief Executive Officer when we completed the reverse acquisition on December 16, 2007.  No other executive officers received total compensation in excess of $100,000 in either fiscal year.

Name and Principal Position	Year	Salary	Total ($)

Matthew Markin, former Chairman and CEO (1)	2006	0	0
	2007	0	0

Siping Fang, President, CEO and Director (2)	2006	0	0
	2007	$100,000	$100,000

(1)           Mr. Markin did not receive any compensation for his services in 2006 because the company was not operating at the time he served as the Chief Executive Officer and Chief Financial Officer. On December 16, 2007, Mr. Markin resigned from his positions in connection with the reverse merger between Intercontinental Resources, Inc. and China Valves.

(2)           On December 16, 2007, we acquired China Valves in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Mr. Fang became our Chief Executive Officer, President and Secretary. Prior to the effective date of the reverse acquisition, Mr. Fang served Henan Tonghai Valve as Chief Executive Officer and Chairman. The compensation shown in this table includes the amount Mr. Fang received from Henan Tonghai Valve prior to the consummation of our reverse acquisition of China Valves on December 16, 2007 in addition to the compensation Mr. Fang received for his services for the remainder of 2007.

Employment Contracts

On and effective October 7, 2008, Mr. Jianxing Li resigned as Chief Financial Officer and the Company appointed Ms. Veronica Jing Chen as Chief Financial Officer of the Company. On September 19, 2008, the Company and Ms. Chen entered into an employment agreement pursuant to which Ms. Chen receives an annual salary of $84,000 and is to be granted an option for 100,000 shares of our Common Stock upon approval of the Board of Directors. The Employment Agreement contains covenants prohibiting Ms. Chen from competing with the Company during the initial term of two years and for two years after the initial term. The Employment Agreement also prohibits Ms. Chen from disclosing any confidential information of the Company.  Ms. Chen is an employee-at-will.

We have not granted any equity-based awards to any of our named executive officers, nor do we provide retirement benefits (other than a state compensation scheme in which all of our employees in China participate) or severance or change of control benefits to our named executive officers.

Payment of Post-Termination Compensation

The Company does not have change-in-control agreements with any of its executive officers, and the Company is not obligated to pay severance or other enhanced benefits to executive officers upon termination of their employment.

Director Compensation

Zengbiao Yu was appointed director effective as of January 30, 2008.  We entered into an independent director indemnification agreement with Zengbiao Yu, pursuant to which he is entitled to $17,000, as annual compensation for the services to be provided as an independent director, and as chairperson of various board committees, as applicable.  Under the terms of the indemnification agreement, we agreed to indemnify the independent director against expenses, judgments, fines, penalties or other amounts actually and reasonably incurred by the independent director in connection with any proceeding if the independent director acted in good faith and in our best interests.  It is our practice to reimburse our directors for reasonable travel expenses related to attendance at board of directors and committee meetings.

On November 22, 2008, the Company appointed Peter Li and William Haus as new directors of the Company to fill the vacancies created by Huifeng Chen and Renrui Tang’s resignations from the board on the same day. We entered into separate independent director agreements with Peter Li and William Haus.Mr. Li’s agreement is effective as of November 22, 2008 for a term of two years. Under the terms of Mr. Li’s agreement, the Company agreed to pay Mr. Li a monthly fee of $1,000, as compensation for the services to be provided by him as a director of the Company. The Company also agreed to grant a non-qualified stock option to Mr. Li for the purchase of 45,000 shares of common stock of the Company at an exercise price of $4.00.  One third of the options (or 15,000 shares) will vest on November 22, 2009. The remaining options will vest in eight equal quarterly installments (or 3,750 shares each installment) over a two-year period in every quarter after November 22, 2009. The stock option expires in five years. Mr. Li’s agreement also contains customary confidentiality and non-compete provisions.

The agreement with Mr. Haus became effective on December 1, 2008. Under the terms of Mr. Haus’ agreement, the Company agreed to pay Mr. Haus a monthly fee of $1,000, as compensation for the services to be provided by him as a director of the Company. The Company also agreed to grant 10,000 shares of restricted common stock to Mr. Haus on December 1, 2008. The restricted shares are subject to a lock-up agreement for a period of 30 months and will be returned to the company should Mr. Haus voluntarily resign within 18 months. Mr. Haus’ agreement also prohibits Mr. Haus from disclosing any confidential information of the Company .

Mr. Siping Fang and Mr. Binjie Fang are paid in their capacity as executive officers of the Company and they do not receive any additional compensation for their service as directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS; CORPORATE GOVERNANCE

Transactions with Related Persons

The following includes a summary of transactions since the beginning of the 2007 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds $120,000, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”).  We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm's-length transactions.

The Company received advances from Mr. Siping Fang, Chief Executive Officer and Chairman, for cash flow purposes. As of September 30, 2008 and December 31, 2007 the outstanding amount due to Mr. Fang was $746,249 and $2,848,032, respectively. The advances are unsecured, interest-free and have no fixed terms of repayment, but are expected to be repaid in cash. In addition, Mr. Siping Fang contributed $1,317,095 to the Company’s subsidiary, ZhengZhou ZhengDie Valve, to fulfill its registered capital requirement.

The Company borrowed money from certain employees for cash flow purposes. The loans bear an interest at 10% per annum with no fixed repayment terms. Loans from employees amounted to $293,797and $671,188 as of September 30, 2008 and December 31, 2007, respectively. The following tables set forth the names of the employees and the amounts they lent to the Company for the periods ended September 30, 2008 and December 31, 2007 .

The Company borrowed money from Zhengdie’s Controller, Huifeng Chen, and from Mr. Fang’s relative, Zhihong Fang, for working capital purposes. The loans are unsecured, interest free and have no fixed terms of repayment, but are expected to be repaid in cash upon request. As of September 30, 2008, loans from related parties amounted to $1,529,141 .

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

Director Independence

Our Board is currently composed of five members, three of which, Peter Li , William Haus and Zengbiao Yu, are “independent” as that term is defined by Rule 4200(a)(15)of the Marketplace Rules of The Nasdaq Stock Market, Inc.

CHANGE IN ACCOUNTANTS

Prior to our reverse acquisition of China Valves, our independent registered public accounting firm was Chisholm, Bierwolf & Nilson, LLC (“Chisholm”). On December 16, 2007, concurrent with the reverse acquisition discussed above, our board of directors approved the dismissal of Chisholm as our independent auditor, effective upon the completion of the audit of financial statements of the period through September 30, 2007 and the issuance of its report thereon. Concurrent with the decision to dismiss Chisholm as our independent auditor, our board of directors elected to appoint Madsen & Associates CPAs, Inc. as our independent auditor.

The dismissal of Chisholm became effective when Chisholm completed its audit of such financial statements and released its report with respect thereto on September 30, 2007.

Chisholm’s reports on China Valves’s financial statements as of and for the fiscal year ended December 31, 2006 , did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that its report for the fiscal year ended December 31, 2006 contained a going concern qualification as to the Holding Company’s ability to continue.

In connection with the audits of the fiscal year ended December 31, 2006 , and during the subsequent interim period through December 16, 2007, there were (1) no disagreements with Chisholm on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Chisholm, would have caused Chisholm. to make reference to the subject matter of the disagreements in connection with its reports, and (2) no events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K.

During the fiscal year ended December 31, 2006 and through December 16 , 2007, neither us nor anyone acting on our behalf consulted Madsen & Associates CPAs, Inc. with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that Madsen & Associates CPAs, Inc. concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

.

On February 19, 2008, Madsen was dismissed as independent auditor for the Company.  On February 19, 2008, the Company engaged Moore Stephens Wurth Frazer and Torbet, LLP (“Moore Stephens”) as its principal independent auditor.  This decision to engage Moore Stephens was ratified by the majority approval of the Board of Directors of the Company.

For fiscal year 2006 and any subsequent interim period through Madsen’s termination on February 19, 2008, neither us nor anyone acting on our behalf consulted Madsen with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that Madsen concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable events set forth in Item 304(a) (1)(iv) and (v), respectively, of Regulation S-K.

Madsen’s reports on China Valve Holdings Limited’s balance sheets as of December 31, 2006 and 2005, and the related statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years ended December 31, 2006 and 2005 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles .  Management of the Company has not had any disagreements with Madsen and Chisholm related to any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.  For the two most recent fiscal years and any subsequent interim period through Madsen’s termination on February 19, 2008, there has been no disagreement between the Company and Madsen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Madsen would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders named below from time to time of up to a total of 18,053,020 shares of our common stock that were issued to the selling stockholders pursuant to transactions exempt from registration under the Securities Act.  All of the common stock offered by this prospectus is being offered by the selling stockholders for their own accounts.  The selling stockholders are divided into three categories: (i) investors from the private placement transaction; (ii) Brean Murray, Carret & Co., LLC and Rosewood Securities LLC, or the Placement Agents, who received warrants in connection with their placement agent services; and (iii) CCG Investor Relations Partners LLC, or CCG, who received warrants on December 12, 2007 in connection with investor relations services.

Private Placement Transaction

On August 26, 2008, we sold 16,778,523 shares of our common stock to 23 investors at $1.788 per share for a total of $30 million pursuant to a securities purchase agreement dated August 26, 2008.  The issuance of our shares to these investors was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.  The purchasers were sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment.

Warrants Issued to the Placement Agents

On August 26, 2008, as part of the compensation for the Placement Agents’ service, we issued to Brean Murray, Carret & Co., LLC and Rosewood Securities, LLC, as our placement agents for the private placement transaction described above, the Placement Agents warrants for the purchase of an aggregate of 1,174,497 shares of our common stock.  The warrants have an exercise price of $2.1456 per share and have a term of three years.  The warrants were issued in reliance on the Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

Warrants Issued to CCG Investor Relations

On December 12, 2007, in connection with CCG’s investors relations service , we issued to CCG warrants to purchase 100,000 shares of our common stock for an exercise price of $3 per share and for a term of three years. The shares were issued in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus.  Beneficial ownership is determined in accordance with the rules of the SEC.  In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying shares of convertible preferred stock, options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of December 24 , 2008 are included.  Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder.  Each selling stockholder’s percentage of ownership in the following table is based upon 62,385,103 shares of common stock outstanding as of December 19 , 2008.

Except as specifically set forth in the footnotes to the table, none of the selling stockholders has held a position as our officer or director, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates.  All information with respect to share ownership has been furnished by the selling stockholders.  The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time.  In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders.  Furthermore, except Brean Murray, Carret & Co., LLC, Rosewood Securities, LLC and Hassan Nemazee, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

For additional information, refer to our disclosure under the headings “Security Ownership of Certain Beneficial Owners and Management.”

The term “selling stockholders” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below.  To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.  We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholders who are able to use this prospectus to resell the securities registered hereby.

Name and Address	Shares Beneficially Owned before the Offering	Shares of Common Stock Included in Prospectus	Beneficial Ownership After the Offering (1)	Percentage of Common Stock Owned After Offering(1)
Leland C. Ackerley 5306 Hollister Houston, TX 77040 Attn: Pattie Everitt	489,374	489,374	0	*
Alder Capital Partners I, L.P. (2) 12750 High Bluff Drive, Ste 120 San Diego, CA 92130 Attn: Michael C. Licosati	158,387	158,387	0	*
Alder Offshore Master Fund, L.P. (3) 12750 High Bluff Drive, Ste 120 San Diego, CA 92130 Attn: Michael C. Licosati	65,327	65,327	0	*
Atlas Allocation Fund, L.P. (4) c/o Atlas Capital 100 Crescent Ct., Suite 800 Dallas, TX 75201 Attn: Caryn Peeples	782,998	782,998	0	*
Beekman 514, Ltd. (5) 5306 Hollister Houston, TX 77040 Attn: Pattie Everitt	489,374	489,374	0	*
Centaur Value Fund (6) c/o Centaur Capital Partners 1460 Main St., Suite 234 Southlake, TX 76092 Attn: Zeke Ashton	134,228	134,228	0	*
Halter Global Opportunity Fund, L.P. (7) 5914 W. Courtyard Drive, #190 Austin, TX 78730 Attn: Mark Hood	111,857	111,857	0	*

Name and Address	Shares Beneficially Owned before the Offering	Shares of Common Stock Included in Prospectus	Beneficial Ownership After the Offering (1)	Percentage of Common Stock Owned After Offering(1)
MDS Investment Partners (8) 570 Lexington Ave. New York, NY 10022 Attn: William McCluskey	39,150	39,150	0	*
MMH Group, LLC (9) 7582 Windermere Court Lake Worth, FL 33467 Attn: Matthew Hayden	35,235	35,235	0	*
Hassan Nemazee (10) 40 W. 57th Street, 20th Floor New York, NY 10019	139,821	139,821	0	*
Newberg Road Partners, L.P. (11) 5306 Hollister Houston, TX 77040 Attn: Luanne Prince	978,747	978,747	0	*
Patara Capital, LP (12) c/o Patara Capital Management 5050 Quorum Dr., Ste. 312 Dallas, TX 75254 Attn: Oz Targun	153,803	153,803	0	*
Pinnacle China Fund, L.P. (13) 4965 Preston Park Blvd. Suite 240 Plano, TX 75093-5170 Attn: Barry M. Kitt	4,500,000	4,500,000	0	*
Precept Capital Master Fund, G.P. (14) 200 Crescent Court, Suite 1450 Dallas, TX 75201 Attn: Nick Roossien	374,720	374,720	0	*
Sandor Capital Master Fund, L.P. (15) 2828 Routh Street, Suite 500 Dallas, TX 75201 Attn: John S. Lemak	111,857	111,857	0	*
Southwell Partners, L.P. (16) 1901 North Akard Street Dallas, TX 75201 Attn: Wilson S. Jaeggli	1,006,711	1,006,711	0	*
Straus-GEPT Partners, L.P. (17) c/o Straus Asset Management 329 Park Avenue 10th Floor New York, NY 10022 Attn: Andrew Marks	251,678	251,678	0	*
Straus Partners L.P. (18) c/o Straus Asset Management 329 Park Avenue 10th Floor New York, NY 10022 Attn: Andrew Marks	307,606	307,606	0	*

Name and Address	Shares Beneficially Owned before the Offering	Shares of Common Stock Included in Prospectus	Beneficial Ownership After the Offering (1)	Percentage of Common Stock Owned After Offering(1)
The Pinnacle Fund, L.P. (19) 4965 Preston Park Blvd. Suite 240 Plano, TX 75093-5170 Attn: Barry M. Kitt	4,500,000	4,500,000		*
United Centaur Master Fund (20) c/o Centaur Capital Partners 1460 Main St., Suite 234 Southlake, TX 76092 Attn: Zeke Ashton	134,228	134,228		*
Vision Opportunity China LP (21) c/o Vision Capital Advisors 20 W. 55th Street, 5th Floor New York, NY 10019 Attn: Adam D. Benowitz	671,141	671,141		*
Westpark Capital, L.P. (22) 4965 Preston Park Blvd. Suite 220 Plano, TX 75093 Attn: Patrick J. Brosnahan	1,006,711	1,006,711		*
Whitebox Intermarket Partners, LP (23) c/o Whitebox Advisors, LLC 3033 Excelsior Blvd., Suite 300 Minneapolis, MN 55416 Attn: Barlo Reller	335,570	335,570		*
CCG Investors Relation Partners LLC (24) 1325 Avenue of the Americas Suite 2800 New York, NY 10019	100,000	100,000		*
Brean Murray, Carret & Co., LLC (25) 570 Lexington Avenue New York, NY 10022-6822	704,698	704,698		*
Rosewood Securities, LLC (26) 360 Main Street, P.O. Box 393 Washington, VA 22747	469,799	469,799		*
Total	18,053,020	18,053,020	0	*

* Less than 1%

(1) Based upon 62,385,103 shares of common stock issued and outstanding as of December 19 , 2008. Assumes all of the common stock offered pursuant to this prospectus is sold.
(2) Michael C. Licosati is the managing partner of Alder Capital Partners I. L.P. and has voting power and investment power of securities held by Alder Capital Partners I. L.P.
(3) Michael C. Licosati is the managing partner of Alder Offshore Master Fund, L.P. and has voting power and investment power of securities held by Alder Offshore Master Fund, L.P.
(4) Robert H. Alpert is the president of Atlas Allocation Fund, L.P. and the general partner of RHA, Inc. and has voting power and investment power of securities held by Atlas Allocation Fund, L.P.
(5) Leland C. Ackerley is the manager of LCA Interests LLC and the sole general partner of Beekman 514, Ltd. and has sole voting power and investment power of securities held by Beekman 514, Ltd.
(6) Malcolm Zeke Ashton is the managing partner and investment manager of Centaur Value Fund and has voting power and investment power of securities held by Centaur Value Fund.

(7) Mark Hood is the fund manager of Halter Global Opportunity Fund, L.P. and has voting power and investment power of securities held by Halter Global Opportunity Fund, L.P.
(8) William McCluskey is the partner of MDS Investment Partners and has voting power and investment power of securities held by MDS Investment Partners.
(9) Matthew Hayden is the sole member of MMH Group, LLC and has sole voting power and investment power of securities held by MMH Group, LLC.
(10) Hassan Nemazee is an affiliate of a broker-dealer and certifies that he purchased the resale securities in the ordinary course of business and at the time of the purchase of the securities, he had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(11)Luanne Prince is the manager of RGA Ventures, LLC and the sole general partner of Newberg Road Partners, L.P. and has sole voting power and investment power of securities held by Newberg Road Partners, L.P.
(12) Ozarslan Targun is the principal of Patara Capital, L.P. and has voting power and investment power of securities held by Patara Capital, L.P.
(13) Pinnacle China Advisers, L.P. (“China Advisers”) is the general partner of Pinnacle China Fund, L.P. (“Pinnacle China”). Pinnacle China Management, LLC (“China Management”) is the general partner of China Advisers. Kitt China Management, LLC (“China Manager”) is the manager of China Management. Mr. Barry Kitt is the manager of China Manager. Mr. Kitt has dispositive and voting power over the shares and may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Pinnacle China. Mr. Kitt disclaims beneficial ownership of the shares to the extent of his direct or indirect pecuniary interest.
(14) D. Blair Baker is the managing member of Precept Capital Master Fund, G.P. and has voting power and investment power of securities held by Precept Capital Master Fund, G.P.
(15) John S. Lemak is the manager of Sandor Capital Master Fund, L.P. and has voting power and investment power of securities held by Sandor Capital Master Fund, L.P.
(16) Wilson S. Jaeggli is the managing director of Southwell Partners, L.P. and has voting power and investment power of securities held by Southwell Partners, L.P.
(17) Melville Straus is the managing partner of Straus-GEPT Partners, L.P. and has voting power and investment power of securities held by Straus-GEPT Partners, L.P.
(18) Melville Straus is the managing principal of Straus Partners L.P. and has voting power and investment power of securities held by Straus Partners L.P.
(19) Pinnacle Advisers, L.P. (“Advisers”) is the general partner of The Pinnacle Fund, L.P. (“Pinnacle”).  Pinnacle Fund Management, LLC (“Management”) is the general partner of Advisers.  Mr. Barry Kitt is the sole member of Management.  Mr. Kitt has dispositive and voting power over the shares and may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Pinnacle. Mr. Kitt disclaims beneficial ownership of the shares to the extent of his direct or indirect pecuniary interest.
(20) Malcolm Zeke Ashton is the managing partner and investment manager of United Centaur Master Fund and has voting power and investment power of securities held by United Centaur Master Fund.
(21) Adam D. Benowitz is the portfolio manager of Vision Opportunity China LP and has voting power and investment power of securities held by Vision Opportunity China LP.
(22) Patrick J. Brosnahan is the general partner of Westpark Capital, L.P. and has voting power and investment power of securities held by Westpark Capital, L.P.
(23) Andrew J. Redleaf is the managing member of Whitebox Intermarket Partners, LP and has voting power and investment power of securities held by Whitebox Intermarket Partners, LP.
(24) William F. Coffin is the managing partner of CCG Investors Relation Partners LLC and has voting power and investment power of securities held by CCG Investors Relation Partners LLC.
(25) William J. McCluskey is the president and CEO of Brean Murray, Carret & Co., LLC and has voting power and investment power of securities held by Brean Murray, Carret & Co., LLC. Brean Murray, Carret & Co., LLC is a broker-dealer.
(26) Joseph Meuse is the managing member of Rosewood Securities, LLC and has voting power and investment power of securities held by Rosewood Securities, LLC. Rosewood Securities, LLC is an affiliate of a broker-dealer and certifies that it purchased the resale securities in the ordinary course of business and at the time of the purchase of the securities, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

We will not receive any of the proceeds from the sale of any shares by the selling stockholders but we will receive funds from the exercise of the warrants held by the selling stockholders if and when those warrants are exercised for cash.  We have agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares being offered and sold by the selling stockholders, including the Commission registration fee and legal, accounting, printing and other expenses of this offering.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our common stock beneficially owned on December 19 , 2008, for (i) each shareholder known to be the beneficial owner of 5% or more of our outstanding common stock, (ii) each of our officers and directors, and (iii) all executive officers and directors as a group.

Unless otherwise specified, the address of each of the persons set forth below is in care of China Valves Technology, Inc., No. 93 West Xinsong Road, Kaifeng, Henan Province, China 475002.

Name & Address of Beneficial Owner	Office, if Any	Title of Class	Amount & Nature of Beneficial Ownership(1)	Percent of Class(2)
Officers and Directors
Siping Fang	Chief Executive Officer, President and Chairman	Common Stock $0.001 par value	0	*
Veronica Jing Chen	Chief Financial Officer	Common Stock $0.001 par value	0	*
Binjie Fang	Chief Operating Officer and Director	Common Stock $0.001 par value	0	*
Zhiyuan Jia	Chief Technology Officer	Common Stock $0.001 par value	0	*
Renrui Tang	Director	Common Stock $0.001 par value	0	*
Huifeng Chen	Director	Common Stock $0.001 par value	0	*
Zengbiao Yu	Director	Common Stock $0.001 par value	0	*
All officers and directors as a group (7 persons named above)		Common Stock $0.001 par value	0	0%
5% Securities Holder
Bin Li 1165 Rugglestone Way, Duluth, GA 30097		Common Stock $0.001 par value	25,166,064	40.34%
Bin Fang		Common Stock $0.001 par value	5,500,000	8.82%

Name & Address of Beneficial Owner	Office, if Any	Title of Class	Amount & Nature of Beneficial Ownership(1)	Percent of Class(2)
The Pinnacle Fund, L.P. 4965 Preston Park Blvd. Suite 240 Plano, Texas 75093	Common Stock $0.001 par value	4,500,000(3)	7.21%
Pinnacle China Fund, L.P. 4965 Preston Park Blvd. Suite 240 Plano, Texas 75093	Common Stock $0.001 par value	4,500,000(4)	7.21%
Barry M. Kitt c/o Pinnacle Fund, L.P. 4965 Preston Park Blvd. Suite 240, Plano, Texas 75093	Common Stock $0.001 par value	9,000,000(3) (4)	14.42%
* Less than 1%.

1Beneficial ownership is determined in accordance with the rules of the Commission and includes voting or investment power with respect to the ordinary shares.

2A total of 62,385,103 shares of our common stock as of December 19 , 2008 are considered to be outstanding pursuant to the Commission Rule 13d-3(d)(1).  For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

3 Pinnacle Advisers, L.P. (“Advisers”) is the general partner of The Pinnacle Fund, L.P. (“Pinnacle”).  Pinnacle Fund Management, LLC (“Management”) is the general partner of Advisers.  Mr. Barry Kitt is the sole member of Management.  Mr. Kitt has dispositive and voting power over the shares and may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Pinnacle. Mr. Kitt disclaims beneficial ownership of the shares to the extent of his direct or indirect pecuniary interest.

4 Pinnacle China Advisers, L.P. (“China Advisers”) is the general partner of Pinnacle China Fund, L.P. (“Pinnacle China”). Pinnacle China Management, LLC (“China Management”) is the general partner of China Advisers. Kitt China Management, LLC (“China Manager”) is the manager of China Management. Mr. Barry Kitt is the manager of China Manager. Mr. Kitt has dispositive and voting power over the shares and may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Pinnacle China. Mr. Kitt disclaims beneficial ownership of the shares to the extent of his direct or indirect pecuniary interest.

Changes in Control

On April 10, 2008, Siping Fang sold 24,300,000 shares of the Company’s common stock beneficially owned by him to Bin Li, for an aggregate purchase price of $10,000, pursuant to a Common Stock Purchase Agreement. In connection with the Common Stock Purchase Agreement, Siping Fang and Bin Li entered into the Earn-In Agreement pursuant to which Siping Fang obtained the right and option to re-acquire the shares of the Company from Bin Li, subject to the satisfaction of four conditions as set forth in the Earn-In Agreement. These conditions may be satisfied only if the Company is able to reacquire and operate the Operating Subsidiaries. The sale represented a change of control of the Company and the shares acquired by Bin Li represented approximately 60.75% of the then issued and outstanding common stock of the Company. The sale of Siping Fang’s common stock and the Earn-In Agreement were disclosed in an 8-K filed on April 16, 2008.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.001 per share. We plan to amend our articles of incorporation to effect a 1-for-2 reverse split of our outstanding common stock.  As a result of the reverse split, the number of shares of our outstanding common stock will be reduced from 62,385,103 shares to 31,192,552 shares. The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at times and in amounts as our board of directors may determine.  Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders.  Cumulative voting is not provided for in our articles of incorporation, or any amendments thereto, which means that the majority of the shares voted can elect all of the directors then standing for election.  The common stock is not entitled to preemptive rights and is not subject to conversion or redemption.  Upon the occurrence of a liquidation, dissolution or winding-up, the holders of shares of common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights of any outstanding preferred stock.  There are no sinking fund provisions applicable to the common stock.  The outstanding shares of common stock are, and the shares of common stock to be issued upon conversion of the Warrants will be, fully paid and non-assessable.

Preferred Stock

The Company is not authorized to issue any preferred stock.

Warrants

On December 12, 2007, CCG Investors Relation Partners LLC, our investors relation consultant, received warrants to purchase 100,000 shares of our common stock.  The warrants have a term of three years, are exercisable at $3 per share, subject to the usual adjustments for certain corporate events.  In connection with our private placement which closed on August 26, 2008, Brean Murray, Carret & Co., LLC and Rosewood Securities, LLC, our placement agents, received, as partial compensation, warrants to purchase 704,698 and 469,799 shares of our common stock, respectively.  The warrants have a term of three years and are immediately exercisable at $2.1456 per share, subject to the usual adjustments for certain corporate events.   The shares underlying the warrants are being included in this registration statement, but none of the warrants have been exercised.

Transfer Agent and Registrar

Pacwest Transfer, LLC is currently the transfer agent and registrar for our Common Stock.  Its address is 2510 Pines Road North, Spokane Valley, Washington 99206.  Its phone number is (509) 926-2330.

SHARES ELIGIBLE FOR FUTURE SALE

As of December 19 , 2008, we had outstanding 62,385,103 shares of common stock.

Shares Covered by this Prospectus

All of the 18,053,020 shares being registered in this offering may be sold without restriction under the Securities Act, so long as the registration statement of which this prospectus is a part is, and remains, effective.

Rule 144

The Commission has recently adopted amendments to Rule 144 which became effective on February 15, 2008 and applies to securities acquired both before and after that date.  Under these amendments, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months is entitled to sell their securities provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (2) we are subject to the Exchange Act reporting requirements for at least 90 days before the sale and (3) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but are our affiliates at the time of, or at any time during the three months preceding, a sale, are subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•           1% of the total number of securities of the same class then outstanding, which will equal approximately 623,851 shares immediately after this offering ; or

•           the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

However, since we anticipate that our shares will be quoted on the OTC Bulletin Board, which is not an “automated quotation system,” our stockholders will not be able to rely on the market-based volume limitation described in the second bullet above.  If, in the future, our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation.  Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.  The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Historically, the Commission staff has taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, like us.  The Commission has codified and expanded this position in the amendments discussed above by prohibiting the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. The Commission has provided an important exception to this prohibition, however, if the following conditions are met:

•           the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•           the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•           the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than current reports on Form 8-K; and

•       the least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the Commission reflecting its status as an entity that is not a shell company.

As a result, it is likely that pursuant to Rule 144, our stockholders, who were stockholders of ours prior to the reverse acquisition of China Valves, will be able to sell the their shares of our common stock from and after December 16, 2008 (the one year anniversary of our reverse acquisition of China Valves) without registration.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions.  These sales may be at fixed or negotiated prices.  The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Stockholder and/or the purchasers.  Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this Registration Statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each Selling Stockholder that it is the view of the Commission that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission.  If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act.  The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock.  The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Thelen LLP, Washington, D.C.

EXPERTS

The audited financial statements for the fiscal year ended December 31, 2007 included in this prospectus and in the registration statement have been audited by Moore Stephens Wurth Frazer and Torbet, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

The audited financial statements for the fiscal year ended December 31, 2006 included in this prospectus and in the registration statement has been audited by Madsen & Associates CPA’s Inc., an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given on the authority of said firm as experts in auditing and accounting .

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Registrant or any of its parents or subsidiaries.  Nor was any such person connected with the Registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the Commission upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC's website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

CHINA VALVES TECHNOLOGY, INC.
Index to Consolidated Financial Statements

Page
China Valves Technology, Inc. Consolidated Financial Statements For the three and nine months ended September 30, 2008 (unaudited)
Consolidated Balance Sheets	F-1
Consolidated Statements of Income and Other Comprehensive Income	F-2
Consolidated Statements of Shareholders' Equity	F-3
Consolidated Statements of Cash Flows	F-4
Notes to Consolidated Financial Statements	F-5 - F-28

China Valves Technology, Inc. Consolidated Financial Statements for the years ended December 31, 2007 and 2006
Report of Independent Registered Public Accounting Firm	F-28 - F-29
Consolidated Balance Sheets	F-30
Consolidated Statements of Income and Other Comprehensive Income	F-31
Consolidated Statements of Cash Flows	F-32
Consolidated Statements of Share holders’ Equity	F-33
Notes to Consolidated Financial Statements	F-34 - F-48

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2008 AND DECEMBER 31, 2007

ASSETS
	September 30,	December 31,
	2008	2007
	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$27,859,871	$2,773,262
Restricted cash	1,803,838	40,856
Notes receivable	58,520	-
Accounts receivable, net of allowance for doubtful accounts of $858,572
and $274,167 as of September 30, 2008 and December 31, 2007, respectively	24,368,336	16,789,383
Other receivables	5,703,132	4,638,477
Inventories	10,076,877	10,539,087
Advances on inventory purchases	705,972	458,699
Advances on inventory purchases - related parties	124,917	-
Prepaid expenses	199,124	519,043
Total current assets	70,900,587	35,758,807

PLANT AND EQUIPMENT, net	10,202,690	7,523,788

OTHER ASSETS:
Accounts receivable - retainage, long-term	1,486,173	559,368
Advances on equipment purchases	1,862,602	324,858
Goodwill and other intangibles, net	21,430,687	19,885,484
Other investments, at lower of cost or market	762,430	714,485
Total other assets	25,541,892	21,484,195

Total assets	$106,645,169	$64,766,790

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable - trade	$6,776,268	$6,452,519
Short-term loans	10,367,786	6,479,291
Short-term loans - related parties	1,529,141	671,188
Other payables	2,026,796	4,435,982
Other payable - related parties	746,249	2,848,032
Accrued liabilities	3,039,486	1,734,679
Customer deposits	4,108,429	2,810,352
Taxes payable	1,643,474	1,064,512
Derivative instrument liabilities	991,016	-
Total current liabilities	31,228,645	26,496,555

LONG-TERM LIABILITIES:
Long-term debt	-	1,096,800
Total long-term liabilities	-	1,096,800

SHAREHOLDERS' EQUITY:
Common Stock, $0.001 par value; 300,000,000 shares authorized
56,885,103 and 40,000 000 shares issued and outstanding as of September 30, 2008
and December 31, 2007, respectively	56,885	40,107
Additional paid-in-capital	44,142,984	16,365,029
Statutory reserves	2,547,620	1,749,601
Retained earnings	23,118,630	15,844,953
Accumulated other comprehensive income	5,550,405	3,173,745
Total shareholders' equity	75,416,524	37,173,435

Total liabilities and shareholders' equity	$106,645,169	64,766,790

The accompanying notes are an integral part of these financial statements.

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(Unaudited)
	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
SALES	$21,441,850	$6,345,931	$46,208,006	$26,017,238

COST OF GOODS SOLD	12,884,586	3,604,712	27,702,722	15,607,116

GROSS PROFIT	8,557,264	2,741,219	18,505,284	10,410,122

EXPENSES:
Selling expense	1,307,590	476,032	3,170,950	1,910,029
General and administrative	1,513,622	638,371	4,783,324	2,391,540
Research and development	74,399	27,253	173,105	42,260
Total Operating Expenses	2,895,611	1,141,656	8,127,379	4,343,829

INCOME FROM OPERATIONS	5,661,653	1,599,563	10,377,905	6,066,293

OTHER EXPENSE (INCOME):
Other income, net	(621,229)	(23,858)	(908,213)	(337,132)
Interest expense, net	132,026	18,582	423,620	380,931
Change in fair value of derivative instruments	(34,740)	-	(34,740)	-
Total other expense (income), net	(523,943)	(5,276)	(519,333)	43,799

INCOME BEFORE PROVISION FOR INCOME TAXES	6,185,596	1,604,839	10,897,238	6,022,494

INCOME TAX EXPENSE	1,544,268	175,354	2,825,542	843,412

NET INCOME	4,641,328	1,429,485	8,071,696	5,179,082

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	49,582	329,737	2,376,660	778,050

COMPREHENSIVE INCOME	$4,690,910	$1,759,222	$10,448,356	$5,957,132

EARNINGS PER SHARE:
Basic and diluted weighted average number of shares	46,489,664	40,106,500	42,249,752	40,106,500
Basic and diluted earnings per share	$0.10	$0.04	$0.19	$0.13

The accompanying notes are an integral part of these financial statements.

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Common Stock		Additional	Retained Earnings		Accumulated other
	Number	Par	Paid-in	Statutory		comprehensive
	of shares	Value	capital	reserves	Unrestricted	income	Total

BALANCE, January 1, 2007	40,000,000	$40,000	$15,115,137	$1,032,933	$9,419,029	$1,304,099	$26,911,198

Net income					5,179,082		5,179,082
Adjustment to statutory reserve				517,647	(517,647)		-
Foreign currency translation adjustment						778,050	778,050

BALANCE, September 30, 2007, unaudited	40,000,000	$40,000	$15,115,137	$1,550,580	$14,080,464	$2,082,149	$32,868,330

Shares issued for reorganization	106,500	107	(107)				-
Capital contribution from shareholder			1,249,999				1,249,999
Net income					1,963,510		1,963,510
Adjustment to statutory reserve				199,021	(199,021)		-
Foreign currency translation adjustment						1,091,596	1,091,596

BALANCE, December 31, 2007	40,106,500	$40,107	$16,365,029	$1,749,601	$15,844,953	$3,173,745	$37,173,435

Shareholder contribution			1,317,095				1,317,095
Common stock issuance for cash at $1.788	16,778,603	16,778	26,460,860				26,477,638
Net income					8,071,696		8,071,696
Adjustment to statutory reserve				798,019	(798,019)		-
Foreign currency translation adjustment						2,376,660	2,376,660

BALANCE, September 30, 2008, unaudited	56,885,103	$56,885	$44,142,984	$2,547,620	$23,118,630	$5,550,405	$75,416,524

The accompanying notes are an integral part of these financial statements.

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(Unaudited)
	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,071,696	$5,179,082
Adjustments to reconcile net income to cash
provided by (used in) operating activities:
Depreciation	683,455	489,820
Amortization of intangible assets	46,359	15,531
Bad debt allowance	554,672	186,162
Gain on disposal of fixed assets	(24,705)	-
Change in fair value of derivatives	(34,740)	-
Change in operating assets and liabilities:
Restricted cash due to export covenant	(96,857)	(300,023)
Notes receivable	(57,348)	-
Accounts receivable – trade	(7,749,222)	(7,078,952)
Other receivables	(738,305)	(1,809,138)
Inventories	1,146,008	5,544,902
Advance on inventory purchases	(212,157)	(2,024,142)
Advance on inventory purchase – related party	(122,415)	-
Prepaid expenses	347,644	420,872
Accounts payable – trade	(107,055)	471,641
Other payables	(2,652,648)	1,378,202
Accrued liabilities	1,653,736	687,793
Customer deposits	1,087,270	2,043,602
Taxes payable	497,362	381,423
Net cash provided by operating activities	2,292,751	5,586,774

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of intangible assets	(252,938)	-
Advances on equipment purchases	(1,485,584)	(278,878)
Purchase plant and equipment	(1,799,859)	(2,998,036)
Construction in progress	(1,443,165)	(498,843)
Proceeds from sale of equipment	62,366	-
Net cash used in investing activities	(4,919,180)	(3,775,757)

CASH FLOWS FROM FINANCING ACTIVITIES:
Restricted cash due to covenants	(1,628,130)	-
Proceeds from short-term debt	6,904,760	(1,975,607)
Proceeds from short-term loans-related parties	796,633	-
Proceeds from other payables – related party	-	1,022,318
Repayments of short-term debt	(4,994,553)	(434,039)
Repayments of other payables – related party	(2,246,978)	-
Repayment of notes payable	-	(4,014,227)
Proceeds from shareholder	1,317,095	-
Proceeds from private placement financing	27,288,231	-
Net cash provided by (used in) financing activities	27,437,058	(5,401,554)

EFFECTS OF EXCHANGE RATE CHANGES ON CASH	275,980	34,342

INCREASE (DECREASE) IN CASH and CASH EQUIVALENTS	25,086,609	(3,556,195)
CASH and CASH EQUIVALENTS, beginning of period	2,773,262	5,591,211

CASH and CASH EQUIVALENTS, end of period	$27,859,871	2,035,016

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$376,939	$527,350
Cash paid for income taxes	$2,326,037	$959,236

The accompanying notes are an integral part of these financial statements.

CHINA VALVES TECHNOLOGY, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
(unaudited)

Note 1 – Organization

China Valves Technology, Inc. (the “Company”) was incorporated in the State of Nevada in August 1997, under the name Meximed Industries, Inc. In January 1999, the Company changed its name to Digital Video Display Technology Corporation and in July 2001 to Iconet, Inc. In the middle of 2003 the Company again changed its name to Anglotajik Minerals, Inc. The Company was considered to be in the exploration stage as its operations principally involved research and exploration, market analysis, and other business planning activities, and no revenue was generated from its business activities. The Company suspended its proposed activities in mineral exploration in the Republic of Tajikistan, and changed its name to Intercontinental Resources, Inc in May of 2006.  From that time until December 2007, the Company had no significant operations.

On December 18, 2007, the Company entered into a Stock Purchase Agreement and Share Exchange (the “Exchange Agreement”) with China Valve Holding Limited (“China Valve Samoa”), a company incorporated under the laws of Samoa.  China Valve Samoa was the owner of all of the outstanding capital stock of China Valve Holding Limited, a corporation incorporated under the laws of Hong Kong (“China Valve Hong Kong”). China Valve Hong Kong, in turn, was the owner of all of the outstanding equity interests in Henan Tonghai Valve Technology Co., Ltd., a corporation incorporated under the laws of the PRC (“Henan Tonghai Valve”), which in turn owned all of the outstanding equity interests in two entities (the “Operating Subsidiaries”), namely, Henan Kaifeng High Pressure Valve Co., Ltd., a corporation incorporated under the laws of the PRC (“High Pressure Valve”) and Zhengzhou City Zhengdie Valve Co., Ltd., a corporation incorporated under the laws of the PRC (“Zhengdie Valve”).  The closing of the transaction took place on December 18, 2007 and resulted in the acquisition by the Company of China Valve Samoa and indirectly of the subsidiaries of China Valve Samoa (i.e., China Valve Hong Kong, Henan Tonghai Valve, and the Operating Subsidiaries).  Pursuant to the terms of the Exchange Agreement, the Company acquired all of the outstanding capital stock of China Valve Samoa from the China Valve Samoa shareholder for 40,000,000 shares, or 99.8% of the Company’s common stock.  In addition, China Valve Samoa agreed to pay cash of $490,000 (the “Purchase Price”) to Intercontinental Resources, Inc. pursuant to the terms of the Exchange Agreement. Of such amount, $300,000 was forwarded to Belmont Partners for its financial services rendered in the reverse merger transaction.   Because the acquisition is treated as a reverse acquisition, the financial statements of the Company have been retroactively adjusted to reflect the acquisition from the beginning of the reported period. The merger transaction has been accounted for as a reverse acquisition and recapitalization of the Company whereby China Valve Samoa is deemed to be the accounting acquirer (legal acquiree) and the Company to be the accounting acquiree (legal acquirer). The historical financial statements for periods prior to December 18, 2007 are those of China Valve Samoa except that the equity section and earnings per share have been retroactively restated to reflect the reverse acquisition .

Pursuant to the Exchange Agreement, on December 18, 2007 the Company filed with the Secretary of State for the state of Nevada a Certificate of Amendment to our Certificate of Incorporation changing its name to “China Valves Technology, Inc” to better reflect its business.  The Company through its subsidiaries in the People’s Republic of China (PRC) focuses primarily on the development, manufacture and sale of high-quality metal valves for electricity, petroleum, chemical, and water, gas and metal industries.

China Valve Samoa was incorporated on June 6, 2007 in Samoa. China Valve Samoa’s principle activity is investment in its subsidiaries.

Prior to entry into the Exchange Agreement, China Valve Samoa undertook a group reorganization plan to comply with the regulations of the China State Administration of Foreign Exchange. China Valve Samoa became the holding company of the group in September 2007 by acquiring a 100% interest in China Valve Hong Kong on September 28, 2007.  China Valve Hong Kong established Henan Tonghai Valve, a wholly-owned subsidiary in the PRC, on September 5, 2007.  Henan Tonghai Valve acquired 100% of the equity of the Operating Subsidiaries from Mr. Siping Fang, the Chief Executive Officer and President of the Company, and the other individual owners of those companies.  The acquisition of the Operating Subsidiaries by Henan Tonghai Valve from Mr. Siping Fang was considered to be a transaction between entities under common control.

CHINA VALVES TECHNOLOGY, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
(unaudited)

Note 1 – Organization (continued)

Pursuant to a restructuring plan intended to ensure compliance with regulatory requirements of the PRC, on April 1 and 3, 2008, the Company transferred 100% of the equity of the Operating Subsidiaries back to Sipang Fang and the other original owners, with the intention that Sipang Fang would transfer the Operating Subsidiaries to a new entity controlled by Mr. Bin Li, and that Mr. Li would then sell such entity to the Company, thereby allowing the Company to reacquire legal ownership of the Operating Subsidiaries.

On April 10, 2008, Mr. Fang, the Company’s Chief Executive Officer and President, sold 24,300,000 shares of the Company’s common stock beneficially owned by him and which he had received in the merger transaction described above, to Mr. Li for HK$10,000. In connection with his acquisition of the Shares, Mr. Li issued to Mr. Fang a HK$10,000 note. The note, which does not bear interest, is due sixty days after a written demand for payment is made by Mr. Fang to Mr. Li, provided that such demand is made on or after October 15, 2008. The sale represents a change of control of the Company and the Shares acquired by Mr. Li represent approximately 60.75% of the issued and outstanding capital stock of the Company calculated on a fully-diluted basis. Prior to the acquisition, Mr. Li was not affiliated with the Company. However following the acquisition, Mr. Li will be deemed an affiliate of the Company as a result of his stock ownership interest in the Company. In connection therewith, Mr. Fang and Mr. Li entered into an Earn-In Agreement (the “Earn-In Agreement”) pursuant to which Mr. Fang obtained the right and option to re-acquire the shares of the Company from Mr. Li, subject to the satisfaction of four conditions as set forth in the Earn-In Agreement. These conditions would be able to be satisfied only if the Company is able to reacquire and operate the Operating Subsidiaries. Mr. Li established China Fluid Equipment on April 18, 2008, to serve as the 100% owner of a new PRC subsidiary, Henan Tonghai Fluid Equipment Co., Ltd. (“Henan Tonghai”). On June 30, 2008, Henan Tonghai acquired the Operating Subsidiaries from Mr. Fang and the other original owners. The acquisitions were consummated under the laws of the PRC. The former Hong Kong holding company, CVHL and its subsidiary TVST, which no longer held any assets, were dissolved. On July 31, 2008, the Company and Mr. Li completed the reorganization plan when Mr. Li transferred all of the capital stock of China Fluid Equipment to the Company pursuant to an Instrument of Transfer for a nominal consideration of HK$10,000 (approximately $1,281). As a result of these transactions, the Operating Subsidiaries are again the Company’s indirect wholly-owned subsidiaries .

During this re-organization, the Operating Subsidiaries continued to be under the operating and management control of the Company.  Because of this operating and management control and because the Company continued to bear the residual risks and rewards related to the Operating Subsidiaries, the Company continued to consolidate the Operating Subsidiaries during the re-organization.  The acquisition by the Company on July 31, 2008 of the new holding company for the Operating Subsidiaries, which represented the return to legal ownership of the Operating Subsidiaries by the Company, represented a transaction between related parties under common control and did not establish a new basis in the assets and liabilities of the Operating Subsidiaries. The Earn-In Agreement will enable Mr. Fang to regain ownership of the Company’s shares originally transferred by him to Mr. Li as part of the re-organization arrangements and, accordingly, the Company does not consider his re-acquisition of those shares to represent compensation cost to the Company.

CHINA VALVES TECHNOLOGY, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
(unaudited)

Note 2 – Summary of significant accounting policies

THE REPORTING ENTITIES

The accompanying consolidated financial statements include the following entities:

Name of entity	Place of incorporation	Capital		Ownership	Principle business
		Local currency	USD
Henan Kai Feng High Pressure Valve Co., Ltd.	PRC	RMB 60,000,000	$7,260,000	100% Indirectly	Manufacture
Zhengzhou City ZhengDie Valve., Ltd.	PRC	RMB 50,000,000	$6,454,174	100% Indirectly	Manufacture
Henan Tonghai Fluid Equipment Co., Ltd.	PRC	RMB 68,352,700	$10,000,000	100% Indirectly	Holding Company
China Fluid Equipment Holdings Limited	Hong Kong	HKD 10,000	$1,282	100% Directly	Holding Company

BASIS OF PRESENTATION

The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP").  In the opinion of management, the accompanying balance sheets, and statements of income, stockholders’ equity and cash flows include all adjustments, consisting only of normal recurring items.  All material inter-company transactions and balances have been eliminated in consolidation.

Management has included all normal recurring adjustments considered necessary to give a fair presentation of operating results for the periods presented. Interim results are not necessarily indicative of results for a full year.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with US GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates .

CHINA VALVES TECHNOLOGY, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
(unaudited)

Note 2 – Summary of significant accounting policies (continued)

REVENUE RECOGNITION

The Company’s revenue recognition policies are in compliance with Staff Accounting Bulletin 104. Sales revenue is recognized when all of the following have occurred: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price is fixed or determinable, and (iv) the ability to collect is reasonably assured. These criteria are generally satisfied at the time of shipment when risk of loss and title passes to the customer .

The Company recognizes revenue when the goods are delivered and title has passed. Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT). All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 17% of the gross sales price or at a rate approved by the Chinese local government. This VAT may be offset by the VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product.

The Company allows its customers to retain 5% to 10% of the contract prices as retainage during the warranty period, usually 12 or 18 months, to guarantee product quality. Historically, the Company has experienced very few actual warranty claims resulting in the Company having to repair or exchange a defective product. Due to the infrequency and insignificant amount of warranty claims, the ability to collect retainage is reasonably assured and is recognized at time of shipment.

COST OF SALES

Cost of sales consists primarily of direct material costs, direct labor costs, direct depreciation and related direct expenses attributable to the production of the products. Inbound freight costs and purchasing are included in direct material costs. Manufacturing overhead includes expenses such as indirect labor, depreciation as it relates to cost of production, rental, utilities, receiving costs, and equipment maintenance and repair costs.

SHIPPING AND HANDLING

Shipping and handling for raw materials purchased are included in cost of goods sold. Shipping and handling cost incurred for shipping of finished products to customers are included in selling expense which totaled $59,262 and $2,707 for the three months ended September 30, 2008, and 2007, respectively. Shipping and handling costs amounted to $138,117 and $135,274 for the nine months ended September 30, 2008, and 2007, respectively.

CHINA VALVES TECHNOLOGY, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
(unaudited)

Note 2 – Summary of significant accounting policies (continued)

ADVERTISING

Advertising costs are expensed as incurred and totaled $3,465 and $789 for the three months ended September 30, 2008, and 2007, respectively and $19,000 and $17,150 for the nine months ended September 30, 2008 and 2007, respectively.

FOREIGN CURRENCY TRANSLATION AND OTHER COMPREHENSIVE INCOME

The reporting currency of the Company is the US dollar. The functional currency of the Company and its Operating Subsidiaries Henan Kai Feng Pressure Valve Co., Ltd. and Zhengzhou City Zhengdie Valve Co., Ltd is the Chinese Renminbi (RMB ).

For those entities whose functional currency is other than the US dollar, all assets and liabilities are translated into U.S. dollars at the exchange rate on the balance sheet date; stockholder's equity is translated at historical rates and items in the statements of income and of cash flows are translated at the average rate for the period. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Accumulated other comprehensive income in the consolidated statement of shareholders’ equity amounted to $5,550,405 and $3,173,745 as of September 30, 2008 and December 31, 2007, respectively. The balance sheet amounts with the exception of equity at September 30, 2008 and December 31, 2007 were translated at 6.83 RMB and 7.29 RMB to $1.00, respectively. The average translation rates applied to the statements of income and of cash flows for the nine months ended September 30, 2008 and 2007 were 6.97 RMB and 7.65 RMB to $1.00, respectively, and for the three months ended September 30, 2008 and 2007, the average translation rates were 6.83 RMB and 7.55 RMB to $1.00, respectively. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

CHINA VALVES TECHNOLOGY, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
(unaudited)

Note 2 – Summary of significant accounting policies (continued)

PLANT AND EQUIPMENT

Plant and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated life of the asset, ranging from five to ten years.

Construction in progress represents direct costs of construction as well as acquisition and design fees incurred. Capitalization of these costs ceases and the construction in progress is transferred to plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided until construction is completed and the asset is ready for its intended use. Maintenance, repairs and minor renewals are charged directly to expenses as incurred. Major additions and betterments to property and equipment are capitalized.

INTANGIBLE ASSETS

Intangible assets consist of goodwill, patents and software.  The Company records goodwill when the purchase price of net assets acquired exceeds their fair value. In accordance with SFAS 142, “Goodwill and Other Intangible Assets,” goodwill has an infinite life and therefore costs are not amortized but reviewed for impairment.  Patents and software are subject to amortization. Patents, which have a legal life of 10 years in the PRC, are being amortized over 5 years as management has determined that five years is the estimated useful life of the patents currently owned by the Company. Software is amortized over 10 years, its estimated useful life.

LONG-LIVED ASSETS

The Company periodically reviews the carrying amount of its long-lived assets for impairment. An asset is considered impaired when estimated future cash flows are less than the carrying amount of the asset. In the event the carrying amount of such asset is considered not recoverable, the asset is adjusted to its fair value. Fair value is generally determined based on discounted future cash flow.

 As of September 30, 2008, the Company determined no impairment charges were necessary .

CHINA VALVES TECHNOLOGY, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
(unaudited)

Note 2 – Summary of significant accounting policies (continued)

INVENTORY

The Company values its inventory at the lower of cost or market, determined on a weighted average method, or net realizable value. The Company reviews its inventories periodically to determine if any reserves are necessary for potential obsolescence.  As of September 30, 2008 and December 31, 2007 the Company determined no reserves were necessary.

RESEARCH AND DEVELOPMENT COSTS

Research and development costs are expensed as incurred. The costs of material and equipment that are acquired or constructed for research and development activities and which have alternative future uses, either in research and development, marketing, or sales, are classified as property and equipment and depreciated over their estimated useful lives.

RETIREMENT BENEFIT COSTS

Amounts payable for the PRC state managed retirement benefit programs are expensed in the financial statements following the accrual basis of accounting .

INCOME TAXES

The Company applies Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS 109), which requires recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between the income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consist of taxes currently due plus deferred taxes. Because the Company has no operations within the United States, there is no provision for US income taxes and there are no deferred tax amounts as of September 30, 2008 and September 30, 2007.

The charge for taxation is based on the results for the year as adjusted for items that are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date. Deferred taxes are accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit.  In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred taxes are calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled.  Deferred taxes are charged or credited in the income statement, except when they relate to items credited or charged directly to equity, in which case the deferred taxes are also recorded in equity. Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

The Company adopted FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption of FIN 48 had no affect on the Company’s financial statements .

CHINA VALVES TECHNOLOGY, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
(unaudited)

Note 2 – Summary of significant accounting policies (continued)

CASH AND CASH EQUIVALENTS

Cash and cash equivalents comprise cash in banks and on hand, demand deposits with banks and other financial institutions, and short-term, highly liquid investments which are readily convertible into known amounts of cash and which are subject to an insignificant risk of changes in value, having been within three months of maturity at acquisition.

RESTRICTED CASH

The Company’s restricted cash consists of cash in the bank as security for its exported products and cash in held escrow pursuant to the Securities Purchase Agreement entered into on August 26, 2008. For restricted cash held in bank, the restriction is released after the customers have received and inspected the products Cash held in escrow is released after the Company satisfies certain covenants as stated in the Securities Purchase Agreement, see note 14 for details. Restricted cash amounted to $1,803,838 and $40,856 as of September 30, 2008 and December 31, 2007, respectively.

CONCENTRATIONS AND RISKS

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC's economy. The Company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Certain financial instruments, which subject the Company to concentration of credit risk. The Company maintains balances at financial institutions which, from time to time, may exceed Hong Kong Deposit Protection Board insured limits for the banks located in Hong Kong and FDIC insured limits of $100,000 for banks located in United States. Balances at financial institutions of state owned banks within the PRC are not covered by insurance. As of September 31, 2008 and December 31, 2007, the Company had deposits totaling $29, 049, 946 and $2,814,118 that are not covered by insurance, respectively. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts.

Five major suppliers represented approximately 32% and 48% of the Company’s total purchases for the three months ended September 30, 2008 and 2007, respectively. For the nine months ended September 30, 2008 and 2007, five major suppliers represented approximately 28% and 45%, respectively of the Company’s total purchases .

CHINA VALVES TECHNOLOGY, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
(unaudited)

Note 2 – Summary of significant accounting policies (continued)

FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107 (SFAS 107), “Disclosures about Fair Value of Financial Instruments” requires disclosure of the fair value of financial instruments held by the Company. SFAS 107 defines the fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties. The Company considers the carrying amount of cash, accounts receivable, other receivables, accounts payable, accrued liabilities, other payables and line of credit to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company adopted SFAS 157, “Fair Value Measurements” on January 1, 2008. SFAS 157 defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for receivables and payables qualify as financial instruments and are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.  The three levels are defined as follows:

Level 1   inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2   inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3   inputs to the valuation methodology are unobservable and significant to the fair value.

The Company analyzes all financial instruments with features of both liabilities and equity under SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities” and EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” Under EITF 00-19, the Company’s warrants were required to be recorded as a liability at fair value and marked to market each reporting period. Since there is no quoted or observable market price for the fair value of similar long term investment, the Company then used the level 3 inputs for its valuation methodology. The Company’s warrant liability is carried at fair value totaling $991,016 as of September 30, 2008.

The Company invested in China Perfect Machinery Industry Co., Ltd. in 1996 and Kaifang Commercial Bank in 1997. Long term investments, which are carried at the lower of cost or market value, amounted to $762,430 and $714,485 as of September 30, 2008 and December 31, 2007, respectively.  There is no quoted or observable market price for the joint venture interest or other similar joint ventures; therefore, the Company used level 3 inputs for its valuation methodology.  Based on its proportionate share of the underlying book value of the investees, the Company believes the fair value of the investments is at least equal to the original cost at which they are carried. The determination of the fair value was based on the capital investment that the Company contributed.

	Fair Value as of September 30, 2008	Fair Value Measurements at September 30, 2008 using Fair Value Hierarchy
Liabilities		Level 1	Level 2	Level 3
Warrant liability	$991,016			$991,016
Investments	$762,430			$762,430

Except for the derivative liabilities and investments, the Company did not identify any other non-recurring assets and liabilities that are required to be presented on the balance sheet at fair value in accordance with SFAS No.157 .

CHINA VALVES TECHNOLOGY, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
(unaudited)

Note 2 – Summary of significant accounting policies (continued)

ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company’s business operations are conducted in the PRC by selling on various credit terms. Management reviews its accounts receivable on a quarterly basis to determine if the allowance for doubtful accounts is adequate. An estimate for doubtful accounts is recorded when collection of the full amount is no longer probable. Known bad debts are written off against allowance for doubtful accounts when identified. The Company’s existing reserve is consistent with its historical experience and considered adequate by management.

EARNINGS PER SHARE

The Company reports earnings per share in accordance with the provisions of SFAS 128, "Earnings per Share." SFAS 128 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution (using the treasury stock method) that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

All per share data including earnings per share has been retroactively restated to reflect the merger on December 16, 2007 as if it had occurred at the beginning of 2006. For the three months ended September 30, 2008 and 2007, basic and diluted earnings per share amounted to $0.10 and $0.04, respectively. For the nine months ended September 30, 2008 and 2007, basic and diluted earnings per share amount to $0.19 and $0.13, respectively.

At September 30, 2008, 1,274,497 warrants, whose weight average exercise price is $2.21, are excluded from the calculation of diluted earnings per share because of their antidilutive nature.

LONG TERM INVESTMENT

The Company invested in China Perfect Machinery Industry Co., Ltd. in 1996 and Kaifeng Commercial Bank in 1997. The Company owns approximately 0.14% of China Perfect Machinery Industry Co. Ltd. and approximately 4.01% of Kaifeng Commercial Bank. The Company does not have the ability to exercise control over of the investee companies and the investments have been recorded under the cost method. Long term investment amounted to $762,430 and $714,485 as of September 30, 2008 and December 31, 2007, respectively.

Long term investments are tested for impairment in accordance with SFAS No. 142.  The Company periodically evaluates potential impairment whenever events or changes in circumstances indicate that the carrying amount of the investments may not be recoverable. For investments carried at cost, the Company recognizes impairment of long term investments in the event that the carrying value of the investment exceeds our proportionate share of the net book value of the investee. As of September 30,2008, the Company has not identified any indicators that would require testing for impairment.

CUSTOMER DEPOSITS

Customer deposits represent amounts advanced by customers on product orders. The product normally is shipped within six months after receipt of the advance payment and the related sale is recognized in accordance with the Company’s revenue recognition policy. As of September 30, 2008 and December 31, 2007, customer deposits amounted to $4,108,429 and $2,810,352, respectively.

CHINA VALVES TECHNOLOGY, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
(unaudited)

Note 2 – Summary of significant accounting policies (continued)

STOCK BASED COMPENSATION

The Company adopted Statement of Financial Accounting Standards No. 123R “Accounting for Stock-Based Compensation” (“SFAS 123R”), which defines a fair-value-based method of accounting for stock based employee compensation and transactions in which an entity issues its equity instruments to acquire goods and services from non-employees. Stock compensation for stock granted to non-employees has been determined in accordance with SFAS 123R and the Emerging Issues Task Force consensus in Issue No. 96-18, "Accounting for Equity Instruments that are issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services" ("EITF 96-18"), as the fair value of the consideration received or the fair value of equity instruments issued, whichever is more reliably measured. SFAS 123R allows the “simplified” method to determine the term of employee options when other information is not available.

The Company adopted EITF 07-5 “Determining whether an Instrument (or Embedded Feature) is indexed to an Entity’s Own Stock”. Paragraph 11(a) of SFAS 133 “Accounting for Derivatives and Hedging Activities” specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company’s own stock and (b) classified in stockholders’ equity in the statement of financial position would not be considered a derivative financial instrument. EITF No.07-5 provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the SFAS 133 paragraph 11(a) scope exception. The Company issued a warrant to purchase 100,000 shares of Common Stock to CCG Investors Relation Partners LLC on December 12, 2007.and on August 26, 2008, the Company issued to Brean Murray, Carret & Co., LLC and Rosewood Securities, LLC warrants to purchase an aggregate of 1,174,497 shares of the Common Stock. All of the shares underlying the warrants are denominated in U.S. dollars. Accordingly, the Company is required to account for these warrants as derivative instrument liabilities and mark to market their value each period .

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115 (“FAS 159”). FAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective of FAS 159 is to provide opportunities to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply hedge accounting provisions. FAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The Company adopted SFAS No. 159 on January 1, 2008. The Company chose not to elect the option to measure the fair value of eligible financial assets and liabilities .

In June 2007, the FASB issued FASB Staff Position No. EITF 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for use in Future Research and Development Activities” (“FSP EITF 07-3”), which addresses whether nonrefundable advance payments for goods or services that used or rendered for research and development activities should be expensed when the advance payment is made or when the research and development activity has been performed.  The Company adopted FSP EITF 07-3 and expensed the research and development as incurred .

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company has not determined the effect that the application of SFAS 160 will have on its consolidated financial statements.

CHINA VALVES TECHNOLOGY, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
(unaudited)

Note 2 – Summary of significant accounting policies (continued)

In December 2007, Statement of Financial Accounting Standards No. 141(R), Business Combinations, was issued. SFAS 141R replaces SFAS 141, Business Combinations. SFAS 141R retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. This replaces SFAS 141’s cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. SFAS 141R also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with SFAS 141R). SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. The Company is currently evaluating the impact that adopting SFAS 141R will have on its financial statements.

In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133”, which requires additional disclosures about the objectives of the derivative instruments and hedging activities, the method of accounting for such instruments under SFAS 133 and its related interpretations, and a tabular disclosure of the effects of such instruments and related hedged items on our financial position, financial performance, and cash flows. SFAS 161 is effective for us beginning January 1, 2009. The Company is currently evaluating the impact that adopting SFAS 161 will have on its    financial statements .

In April 2008, the FASB issued FSP 142-3 “Determination of the useful life of Intangible Assets”, which amends the factors a company should consider when developing renewal assumptions used to determine the useful life of an intangible asset under SFAS142. This Issue is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. SFAS 142 requires companies to consider whether renewal can be completed without substantial cost or material modification of the existing terms and conditions associated with the asset. FSP 142-3 replaces the previous useful life criteria with a new requirement—that an entity consider its own historical experience in renewing similar arrangements. If historical experience does not exist, then the Company would consider market participant assumptions regarding renewal including 1) highest and best use of the asset by a market participant, and 2) adjustments for other entity-specific factors included in SFAS 142. The Company is currently evaluating the impact that adopting FSP.142-3 will have on its financial statements.

In May 2008, the FASB issued SFAS 162, “The Hierarchy of Generally Accepted Accounting Principles.” This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). The Company is currently evaluating the impact that adopting SFAS 162 will have on its financial statements.

In May 2008, the FASB issued SFAS 163, “Accounting for Financial Guarantee Insurance Contracts, an interpretation of FASB Statement No. 60.” The scope of this Statement is limited to financial guarantee insurance (and reinsurance) contracts, as described in this Statement, issued by enterprises included within the scope of Statement 60. Accordingly, this Statement does not apply to financial guarantee contracts issued by enterprises excluded from the scope of Statement 60 or to some insurance contracts that seem similar to financial guarantee insurance contracts issued by insurance enterprises (such as mortgage guaranty insurance or credit insurance on trade receivables). This Statement also does not apply to financial guarantee insurance contracts that are derivative instruments included within the scope of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.” This Statement will not have and impact on the Company’s financial statements.

CHINA VALVES TECHNOLOGY, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
(unaudited)

Note 2 – Summary of significant accounting policies (continued)

In June 2008, FASB issued EITF 08-4, “Transition Guidance for Conforming Changes to Issue No. 98-5.” The objective of EITF 08-4 is to provide transition guidance for conforming changes made to EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, that result from EITF 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments”, and SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. This Issue is effective for financial statements issued for fiscal years ending after December 15, 2008. Early application is permitted. The Company is currently evaluating the impact that adopting EITF 08-4 will have on its financial statements.

In October 2008, the FASB issued FSP. FAS 157-3, “Determining the Fair Value of a Financial Asset in a Market That Is Not Active” (FSP 157-3), which clarifies the application of SFAS 157 when the market for a financial asset is inactive. Specifically, FSP 157-3 clarifies how (1) management’s internal assumptions should be considered in measuring fair value when observable data are not present, (2) observable market information from an inactive market should be taken into account, and (3) the use of broker quotes or pricing services should be considered in assessing the relevance of observable and unobservable data to measure fair value. The Company is currently evaluating the impact that adopting FAS 157-3 will have on its financial statements

RECLASSIFICATIONS

Certain prior period amounts have been reclassified to conform to the current period presentation. These reclassifications have no effect on net income or cash flows.

Note 3 - Plant and equipment

Plant and equipment consist of the following:

	September 30, 2008	December 31, 2007
	(unaudited)
Buildings	$538,384	$-
Machinery	11,186,873	10,018,027
Motor vehicles	1,571,255	1,519,634
Office equipment and others	3,288,608	2,790,370
Construction in progress	1,727,759	239,059
	18,312,879	14,567,090
Less: Accumulated depreciation	(8,110,189)	(7,043,302)
	$10,202,690	$7,523,788

Depreciation expense was $242,800 and $237,752 for the three months ended September 30, 2008 and 2007, respectively. For the nine months ended September 30, 2008 and 2007, depreciation expense was $ 683,455 and $489,820, respectively. Capitalized interest amounted to $104,023 as of September 30, 2007. No interest was capitalized in 2008 .

CHINA VALVES TECHNOLOGY, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
(unaudited)

Note 4 – Goodwill and intangible assets

In 2004, the Company acquired two companies engaged in the production of valves.  As a result of these acquisitions the Company recorded goodwill in the amount of $20,755,020. This goodwill represents the fair value of the assets acquired in these acquisitions over the cost of the assets acquired .

Intangible assets consist of the following:

	September 30, 2008	December 31, 2007
	(unaudited)
Patents	$135,014	$96,969
Software	681,907	397,149
	816,921	494,118
Less: Accumulated amortization	(141,254)	(58,485)
	$675,667	$435,633

Amortization expense was $15,782 and $5,792 for the three months ended September 30, 2008 and 2007, respectively. Amortization expense was $46,359 and $15,531 for the nine months ended September 30, 2008 and 2007, respectively.

Note 5 - Inventories

Inventories of the Company were as follows:
	September 30, 2008	December 31, 2007
	(unaudited)
Raw materials	$3,470,836	$2,393,230
Work-in-progress	1,263,919	666,897
Finished goods	5,342,122	7,478,960
	$10,076,877	$10,539,087

The Company reviews its inventory periodically for possibly obsolete goods and to determine if any reserves are necessary for potential obsolescence.  As of September 30, 2008 and December 31, 2007, the Company believed no reserves were necessary.

CHINA VALVES TECHNOLOGY, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
(unaudited)

Note 6 – Accounts receivable

Accounts receivable consists of the following:

	September 30, 2008	December 31, 2007
	(unaudited)
Total accounts receivable	26,713,081	17,622,918
Allowance for bad debts	(858,572)	(274,167)
Accounts receivable, net	25,854,509	17,348,751
Accounts receivable - non-current retainage	(1,486,173)	(559,368)
Accounts receivable – current	$24,368,336	$16,789,383

Retainage represents portions held for payment by customers pending quality inspection ranging from 12-18 months after shipment of products.  At September 30, 2008 and December 31, 2007, retainage held by customers included in the Company’s accounts receivable is as follows:

	September 30, 2008	December 31, 2007
	(unaudited)
Retainage
Current	$1,807,674	$1,264,062
Non-current	1,486,173	559,368
Total retainage	$3,293,847	$1,823,430

Management reviews accounts receivable on a regular basis to determine if the allowance for doubtful accounts is adequate. The following represents the changes in the allowance for doubtful accounts:

	September 30, 2008	December 31,2007
	(unaudited)
Balance, beginning of the period	$274,167	$-
Additions to the reserve	566,008	274,167
Write-off charged against the allowance	-	-
Recovery of amounts previously reserved	-	-
Foreign currency translation adjustment	18,397	-
Balance, end of the period	$858,572	$274,167

CHINA VALVES TECHNOLOGY, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
(unaudited)

Note 7 – Advances on inventory purchases

Advances on inventory purchases are monies deposited or advanced to outside vendors or related parties on future inventory purchases. The total outstanding amount was $705,972 and $458,699 as of September 30, 2008 and December 31, 2007, respectively.

Note 8 - Loans

SHORT TERM LOANS:	September 30,2008	December 31, 2007
	(unaudited)
Commercial Bank of Zhengzhou City
Due May 2009. Monthly interest only payment at
0.93375% per month guaranteed by Zhengzhou
Huazhong Capital Construction Co., Ltd	$395,010	$370,170

Commercial Bank of Zhengzhou,
Due May 2009. Monthly interest only payment at 0.93375%
per month, guaranteed by Zhengzhou Huazhong
Capital Construction Co., Ltd.	1,493,183	1,371,000

Unrelated third parties, non-secured, non-interest
bearing with no fixed date of repayment	3,310,814	991,178

Citic bank, Zhengzhou branch
Due June, 2009. Monthly interest only payment at 7.227%
per annum, guaranteed by Kaifeng Cast Iron Co., Ltd.	2,926,000	2,742,000

Local Bureau of Finance, Kaifeng City.
No expiration date and non-interest bearing	545,699	511,383

Local Bureau of Finance, Kaifeng City.
No expiration date. Monthly interest only payment at
2.55% per annum	263,340	246,780

Special Payable to China National Development Committee.
No expiration date and non-interest bearing.	263,340	246,780

Zhengzhou Shangjie Credit Union
Due July, 2009. Monthly interest only at 0.84375%
per month, guaranteed by Zhengzhou Huazhong
Capital Construction Co., Ltd.	1,170,400	-
Total short term loans	$10,367,786	$6,479,291

LONG TERM LOANS:

Zhengzhou Shangjie Credit Union
Due July, 2009. Monthly interest only at 0.84375%
per month, guaranteed by Zhengzhou Huazhong
Capital Construction Co., Ltd.	$-	$1,096,800

Total Interest expense for the three months ended September 30, 2008 and 2007 amounted to $130,668 and $86,343 respectively.  Total interest expense for the nine months ended September 30, 2008 and 2007 amounted to $414,435 and $527,350 respectively.

As of September 30, 2008, there are no restrictive covenants related to the loans stated above.

CHINA VALVES TECHNOLOGY, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
(unaudited)

Note 9 - Income taxes

The Company’s subsidiaries are governed by the Income Tax Law of the People’s Republic of China (PRC) concerning Foreign Investment Enterprises and Foreign Enterprises and various local income tax laws (the Income Tax Laws). The Company accounts for income taxes in accordance with FAS 109, “Accounting for Income Taxes” which requires the company to use the assets and liability method of accounting for income taxes. Under the assets and liability method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between financial statement carrying amounts and the tax bases of existing assets and liabilities. Under SFAS 109, the effect on deferred income taxes of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some portion, or all of, a deferred tax asset will not be realized. Because the Company’s operations are outside of the United States and were not subject to United States income tax in 2007 or prior years, the Company did not have any provision for United States income taxes, including any deferred income taxes, for the years ended September 30, 2008 and 2007.

Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law has replaced the existing laws for Domestic Enterprises (“DEs”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT rate of 25% has replaced the 33% rate currently applicable to both DEs and FIEs.

Prior to 2008, under the Chinese Income Tax Laws, foreign investment enterprises (“FIEs”) generally were subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on income as reported in their statutory financial statements after appropriate tax adjustments unless the enterprise is located in specially designated regions for which more favorable effective tax rates apply.  Beginning January 1, 2008, China has unified the corporate income tax rule on foreign invested enterprises and domestic enterprises. The unified corporate income tax rate is 25%.

The Company’s subsidiary Henan Kai Feng Pressure Valve Co., Ltd was exempt from income tax in 2007 due to Kaifeng city tax incentive for companies to privatize. However, starting 2008 Henan Kai Feng Pressure Valve Co. is subject to an income tax at an effective rate of 25% .

CHINA VALVES TECHNOLOGY, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
(unaudited)

Note 9 -  Income Taxes (Continued)

The Company’s other operating subsidiary Zhengzhou City Zhengdie Valve Co., Ltd is subject to an income tax at an effective rate of 25%.

	Three months ended		Nine months ended
	September 30, 2008 (unaudited)	September 30, 2007 (unaudited)	September 30, 2008 (unaudited)	September 30, 2007 (unaudited)
Provision - China income tax	$926,560	$105,212	$1,695,325	$506,047
Provision - China local tax	617,708	70,142	1,130,217	337,365
Total provision for taxes	$1,544,268	$175,354	$2,825,542	$843,412

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the three months ended and nine months ended September 30:

	Three months ended		Nine months ended
	2008	2007	2008	2007
U.S. Statutory rates	34.0%	34.0%	34.0%	34.0%
Foreign income not recognized in USA	(34.0)	(34.0)	(34.0)	(34.0)
China income taxes	25.0	33.0	25.0	33.0
China income tax exemption	-	(19.0)	-	(19.0)
Total provision for income taxes	25.0%	14.0%	25.0%	14.0%

The estimated tax savings for the three months and nine months ended September 30, 2007 as a result of the Kaifeng city tax incentive described above amounted to $327,634 and $1,144,003, respectively. The net effect on earnings per share had the income tax been applied would decrease basic earnings per share from $0.04 to $0.03 for the 3 months ended September 30, 2007 and  $0.13 to $0.10 for the nine months ended September 30, 2007.

VAT on sales and VAT on purchases in China amounted to $3,335,531 and $1,831,571 for the three months ended September 30, 2008 and $1,928,587 and $274,923 for the three months ended September 30, 2007, respectively. VAT on sales and VAT on purchases in China amounted to $7,383,516 and $3,523,930 for the nine months ended September 30, 2008 and $5,164,536  and $1,796,550 for the nine months ended September 30, 2007, respectively. Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent for the government. VAT taxes are not impacted by the income tax holiday.

Taxes payable consisted of the following:

	September 30,2008 (unaudited)	December 31,2007
VAT	$488,574	$875,845
Others	1,154,900	188,667
Total taxes payable	$1,643,474	$1,064,512

CHINA VALVES TECHNOLOGY, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
(unaudited)

Note 10 – Statutory Reserves

The laws and regulations of the People’s Republic of China require that before foreign invested enterprise can legally distribute profits, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations, in proportions determined at the discretion of the board of directors, to the statutory reserve. The statutory reserves include the surplus reserve fund and the common welfare fund.

STATUTORY SURPLUS RESERVE FUND

The Company is required to transfer 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.

The transfer to this reserve must be made before distribution of any dividends to shareholders. For the nine months ended September 30, 2008 and 2007, the Company transferred $798,019 and $517,647 to this reserve which represents 10% of the current year’s net income determined in accordance with PRC accounting rules and regulations. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

Note 11 - Operating leases

The Company’s subsidiary, ZhengDie Valve entered into a lease agreement for manufacturing plant and office space with ZhengZhou Cheng Long Corporation, an unrelated party, from January 1st 2008 to December 31, 2008. The Company’s subsidiary, Kaifeng High Pressure Valve leases factory facilities from Kaifeng High-Pressure Valve Steel Casting Co., Ltd. (the “Casting Company”), who became a related party pursuant to the Real Estate Transfer agreement_(see Note 12). The lease is effective from January 1st 2008 until the Kaifeng Higher Pressure acquires titles to the Real Estate from Kaifeng High-Pressure Valve Steel Casting Co., Ltd. For the three months and nine months ended September 30, 2008, rental fee due related party amounted to 110,247 and 330,741, respectively .

For the three months ended September 30, 2008 and 2007, total lease expense, including amounts included in cost of sales, was $ 201,396 and $86,395 respectively. Total lease expense, including amounts included in cost of sales, for the nine months ended September 30, 2008 and 2007 was $469,450 and $241,333, respectively.

Total future minimum lease payments at September 30, 2008, are as follows:

Amount
Nine months ending December 31, 2008	$191,609
Year ending December 31, 2009	545,944
Year ending December 31, 2010	325,450
Year ending December 31, 2011	325,450
Year ending December 31, 2012	325,450
Thereafter	-

CHINA VALVES TECHNOLOGY, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
(unaudited)

Note 12 – Related party transactions

The Company had the following significant related party transactions during the nine months ended September 30, 2008 and December 31, 2007:

The Company received advances from Mr. Fang Si Ping, Chief Executive Officer and major shareholder, for cash flow purposes. As of September 30, 2008 and December 31, 2007 the outstanding amount due to Mr. Fang was $746,249 and $2,848,032, respectively. The advances are unsecured, interest-free and have no fixed terms of repayment, but are expected to be repaid in cash. In addition, Mr. Fang Si Ping contributed $1,317,095 to the Company’s subsidiary, ZhengZhou ZhengDie Valve, to fulfill its registered capital requirement.

The Company borrowed money from certain employees for cash flow purposes. The loans bear interest at 10% per annum with no fixed repayment terms. Loans from employees amounted to $293,797and $671,188 as of September 30, 2008 and December 31, 2007, respectively.

The Company borrowed money from ZhengDie’s Controller, Chen Hui Feng, and from Mr. Fang’s relative, Fang Zhi Hong, for working capital purposes. The loans are unsecured, interest free and have no fixed terms of repayment, but are expected to be repaid in cash upon request. As of September 30, 2008, loans from related parties amounted to $1,529,141.

The Company’s wholly owned subsidiary Kaifeng High Pressure Valve and the Casting LimiteCompany entered into an Agreement for Transfer of Land Use Right and Housing for the transfer of certain real estate to High Pressure Valve. As the transfer will take approximately ten months to complete with relevant Chinese government agencies, on August 26, 2008, High Pressure Valve and the Casting Company also entered into a Lease Agreement (the “Lease Agreement”) pursuant to which the Casting Company agreed to lease the Real Estate to High Pressure Valve until the latter acquires titles to the Real Estate.  In addition, High Pressure Valve and the Casting Company entered into a Leaseback Agreement (the “Leaseback Agreement”) pursuant to which High Pressure Valve agreed to lease the Real Estate to the Casting Company for a period of one year starting on the date of the acquisition of titles to the Real Estate by High Pressure Valve.

In connection with the Real Estate Transfer Agreement, on August 26, 2008, the Company entered into a Real Estate Share Escrow Agreement with the shareholder the Casting Company, Mr. Bin Fang, Brean Murray, Carret & Co., LLC and Escrow, LLC (the “ Real Estate Escrow Agreement ”), pursuant to which the Company agreed to issue to Mr. Fang, or his designee, 5,500,000 shares of the Company’s common stock (the “Real Estate Shares”) in exchange for Mr. Fang’s agreement to cause the Casting Company to transfer the Real Estate under the Real Estate Transfer Agreement. The shares are placed in escrow and will be released 10 months following August 26, 2008. In the event that the land use rights and building certificates are not successfully transferred to Henan Kaifeng High Pressure Valves by the Casting Company, the 5,500,000 shares will be released to Henan Kaifeng High Pressure Valves instead of the Casting Company .

According to FASB 128, contingent shares should be considered outstanding for basic earnings per share only if the conditions are resolved by the mere passage of time; accordingly, the 5,500,000 shares are excluded in the calculation of the Company’s earnings per share.

As a result of the Company’s issuance of contingent shares to the Casting Company’s shareholder, Mr. Bin Fang, the Casting Company became a related party in the current quarter. As of September 30, 2008 advances on inventory purchases due to the Casting Company amounted to $124,917 .

CHINA VALVES TECHNOLOGY, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
(unaudited)

Note 13 – Shareholders' equity

On August 26, 2008, China Valves Technology, Inc. entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain accredited investors.  Under the Securities Purchase Agreement, the Company agreed to issue and sell to the Investors 16,778,523 shares of the Company’s common stock, representing approximately 29.5% of the issued and outstanding capital stock of the Company on a fully-diluted basis as of and immediately after consummation of the transactions contemplated by the Securities Purchase Agreement, for an aggregate purchase price of approximately $30 million, or $1.788 per share.

As a condition precedent to the consummation of the transactions contemplated by the Securities Purchase Agreement, the Company and the Investors also entered into a registration rights agreement (the “ Registration Rights Agreement ”), pursuant to which the Company is obligated to file a registration statement under the Securities Act of 1933 on Form S-1 covering the resale of the Shares and any other shares of common stock issued to the Investors under the Securities Purchase Agreement within 90 days of the closing. The Company also agreed to make the registration statement effective no later than the 135th day following the closing date or the fifth trading day following the date on which the Company is notified by the Securities and Exchange Commission that such registration statement will not be reviewed or is no longer subject to further review and comments, whichever date is earlier. If the registration statement is not filed or declared effective, the Investors are entitled to liquidated damages equal to 1.0% of the aggregate contribution of each Investor in any 30-day period up to a maximum of 10% of the aggregate amount of the Purchase Price.

In conjunction with the private placement, the Company entered into separate lock-up agreements (the “Lock-up Agreements”) with each director and officer of the Company, which precluded such individuals from selling or otherwise disposing of any shares held by them for a period commencing from and after the date of the Lock-up Agreement and through and including the one year anniversary of the effective date of a registration statement resulting in all Shares being registered for resale by the Investors.

In conjunction with the private placement, the Company entered into a holdback escrow agreement (the “Holdback Escrow Agreement”) with the Investors and Escrow, LLC, as escrow agent pursuant to which the Company agreed that an aggregate of $3,150,000 of the Purchase Price (the “Holdback Amount”) will be deposited on the Closing Date with the Escrow Agent and be distributed upon the satisfaction of certain covenants set forth in the Securities Purchase Agreement.

Pursuant to the Holdback Escrow Agreement, $1,500,000 of the Holdback Amount will be released to the Company upon the Company’s satisfaction of the covenant regarding the Qualified Board;  $1,500,000 of the Holdback Amount will be released to the Company upon the Company’s satisfaction of the covenant regarding the Qualified CFO; and $150,000 of the Holdback Amount will be released to the Company upon the Company’s satisfaction of the covenant regarding the hiring of the IR Firm and from time to time to cover the Company’s investor relations related expenses .

CHINA VALVES TECHNOLOGY, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
(unaudited)

Note 13 – Shareholders' equity (Continued)

If the Company fails to satisfy the covenants regarding the Qualified Board and Qualified CFO (each such failure being referred to as a “Holdback Event”), then the Investors are entitled to liquidated damages equal to 1.0% of the aggregate contribution of each Investor on the date of each such Holdback Event (each, a “Holdback Event Date”) and on each monthly anniversary of such Holdback Event Date until the applicable Holdback Event is fulfilled. As of September 30 2008, $1,500,000 has been released from escrow upon satisfaction of the qualified CFO covenant.

Also in connection with the entry into the Securities Purchase Agreement, on August 26, 2008, the Company, entered into a make good escrow agreement (the “ Make Good Escrow Agreement ”) with Bin Li (the “ Pledgor ”), the Investors, Brean Murray, Carret & Co., LLC (“ Brean Murray ”) and the Escrow Agent, pursuant to which the Pledgor agreed to certain “make good” provisions in the event that the Company does not meet certain income thresholds for fiscal years 2008, 2009 and/or 2010.  Pursuant to the Make Good Escrow Agreement, the Pledgor will establish an escrow account and deliver to the Escrow Agent certificates evidencing 25,166,064 shares of the Company’s common stock held by the Pledgor (the “Make Good Shares”) along with blank stock powers, to be held for the benefit of the Investors. For each of the calendar years 2008, 2009 and 2010, 8,388,688 shares will be released to the investors or returned to the shareholder, depending on the fulfillment of specified earnings targets.

At closing, as part of the compensation to the placement agent, the Company issued warrants to the placement agent to acquire 1,174,498 shares of common stock. The warrants have a strike price equal to $2.146 and a term of five years. The shares underlying the warrants will have registration rights. The warrant contains a standard antidilution provision for stock dividends, stock splits, stock combination, recapitalization and a change of control transaction. The warrants are evaluated pursuant to FAS 133 “Accounting for Derivatives” and EITF 07-5“Determining whether an Instrument (or Embedded Feature) is indexed to an Entity’s Own Stock”, This standard triggers liability accounting on all options and warrants exercisable at strike prices denominated in any currency other than the functional currency of the operating entity in China(Renminbi). “All of the shares underlying the warrants are denominated in U.S. dollars. Accordingly, the Company will be required to account for these warrants as derivative instrument liabilities and mark to market their value each period

The value of the warrants was determined using the Cox-Ross-Rubinstein binomial model using the following assumptions:  volatility 75%; risk free interest rate 2.64%; dividend yield of 0% and expected term of 3 years. The volatility of the Company’s common stock was estimated by management based on the historical volatility of our common stock, the risk free interest rate was based on Treasury Constant Maturity Rates published by the U.S. Federal Reserve for periods applicable to the expected life of the warrants, the expected dividend yield was based on the Company’s current and expected dividend policy and the expected term is equal to the contractual life of the warrants.  The value of the warrants was based on the Company’s common stock price of $1.788 on the date the warrants were issued.

The warrants are valued at $959,196 on August 26, 2008 and a gain of $22,061 was recorded in the Company’s income statement and at September 30, the derivative liability associated with the placement agent warrants amounted to $937,135.

			Weighted	Average
	Warrants	Warrants	Average Exercise	Remaining
	Outstanding	Exercisable	Price	Contractual Life
Balance, Jan 1, 2007	-	-	-	-
Granted	100,000	100,000	3.00	3.00
Forfeited
Exercised
Balance, Dec 31, 2007	100,000	100,000	$3.0000	2.9500
Granted	1,174,497	1,174,497	2.1456	3.0000
Forfeited	-	-	-	-
Exercised	-	-	-	-
Balance, Sep 30, 2008	1,274,497	1,274,497	$2.2126	2.8700

CHINA VALVES TECHNOLOGY, INC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008
(unaudited)

Note 14 - Share based compensation

The Company issued warrants to purchase 100,000 shares of Common Stock to CCG Investors Relation Partners LLC on December 12, 2007 for one year of service. The value of the warrants was determined using the Cox-Ross-Rubinstein binomial model using the following assumptions:  volatility 75%; risk free interest rate 3.12%; dividend yield of 0% and expected term of 3 years. The service is valued at $52,895 and the Company expensed $16,394 and $49,180 for the three and nine months ended September 30, 2008, respectively.

Note 15 – Legal proceedings

Before the reverse acquisition on December 18, 2007, Intercontinental Resources Inc. (“Intercontinental Resources”) was sued by Merrill Lynch Canada, Inc., in British Columbia, Canada, in July 2000. Other than initial pleadings, the plaintiff has not proceeded with the suit since it was filed. Intercontinental Resources believes that the suit is without merit.  In connection with the reverse acquisition, Intercontinental Resources agreed to place $200,000 into escrow pending resolution of this suit.  If required, the portion of the purchase price for the reverse acquisition held in escrow will be used to settle this lawsuit.

Note 16 – Commitments and contingencies

•
The Company did not obtain the CSRC approval as the M&A rule does not apply to the Company’s corporate structure.  The M&A Rule is applicable where an offshore company controlled by PRC companies or PRC citizens acquires a related PRC domestic company to prepare for future overseas listing.  However, the Company’s offshore company is not controlled by any PRC company or individual, as Siping Fang, the Company’s CEO who is a PRC citizen, sold all the shares of the Company’s common stock beneficially owned by him to Mr. Bin Li, a Canadian citizen, in April 2008, pursuant to a common stock purchase agreement. The transaction resulted in a change of control of the Company to Bin Li.  Similarly, the M&A rule does not apply when the three PRC shareholders of the Company’s Operating Subsidiaries sold their interests in the Operating Subsidiaries in June 2008 to Henan Tonghai Fluid controlled by Bin Li.   When Bin Li transferred shares of China Fluid Equipment, the Hong Kong holding company of Henan Tonghai Fluid, to the Company in June 2008, none of the companies involved in the transfer was controlled by a PRC citizen or a PRC company.  Therefore, the M&A rule do not apply to the transfer of China Fluid Equipment to the Company either.  We are aware of several China-based US public companies that have undertaken similar reorganization plans in the last couple of years. The CSRC or other PRC regulatory agencies have not imposed fines and penalties on these companies. Similarly, we believe it is only a remote possibility that the CSRC or the other PRC regulatory agencies might impose fines and penalties on the Company and therefore we have not accrued any amount related to this contingency.

Note 17– Subsequent Event

On November 4, 2008, the Company entered into a Stock Option Agreement with Ms. Jing Chen. Under the terms of the Stock Option Agreement, the Company agreed to grant a non-qualified stock option to Ms. Chen for the purchase of 100,000 shares of common stock of the Company at an exercise price of $3.50. 33.336% of the options will vest on October 7, 2009. The remaining options will vest in equal quarterly installments in every quarter after October 7, 2009 with December 31, 2009 being the first quarterly vesting date .

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of China Valves Technology, Inc

We have audited the accompanying consolidated balance sheet of China Valves Technology, Inc and subsidiaries as of December 31, 2007, and the related statements of income, stockholders’ equity and comprehensive income, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of China Valves Technology, Inc. and subsidiaries as of December 31, 2006 in the accompanying consolidated financial statements were audited by other auditors whose report dated December 6, 2007 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Valves Technology, Inc and subsidiaries as of December 31, 2007, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California
March 31, 2008

Madsen & Associates CPAs, Inc.

684 East Vine Street #3, Murray, UT 84107	PHONE: (801) 268-2632 FAX: (801) 268-3978

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Directors and

Stockholders of China Valve Holdings Limited (Incorporated in Samoa)

We have audited the accompanying balance sheets of China Valve Holdings Limited as of December 31, 2006 and 2005, and the related statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years ended December 31, 2006 and 2005. China Valve Holdings Limited's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of China Valve Holdings Limited as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the years ended December 31, 2006 and 2005 in conformity with accounting principles generally accepted in the United States of America.

s/Madsen & Associates CPA's, Inc.

Madsen & Associates CPA's, Inc.

Salt Lake City, Utah

December 6, 2007

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2007 AND DECEMBER 31, 2006

A S S E T S
	December 31,	December 31,
	2007	2006

CURRENT ASSETS:
Cash and cash equivalents	$2,773,262	$5,591,211
Restricted cash	40,856	-
Accounts receivable, net of allowance for doubtful accounts of $274,167	16,789,383	9,171,675
and $0 as of December 31, 2007 and December 31, 2006, respectively
Other receivables	4,638,477	3,689,926
Inventories	10,539,087	14,739,845
Advances on inventory purchases	458,699	-
Prepaid expenses	519,043	554,031
Total current assets	35,758,807	33,746,688

PLANT AND EQUIPMENT, net	7,523,788	4,373,362

OTHER ASSETS:
Accounts receivable - retainage, long term	559,368	469,229
Advances on equipment purchases	324,858	-
Goodwill - purchased	19,449,851	18,187,242
Intangibles, net of accumulated amortization	435,633	54,405
Other investments, at lower of cost or market	714,485	668,104
Total other assets	21,484,195	19,378,980

Total assets	$64,766,790	$57,499,030

L I A B I L I T I E S A N D S H A R E H O L D E R S' E Q U I T Y

CURRENT LIABILITIES:
Accounts payable - trade	$6,452,519	$8,843,663
Short term loans	6,479,291	10,105,186
Short term loans - related parties	671,188	491,366
Other payables	4,435,982	2,169,379
Other payable - related parties	2,848,032	1,805,389
Notes payable	-	4,195,651
Accrued liabilities	1,734,679	514,941
Customer deposits	2,810,352	2,053,498
Taxes payable	1,064,512	408,759
Total current liabilities	26,496,555	30,587,832

Long-term liabilities:
Long term debt	1,096,800	-
Total long term liabilities	1,096,800	-

SHAREHOLDERS' EQUITY:
Common Stock, $0.001 par value; 300,000,000 shares authorized
40,106,500 shares and 40,000 000 issued and outstanding as of December 31, 2007
and December 31, 2006, respectively	40,107	40,000
Additional paid-in-capital	16,365,029	15,115,137
Statutory reserves	1,749,601	1,032,933
Retained earnings	15,844,953	9,419,029
Accumulated other comprehensive income	3,173,745	1,304,099
Total shareholders' equity	37,173,435	26,911,198

Total liabilities and shareholders' equity	$64,766,790	$57,499,030

See report of independent registered public accounting firm.
The accompanying notes are an integral part of these statements.

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
SALES	$37,036,282	$25,530,183

COST OF GOODS SOLD	22,050,041	14,522,202

GROSS PROFIT	14,986,241	11,007,981

EXPENSES:
Selling expense	2,998,585	2,248,613
General and administrative	3,245,954	2,181,294
Research and development	104,502	33,260
Total Operating Expenses	6,349,041	4,463,167

INCOME FROM OPERATIONS	8,637,200	6,544,814

OTHER EXPENSE (INCOME) :
Other income	(393,686)	(13,729)
Interest expense (finance costs)	528,498	537,562
Other expense	22,053	183,441
Total Other Expense (Income)	156,865	707,274

INCOME BEFORE PROVISION FOR INCOME TAXES	8,480,335	5,837,540

INCOME TAX EXPENSE	1,337,743	1,158,161

NET INCOME	7,142,592	4,679,379

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	1,869,646	823,057

COMPREHENSIVE INCOME	$9,012,238	$5,502,436

WEIGHTED AVERAGE NUMBER OF SHARES	40,003,550	40,000,000

EARNINGS PER COMMON SHARE	$0.18	$0.12

See report of independent registered public accounting firm.
The accompanying notes are an integral part of these statements.

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	Common Stock		Additional	Retained Earnings		Accumulated other
	Number	Par	Paid-in	Statutory		comprehensive
	of shares	Value	capital	reserves	Unrestricted	income	Total
BALANCE, January 1, 2006	40,000,000	$40,000	$15,115,137	$508,001	$5,258,080	$481,042	$21,402,260

Net income					4,679,379		4,679,379

Adjustement to statutory reserve				524,932	(524,932)		-

Foreign currency translation adjustment						823,057	823,057

Other					6,502		6,502

BALANCE, December 31,2006	40,000,000	$40,000	$15,115,137	$1,032,933	$9,419,029	$1,304,099	$26,911,198

Shares issued for reorganization on
December 18, 2007	106,500	107	(107)				-

Capital contribution from shareholder			1,249,999				1,249,999

Net income					7,142,592		7,142,592

Adjustement to statutory reserve				716,668	(716,668)		-

Foreign currency translation adjustment						1,869,646	1,869,646

BALANCE, December 31, 2007	40,106,500	$40,107	$16,365,029	$1,749,601	$15,844,953	$3,173,745	$37,173,435

See report of independent registered public accounting firm.
The accompanying notes are an integral part of these statements.

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,142,592	$4,679,379
Adjustments to reconcile net income to cash
provided by (used in) operating activities:
Depreciation	551,252	409,441
Amortization of intangible assets	18,917	17,763
Provision for losses on accounts receivable	263,308	-
Loss on disposal of fixed assets	1,363	10,992
Change in operating assets and liabilities:
Restricted cash due to export covenant	(39,238)	-
Accounts receivable - trade	(6,704,495)	(1,362,120)
Other receivables	(664,963)	(2,760,864)
Inventories	3,215,500	(5,094,953)
Advances on inventory purchases	(440,532)	-
Prepaid expenses	(277,882)	(472,771)
Accounts payable - trade	(2,886,075)	809,056
Other payables	1,831,323	178,098
Accrued liabilities	974,596	38,619
Customer deposits	589,965	(408,796)
Taxes payable	602,527	202,153
Others	-	443,745
Net cash provided by (used in) operating activities	4,178,157	(3,310,258)

CASH FLOWS FROM INVESTING ACTIVITIES:
Intangible assets	(381,419)	(597,842)
Advance on equipment purchases	(311,992)	-
Purchases of plant and equipment	(628,934)	(1,485,832)
Construction in progress	(768,387)	(94,068)
Proceeds from sale of equipment	-	15,384
Investment	-	(21,888)
Net cash used in investing activities	(2,090,732)	(2,184,246)

CASH FLOWS FINANCING ACTIVITIES:
Proceeds from short term debt	4,747,066	3,339,178
Proceeds from short term loans-related parties	139,939	-
Proceeds from other payables – related party	880,977	-
Repayments of short term debt	(8,724,565)	-
Proceeds from long term debt	1,053,360	2,579,666
Repayment of (proceeds from) notes payable	(4,309,215)	2,858,931
Increase in long term accounts payable	-	230,760
Increase in other long term liabilities	-	271,784
Contributed capital	1,249,999	-
Net cash (used in) provided by financing activities	(4,962,439)	9,280,319

EFFECTS OF EXCHANGE RATE CHANGES ON CASH	57,064	330,861

(DECREASE) INCREASE IN CASH and CASH EQUIVALENTS	(2,817,949)	4,116,676

CASH and CASH EQUIVALENTS, beginning of year	5,591,211	1,474,534

CASH and CASH EQUIVALENTS, end of year	$2,773,262	$5,591,210

SUPPLEMENTAL DISCLOUSRES OF CASH FLOW INFORMATION:
Cash paid for interest	$665,213	$550,808

Cash paid for income taxes	$1,005,265	$1,117,724

See report of independent registered public accounting firm.
The accompanying notes are an integral part of these statements.

CHINA VALVES TECHNOLOGY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

Note 1 – Organization

China Valves Technology, Inc, formerly known as Intercontinental Resources, Inc., (the “Company”) was incorporated in the State of Nevada in August 1997, under the name Meximed Industries, Inc. In January 1999, the Company changed its name to Digital Video Display Technology Corporation and in July 2001 to Iconet, Inc. In the middle of 2003 the Company again changed its name to Anglotajik Minerals, Inc. The Company was considered to be in the exploration stage as its operations principally involved research and exploration, market analysis, and other business planning activities, and no revenue was generated from its business activities. The Company suspended its proposed activities in mineral exploration in the Republic of Tajikistan, thus the Company again changed its name to Intercontinental Resources, Inc in May of 2006.

On December 16, 2007, the Company entered into a Stock Purchase Agreement and Share Exchange (the “Exchange Agreement”) with China Valve Holding Limited (“China Valve Samoa”), a company incorporated under the laws of Samoa and the equity owner of China Valve Samoa.  The closing of the transaction took place on December 16, 2007 (the “Closing Date”) and resulted in the merger between the Company and China Valve Samoa (the “Merger”).  Pursuant to the terms of the Exchange Agreement, the Company acquired all of the outstanding capital stock and ownership interests of China Valve Samoa (the “Interests”) from the China Valve Samoa shareholder for 40,000,000 shares, or 99.8% of the Company’s common stock.  In addition, China Valve Samoa agreed to pay cash of $490,000 (the “Purchase Price”). Because the acquisition is treated as a reverse acquisition, the financial statements of the Company have been retroactively adjusted to reflect the acquisition from the beginning of the reported period. The stock exchange transaction has been accounted as a reverse acquisition and recapitalization of the Company whereby China Value Samoa is deemed to be the accounting acquirer (legal acquiree) and the Company to be the accounting acquiree (legal acquirer). The historical financial statements for periods prior to December 16, 2007 are those of China Valve Samoa except that the equity section and earnings per share have been retroactively restated to reflect the reverse acquisition.

Pursuant to the Exchange Agreement, on December 18, 2007 the Company filed with the Secretary of State for the state of Nevada a Certificate of Amendment to our Certificate of Incorporation changing our name to “China Valves Technology, Inc” to better reflect our business.  The Company through its subsidiaries in the People’s Republic of China (PRC) focuses primarily on the development, manufacture and sale of high-quality metal valves for electricity, petroleum, chemical, and water, gas and metal industries.

China Valve Samoa was incorporated on June 6, 2007 in Samoa. China Valve Samoa’s principal activity is investment holding and its operations are carried out in Samoa.

Pursuant to a group reorganization, China Valve Samoa became the holding company of the group in September 2007 by acquiring 100% interest in China Valve Holdings Limited (incorporated in Hong Kong) ("CVHL") on September 28, 2007. CVHL established Henan Tonghai Valve Science Technology Co., Ltd. ("TVST"), a wholly-own subsidiary in the People's Republic of China, on September 5, 2007. Later, TVST acquired a 100% interest in Henan Kai Feng High Pressure Valve Co., Ltd. and Zhengzhou City Zhengdie Valve Co., Ltd., both companies incorporated in the People's Republic of China, on September 20, 2007 and October 25, 2007, respectively.

CHINA VALVES TECHNOLOGY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

The acquisitions of Henan Kai Feng Pressure Valve Co., Ltd. and Zhengzhou City Zhengdie Valve Co., Ltd. have been treated for accounting purposes as acquisitions under common control.  Accordingly, the financial statements have been prepared on a consolidated basis for the years being presented.

Note 2 – Summary of significant accounting policies

THE REPORTING ENTITIES

The accompanying consolidated financial statements include the following entities:

Name of entity	Place of incorporation	Capital		Ownership	Principle business
		Local currency	USD
China Valve Holdings Limited.	Samoa	HKD 10,000	$1,281	100% Directly	Investment

China Valve Holdings Limited.	Hong Kong	HKD 10,000	$1,281	100% Indirectly	Investment

Henan Tonghai Valve Science Technology Co., Ltd.	PRC	HKD 10,000,000	$1,281,000	100% Indirectly	Product Design and development

Henan Kai Feng High Pressure Valve Co., Ltd.	PRC	RMB 60,000,000	$7,260,000	100% Indirectly	Manufacture

Zhengzhou City ZhengDie Valve., Ltd.	PRC	RMB 33,768,100	$4,085,940	100% Indirectly	Manufacture

BASIS OF PRESENTATION

The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP").  In the opinion of management, the accompanying balance sheets, and statements of income, stockholders’ equity and cash flows include all adjustments, consisting only of normal recurring items.  All material inter-company transactions and balances have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with US GAAP, requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CHINA VALVES TECHNOLOGY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

REVENUE RECOGNITION

The Company’s revenue recognition policies are in compliance with Staff Accounting Bulletin (“SAB”) 104. Sales revenue is recognized when all of the following have occurred: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price is fixed or determinable, and (iv) the ability to collect is reasonably assured. These criteria are generally satisfied at the time of shipment when risk of loss and title passes to the customer.

The Company recognizes revenue when the goods are delivered and title has passed. Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT). All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 17% of the gross sales price or at a rate approved by the Chinese local government. This VAT may be offset by the VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product.

SHIPPING AND HANDLING

Shipping and handling costs related to costs of goods sold are included in selling, general and administrative costs which totaled $336,852 and $256,229 for the years ended December 31, 2007, and 2006, respectively.

ADVERTISING

Advertisement costs are expensed as incurred and totaled $29,413 and $54,612 for the years ended December 31, 2007, and 2006, respectively.

FOREIGN CURRENCY TRANSLATION AND OTHER COMPREHENSIVE INCOME

The reporting currency of the Company is the US dollar. The functional currency of its Chinese operating entities Henan Kai Feng Pressure Valve Co., Ltd. and Zhengzhou City Zhengdie Valve Co., Ltd is Renminbi (RMB).

For the subsidiaries whose functional currencies are other than the US dollar, all assets and liabilities accounts were translated at the exchange rate on the balance sheet date; stockholder's equity is translated at the historical rates and items in the income and cash flow statements amounts are translated at the average rate for the year. Because cash flows are calculated based using the average translation rate, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders’ equity. The resulting translation gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Accumulated other comprehensive income in the consolidated statement of shareholders’ equity amounted to $3,173,745 and $1,304,099 as of December 31, 2007 and 2006, respectively. The balance sheet amounts with the exception of equity at December 31, 2007 and 2006 were translated at 7.29 RMB and 7.80 RMB to $1.00 USD, respectively. The average translation rates applied to income and cash flow statement amounts for the year ended December 31, 2007 and 2006 were 7.59 RMB and 7.96 RMB to $1.00, respectively.

CHINA VALVES TECHNOLOGY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

PLANT AND EQUIPMENT

Plant and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated life of the asset, ranging from five to ten years.

Construction in progress represents direct costs of construction or acquisition and design fees incurred. Capitalization of these costs ceases and the construction in progress is transferred to plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided until construction is completed and the asset is ready for its intended use.

INTANGIBLE ASSETS

Goodwill is tested for impairment on an annual basis as of the end of the Company's fiscal year, or when impairment indicators arise. The Company uses a fair-value-based approach to test for impairment. The Company evaluates the recoverability of intangible assets periodically and takes into account events and circumstances that warrant revised estimates of useful lives or that indicated that impairment exists. All of the Company's intangible assets, currently consisting of patents and software, are subject to amortization. Patents, which have a legal life of 10 years in the PRC, are being amortized over 5 years as management has determined that five years is the estimated useful life of the patents currently owned by the Company. Software is amortized over 10 years.

LONG-LIVED ASSETS

The Company periodically reviews the carrying amount of its long-lived assets for impairment. An asset is considered impaired when estimated future cash flows are less than the carrying amount of the asset. In the event the carrying amount of such asset is considered not recoverable, the asset is adjusted to its fair value. Fair value is generally determined based on discounted future cash flow.

INVENTORY

The Company values its inventory at the lower of cost or market, determined on a weighted average method, or net realizable value. The Company reviews its inventories periodically to determine if any reserves are necessary for potential obsolescence.  As of December 31, 2007 and 2006 the Company determined no reserves are necessary.

RESEARCH AND DEVELOPMENT COSTS

Research and development costs are expensed as incurred. The costs of material and equipment that are acquired or constructed for research and development activities, and have alternative future uses, either in research and development, marketing, or sales, are classified as property and equipment or depreciated over their estimated useful lives.

CHINA VALVES TECHNOLOGY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

RETIREMENT BENEFIT COSTS

Amounts payable for the PRC state managed retirement benefit programs are expensed in the financial statements following the accrual basis of accounting.

INCOME TAXES

The Company adopted Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS 109) that requires recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consist of taxes currently due plus deferred taxes. Since the Company had no operations within the United States there is no provision for US income taxes and there are no deferred tax amounts as of June 30, 2007 and 2006.

The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date. Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit.  In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled.  Deferred tax is charged or credited in the income statement, except when it related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

The Company adopted FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no affect on the Company’s financial statements.

RELATED PARTIES

Parties are considered to be related to the company if the company has the ability, directly or indirectly, to control the party, or exercise significant influence over the party in making financial and operating decisions, or vice versa, or where the company and the party are subject to common control or common significance. Related parties may be individuals (being members of key management personnel, significant shareholders and/or their close family members) or other entities which are under the significant influence of related parties of the company where those parties are individuals, and post-employment benefit plans which are for the benefits of employees of the company or of any entity that is a related party of the company.

CHINA VALVES TECHNOLOGY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

CASH AND CASH EQUIVALENTS

Cash and cash equivalents comprise cash at bank and on hand, demand deposits with banks and other financial institutions, and short-term, highly liquid investments which are readily convertible into known amounts of cash and which are subject to an insignificant risk of changes in value, having been within three months of maturity at acquisition.

RESTRICTED CASH

The Company is required to have restricted cash in the bank as security for its exported products, the restriction is released after the customers have received and inspected the products. Restricted cash amounted to $40,856 and $0 as of December 31, 2007 and 2006, respectively.

CONCENTRATIONS RISKS

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC's economy. The Company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Cash includes cash on hand and demand deposits in accounts maintained with state owned banks within the People’s Republic of China and Hong Kong. Total cash (including restricted cash balances) in these banks on December 31, 2007 and 2006 amounted to $2,814,118 and $5,591,211, respectively, of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

Five major suppliers, which represented approximately 38% and 30% of the Company’s total purchases for the years ended December 31, 2007 and 2006, respectively. Five customers accounted for 5% and 15% of total accounts receivable as of December 31, 2007 and 2006 respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107 (SFAS 107), “Disclosures about Fair Value of Financial Instruments” requires disclosure of the fair value of financial instruments held by the Company. SFAS 107 defines the fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties. The Company considers the carrying amount of cash, accounts receivable, other receivables, accounts payable, accrued liabilities, other payables and line of credit to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

CHINA VALVES TECHNOLOGY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company’s business operations are conducted in the PRC.  During the normal course of business, the Company extends unsecured credit to its customers by selling on various credit terms. Management reviews its accounts receivable on a quarterly basis to determine if the allowance for doubtful accounts is adequate. An estimate for doubtful accounts is recorded when collection of the full amount is no longer probable. The Company’s existing reserve is consistent with its historical experience and considered adequate by the management.

EARNINGS PER COMMON SHARE

The Company reports earnings per share in accordance with the provisions of SFAS No. 128, "Earnings Per Share." SFAS No. 128 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock using the treasury method.

All per share data including earnings per share has been retroactively restated to reflect the merger on December 16, 2007 as if it had occurred at the beginning of 2006. For the year ended December 31, 2007 and 2006, basic and diluted earnings per share amount to $0.18 and $0.12, respectively.

LONG TERM INVESTMENT

The Company invested in China Perfect Machinery Industry Co., Ltd. in 1996 and Kaifang Commercial Bank in1997. The Company does not have the ability to exercise control of the investee companies and the investment has been recorded under the cost method. Long term investment amounted to $714,485 and $ 668,104 as of December 31, 2007 and 2006, respectively. Management believes there is no impairment as of December 31, 2007.

Long term investments are tested for impairment in accordance with SFAS No. 142.  The Company periodically evaluates potential impairment whenever events or changes in circumstances indicate that the carrying amount of the investments may not be recoverable. For investments carried at cost, the Company recognizes impairment of long term investments in the event that the carrying value of the investment exceeds our proportionate share of the net book value of the investee. As of December 31, 2007, the Company has not identified any indicators that would require testing for impairment.

CUSTOMER DEPOSIT

Customer deposits represent amounts advanced by customers on product orders. The product normally is shipped within six months after receipt of the advance payment and the related sale is recognized in accordance with the Company’s revenue recognition policy. As of December 31, 2007 and December 31, 2006, customer deposits amounted to $2,810,352 and $2,053,498, respectively.

CHINA VALVES TECHNOLOGY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value under accounting principles generally accepted in the United States (GAAP) and expands disclosures about fair value measurements. Fair value is defined under SFAS 157 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 157 also establishes a fair value hierarchy which requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The Company does not expect the adoption of SFAS 157 to have a material impact on the Company’s financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115 (“FAS 159”). FAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective of FAS 159 is to provide opportunities to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply hedge accounting provisions. FAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 will be effective in the first quarter of fiscal 2009. The Company is evaluating the impact that this statement will have on its consolidated financial statements.

In June 2007, the FASB issued FASB Staff Position No. EITF 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for use in Future Research and Development Activities” (“FSP EITF 07-3”), which addresses whether nonrefundable advance payments for goods or services that used or rendered for research and development activities should be expensed when the advance payment is made or when the research and development activity has been performed.  The Company adopted FSP EITF 07-3 and expensed the research and development as incurred.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company has not determined the effect that the application of SFAS 160 will have on its consolidated financial statements.

CHINA VALVES TECHNOLOGY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

In December 2007, Statement of Financial Accounting Standards No. 141(R), Business Combinations, was issued. SFAS No. 141R replaces SFAS No. 141, Business Combinations. SFAS 141R retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. This replaces SFAS 141’s cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. SFAS 141R also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with SFAS 141R). SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. The Company is currently evaluating the impact that adopting SFAS No. 141R will have on its financial statements.

RECLASSIFICATIONS

Certain prior period amounts have been reclassified to conform to the current period presentation. These reclassifications have no effect on net income or cash flows.

Note 3 - Plant and equipment

 Plant and equipment consist of the following:

	2007	2006

Machinery	$10,018,027	$7,505,237
Motor vehicles	1,519,634	956,412
Office equipment and others	2,790,370	554,322
Construction in progress	239,059	1,386,026
Total	14,567,090	10,401,997
Less: Accumulated depreciation	(7,043,302)	(6,028,635)
Total	$7,523,788	$4,373,362

Depreciation expense was $551,252 and $409,441 for the years ended December 31, 2007 and 2006, respectively. Capitalized interest amounted to $117,446 as of December 31, 2007. No interest was capitalized in 2006.

Note 4 – Goodwill and intangible assets

In 2004, the Company acquired two separate companies engaged in the production of valves. As a result of these acquisitions the Company recorded goodwill in the amount of $19,449,851. This goodwill represents the fair value of the assets acquired in these acquisitions over the cost of the assets acquired.

CHINA VALVES TECHNOLOGY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

Intangible assets consist of the following:

	December 31, 2007	December 31, 2006
Patents	$96,969	$90,675
Software	397,149	-
	494,118	90,675
Less: Accumulated Amortization	(58,485)	(36,270)
Net Carrying Amount	$435,633	$54,405

Aggregate amortization expense was $18,918 and $17,763 for the years ended December 31, 2007 and 2006, respectively.

Note 5 - Inventories

As of December 31, 2007 and 2006  inventories of the Company were as follows:

	December 31, 2007	December 31, 2006

Raw Materials	$2,393,230	$2,534,837
Work-in-progress	666,897	3,329,104
Finished goods	7,478,960	8,875,904
Total Inventory	$10,539,087	$14,739,845

The Company reviews its inventory periodically for possible obsolete goods and to determine if any reserves are necessary for potential obsolescence.  As of December 31, 2007 and 2006, the Company believes no reserves are necessary.

Note 6 – Accounts receivable

Accounts receivable consists of the following:

	December 31, 2007	December 31, 2006

Total accounts receivable	17,622,918	9,640,904
Allowance for bad debts	(274,167)	-
Accounts receivable, net	17,348,751	9,640,904
Accounts receivable - non-current retainage	(559,368)	(469,229)
Accounts receivable - current	$16,789,383	$9,171,675

CHINA VALVES TECHNOLOGY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

At December 31, 2007 and 2006, retainage held by customers included in the Company’s accounts receivable as following:

	December 31, 2007	December 31, 2006
Retainage
Current	$1,264,062	$573,054
Non-current (due in 2008 and 2007)	559,368	469,229
Total retainage	$1,823,430	$1,042,283

Retainage represents portions held for payment by customers pending quality inspection ranging from 12-18 months after shipment of products.

Management reviews its accounts receivable on a regular basis to determine if the allowance for doubtful accounts is adequate.

The following represents the changes of allowance for doubtful accounts:

	2007	2006
Balance, beginning of the year	$-	$-
Additions to the reserve	274,167
Recovery of amounts previously reserved	-
Balance, end of the year	$274,167	$-

Note 7 – Advances on inventory purchases

Advances on inventory purchases are monies deposited or advanced to outside vendors or related parties on future inventory purchases. The total outstanding amount was $458,699  and $0 as of December 31, 2007 and December 31, 2006, respectively.

CHINA VALVES TECHNOLOGY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

Note 8 - Loans

Short-term Loans:
	2007	2006
Loan from Commercial Bank of Zhengzhou City, due
April 2008. Monthly interest only payment at
0.79875% per month guaranteed by Zhengzhou Huazhong
Capital Construction Co., Ltd	$370,170	$346,140

Loan from Commercial Bank of Zhengzhou, due
January 2008. Monthly interest only payment at
0.765% per month, guaranteed by Zhengzhou Huazhong
Capital Construction Co., Ltd .
(This loan was repaid in Jan 2008.)	1,371,000	-

Loan from Agriculture Bank, due July 2007
Monthly interest only payment at 0.765% per month,
guaranteed by Zhengzhou Huazhong Capital Construction Co., Ltd	-	1,025,600

Loan from Comercial Bank of Shong Du Branch, due June 2007
Monthly interest only payment from 5.1% to 6.63% per annum ,
guaranteed by KeifengCast Iron Co., Ltd	-	4,358,800

Loan from unrelated third party, non secured, non interest bearing
with no fixed date of repayment	991,178	829,916

Citic bank, Zhengzhou branch, due June 18, 2008
Monthly interest only payment at 7.227%
per annum, guaranteed by Keifang Cast Iron Co., Ltd.	2,742,000	-

Citic bank, Shong Du branch, due June 18, 2007
Monthly interest only payment at 6.138%
per annum, guaranteed by Keifang Cast Iron Co., Ltd.	-	2,564,000

Loan from Local Bureau of Finance, Kaifeng City.
No expiration date, Non interest bearing	511,383	478,186

Loan from Local Bureau of Finance, Kaifeng City. No
expiration date. Monthly interest only payment at
2.55% per annum	246,780	230,760

Special Payable from China National Development Committee.
No expiration date and non interest bearing.	246,780	271,784
Total	$6,479,291	$10,105,186

Long-term loan:
Loan from Zhengzhou Shangjie Credit Union, due
July, 2009. Monthly interest only at 0.84375%
per month, guaranteed by Zhengzhou Huazhong
Capital Construction Co., Ltd.	$1,096,800	$-

 As of December 31, 2007, there are no restrictive covenants related to the loans stated above.

CHINA VALVES TECHNOLOGY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

Total interest expense for the years ended December 31, 2007 and 2006 on the debt listed above amounted to $595,504 and $537,050 respectively.

Note 9 - Income taxes

The Company’s subsidiaries are governed by the Income Tax Law of the People’s Republic of China (PRC) concerning Foreign Investment Enterprises and Foreign Enterprises and various local income tax laws (the Income Tax Laws). The Company accounts for income taxes in accordance with FAS 109, “Accounting for Income Taxes” which requires the company to use the assets and liability method of accounting for income taxes. Under the assets and liability method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between financial statement carrying amounts and the tax bases of existing assets and liabilities. Under SFAS 109, the effect on deferred income taxes of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some portion, or all of, a deferred tax asset will not be realized. Because the Company’s operations are outside of the United States and were not subject to United States income tax in 2007 or prior years, the Company did not have any provision for United States income taxes, including any deferred income taxes, as of and for the years ended December 31, 2007 and 2006.

Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law will replace the existing laws for Domestic Enterprises (“DEs”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT rate of 25% will replace the 33% rate currently applicable to both DEs and FIEs. The Company is currently evaluating the impact that the new EIT will have on its financial condition.

Under the existing Chinese Income Tax Laws, foreign investment enterprises (“FIEs”) generally are subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on income as reported in their statutory financial statements after appropriate tax adjustments unless the enterprise is located in specially designated regions for which more favorable effective tax rates apply. Starting on January 1, 2008, China will unify the corporate income tax rule on foreign invested enterprises and domestic enterprises. The unified corporate income tax rate is 25%.

The Company’s subsidiary Henan Kai Feng Pressure Valve Co., Ltd is exempt from income tax due to Keifang city tax incentive for companies to privatize.

The Company’s other operating subsidiary Zhengzhou City Zhengdie Valve Co., Ltd is subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local taxes)
	2007	2006
Provision for China Income Tax	$1,216,130	$1,052,874
Provision for China Local Tax	121,613	105,287
Total provision for taxes	$1,337,743	$1,158,161

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the years ended December 31, 2007:

	2007	2006
U.S. Statutory rates	34.0%	34.0%
Foreign income not recognized in USA	(34.0)	(34.0)
China income taxes	33.0	33.0
China income tax exemption	(17.0)	(13.0)
Total provision for income taxes	16.0%	20.0%

The estimated tax savings from the tax exemptions for the year ended December 31, 2007, amounted to $1,460,768. The net effect on earnings per share had the income tax been applied would decrease basic earnings per share from $0.18 to $0.14.

The estimated tax savings for the year ended December 31, 2006 amounted to $768,227. The net effect on earnings per share had the income tax been applied would decrease basic earnings per share from $0.12 to $0.10.

VAT on sales and VAT on purchases in China amounted to $6,160,529 and $4,340,131 for the year ended December 31, 2007 and $ 3,020,143 and $2,183,023 for the year ended December 31, 2006, respectively. Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent for the government. VAT taxes are not impacted by the income tax holiday.

CHINA VALVES TECHNOLOGY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

Taxes payable at December 31, 2007 and 2006 consisted of the following:

	2007	2006
VAT	$875,845	$125,957
Others	188,667	282,802
Total taxes payable	$1,064,512	$408,759

Note 10 – Reserves

The laws and regulations of the People’s Republic of China require that before foreign invested enterprise can legally distribute profits, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations, in proportions determined at the discretion of the board of directors, after the statutory reserve. The statutory reserves include the surplus reserve fund and the common welfare fund.

Statutory surplus reserve fund

The Company is required to transfer 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.

The transfer to this reserve must be made before distribution of any dividends to shareholders. For the years ended December 31, 2007 and 2006, the Company transferred $714,259 and $467,938 to this reserve which represents 10% of the current year’s net income determined in accordance with PRC accounting rules and regulations. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

Note 11 - Operating leases

The Company leases office space and factory space from ZhengZhou Cheng Long Corporation and Kaifeng High-Pressure Valve Steel Casting Co., Ltd.

Total lease expense for the years ended December 31, 2007 and 2006 was $305,334 and $297,334, respectively. Total future minimum lease payments at December, 2007, are as follows:

Year ended December 31	Amount
2008	$308,107
2009	308,107
2010	308,107
2011	308,107
2012	308,107
Thereafter

CHINA VALVES TECHNOLOGY, INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

Note 12 - Commitments and contingencies

As of December 31, 2006, capital commitments to acquire plant and machinery totaled approximately $725,000. The Company had no capital commitments as of December 31, 2007.

The Company did not obtain the CSRC approval as the M&A rule does not apply to the Company’s corporate structure.  The M&A Rule is applicable where an offshore company controlled by PRC companies or PRC citizens acquires a related PRC domestic company to prepare for future overseas listing.  However, the Company’s offshore company is not controlled by any PRC company or individual, as Siping Fang, the Company’s CEO who is a PRC citizen, sold all the shares of the Company’s common stock beneficially owned by him to Mr. Bin Li, a Canadian citizen, in April 2008, pursuant to a common stock purchase agreement. The transaction resulted in a change of control of the Company to Bin Li.  Similarly, the M&A rule does not apply when the three PRC shareholders of the Company’s Operating Subsidiaries sold their interests in the Operating Subsidiaries in June 2008 to Henan Tonghai Fluid controlled by Bin Li.   When Bin Li transferred shares of China Fluid Equipment, the Hong Kong holding company of Henan Tonghai Fluid, to the Company in June 2008, none of the companies involved in the transfer was controlled by a PRC citizen or a PRC company.  Therefore, the M&A rule does not apply to the transfer of China Fluid Equipment to the Company either.  We are aware of several China-based US public companies that have undertaken similar reorganization plans in the last couple of years. The CSRC or other PRC regulatory agencies have not imposed fines and penalties on these companies. Similarly, we believe it is only a remote possibility that the CSRC or the other PRC regulatory agencies might impose fines and penalties on the Company and therefore we have not accrued any amount related to this contingency.

Note 13 – Related party transactions

The Company had the following significant related party transactions during the year ended December 31, 2007:

During the year, advances were made to the Company by Mr. Fang Si Ping, CEO and major shareholder for cash flow purposes. As of December 31, 2007 and 2006, the outstanding amount due to Mr. Fang Si Ping was $2,848,032 and $1,805,389, respectively. The advance is unsecured, interest-free and has no fixed terms of repayment. Additionally, the Company received capital contribution of $1,249,999 from Mr. Siping Fang to fulfill Zhengdie’s, the operating subisidary, registered capital. See below for other payables – related party reconciliation for the period ended December 31, 2007 :

Other payables – related party reconciliation

Other payables - related party balance as of 12/31/2006	$1,805,389
Add:
Cash advance from Siping Fang	880,977
Difference due to translation rate	161,666
Other payables - related party balance as of 12/31/2007	$2,848,032

The Company borrowed money from certain employees for cash flow purposes. The loans bear interest of 10% with no fixed repayment terms. Loans from employees amounted to $671,188 and $491,366 as of December 31, 2007 and 2006, respectively.   See below for short term loans – related parties reconciliation for the period ended December 31, 2007:

Short Term Loans – Related Parties reconciliation

Short term loans - related parties balance as of 12/31/2006	$491,366
Add:
proceeds from employee loans	139,939
difference due to translation rate	39,883
Short term loans - related parties balance as of 12/31/2007	$671,188

Note 14 – Legal proceedings

Before the reverse acquisition on December 18, 2007, Intercontinental Resources Inc. (“Intercontinental Resources”) was sued by Merrill Lynch Canada, Inc., in British Columbia, Canada, in July 2000. Other than initial pleadings, the plaintiff did not proceed with the suit since it was filed. Intercontinental Recourses believes that the suit is without merit.  In connection with the reverse acquisition, Intercontinental Resources agreed to place $200,000 into escrow pending resolution of this suit.  If required, the portion of the purchase price for the reverse acquisition held in escrow will be used to settle this lawsuit.

18,053,020 Shares

CHINA VALVES TECHNOLOGY, INC.

Common Stock

PROSPECTUS

               , 2008

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.                                Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Amount to be Paid

SEC Registration Fee	$5,675.87
Printing Fees and Expenses	$100,000
Legal Fees and Expenses	$150,000
Accounting Fees and Expenses	$100,000
Blue Sky Fees and Expenses	$2,000
Transfer Agent and Registrar Fees	$3,000
Miscellaneous	$3,000

Total	$363,675.87

Item 14.                                Indemnification of Directors and Officers

Section 78.138 of the Nevada Revised Statutes, or NRS, provides that a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of NRS permits a company to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action, suit or proceeding if the officer or director (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful.

Section 78.751 of NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of final disposition thereof, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company.  Section 78.751 of NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation or bylaws or otherwise.

Section 78.752 of NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our Articles of Incorporation provide for the indemnification, to the fullest extent authorized by the Nevada General Corporation Law, of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses, liability or loss actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties.  This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable.  In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted.  We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 15.                                Recent Sales of Unregistered Securities

Since October 2005, we have issued and sold the following unregistered securities:

On June 12, 2007, we issued Matthew Markin, the then sole officer and director of the Company, 1,000,000 common shares in payment of $10,000 of indebtedness to him. The sale of these shares was exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.

On August 26, 2008, we sold 16,778,523 shares of our common stock to 23 investors at $1.788 per share for a total of $30 million pursuant to a securities purchase agreement dated August 26, 2008.  The issuance of our shares to these investors was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

On December 12, 2007, we issued to CCG warrants for the purchase of 100,000 shares of our common stock as a partial consideration for its services in connection with investor relations. The warrants were issued in reliance on the Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

On August 26, 2008, we issued to Brean Murray, Carret & Co., LLC and Rosewood Securities, LLC warrants for the purchase of an aggregate of 1,174,497 shares of our common stock as a partial consideration for their services in connection with the private placement transaction described above. The warrants were issued in reliance on the Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act.  These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment.  Management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth.  In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following Exhibits are included as part of this Form S-1.

Exhibit No.	Description

2.1
Share Exchange Agreement, dated December 16, 2007, among the Company, the stockholders of the Company, China Valves and the China Valves Shareholder (incorporated herein by reference to Exhibit 2.1 to the registrant’s current report on Form 8-K filed on December 21, 2007).

3.1
Articles of Incorporation of the Company as filed with the Secretary of State of Nevada on August 1, 1997 (incorporated herein by reference to Exhibit 3.1 to the SB-2 Registration Statement filed on November 1, 2001)

3.2
Certificate of Amendment to Certificate of Incorporation changing the corporate name filed with the Secretary of State of Nevada (incorporated herein by reference to Exhibit 3.2 to the registrant’s current report on Form 8-K filed on December 21, 2007).

3. 3	Bylaws of the registrant, as amended to date, (incorporated herein by reference to Exhibit 3.2 to the SB-2 Registration Statement filed on November 1, 2001).

5	Opinion of Thelen LLP for the legality of the shares. * *

10.1	Form of Securities Purchase Agreement, dated August 26, 2008 (incorporated herein by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed on August 27, 2008).

10.2	Form of Registration Rights Agreement, dated August 26, 2008 (incorporated herein by reference to Exhibit 4.1 to the registrant’s current report on Form 8-K filed on August 27, 2008).

10.3
Escrow Agreement, dated August 26, 2008, by and among the Company, Brean Murray, Carret & Co., LLC, The Pinnacle Fund, LLC,  Pinnacle China Fund, LLC and Escrow, LLC. (incorporated herein by reference to Exhibit 10.4 to the registrant’s current report on Form 8-K filed on August 27, 2008).

10.4	Form of Holdback Escrow Agreement, dated August 26, 2008 (incorporated herein by reference to Exhibit 10.2 to the registrant’s current report on Form 8-K filed on August 27, 2008).

10.5	Form of Make Good Escrow Agreement, dated August 26, 2008 (incorporated herein by reference to Exhibit 10.3 to the registrant’s current report on Form 8-K filed on August 27, 2008).

10.6
Form of Lockup Agreement, dated August 26, 2008 by and between the Company and the stockholders listed therein (incorporated herein by reference to Exhibit 4.2 to the registrant’s current report on Form 8-K filed on August 27, 2008).

10.7	Form of Warrant (incorporated herein by reference to Exhibit 4.3 to the registrant’s current report on Form 8-K filed on August 27, 2008).

10.8
English version of Agreement for Transfer of Land Use Right and Housing Titles, dated August 26, 2008, by and between the Company’s wholly owned subsidiary Kaifeng High Pressure Valve Co., Ltd. and Kaifeng High Pressure Valve Steel Casting Limited Liabilities Company (incorporated herein by reference to Exhibit 10.5 to the registrant’s current report on Form 8-K filed on August 27, 2008).

10.9
English version of Premises Lease Agreement, dated August 26, 2008, by and between the Company’s wholly owned subsidiary Kaifeng High Pressure Valve Co., Ltd. and Kaifeng High Pressure Valve Steel Casting Limited Liabilities Company (incorporated herein by reference to Exhibit 10.6 to the registrant’s current report on Form 8-K filed on August 27, 2008).

10.10
English version of Premises Leaseback Agreement, dated August 26, 2008, by and between the Company’s wholly owned subsidiary Kaifeng High Pressure Valve Co., Ltd. and Kaifeng High Pressure Valve Steel Casting Limited Liabilities Company (incorporated herein by reference to Exhibit 10.7 to the registrant’s current report on Form 8-K filed on August 27, 2008).

10.11
Real Estate Share Escrow Agreement, dated August 26, 2008, by and among the Company, Bin Fang and Brean Murray, Carret & Co., LLC. (incorporated herein by reference to Exhibit 10.8 to the registrant’s current report on Form 8-K filed on August 27, 2008).

10.12
English version of Manufacturing and Supply Agreement, dated August 26, 2008, by and between the Company’s wholly owned subsidiary Kaifeng High Pressure Valve Co., Ltd. and Kaifeng High Pressure Valve Steel Casting Limited Liabilities Company (incorporated herein by reference to Exhibit 10.9 to the registrant’s current report on Form 8-K filed on August 27, 2008).

10.13	Employment Agreement with Veronica Jing Chen dated September 19, 2008 (incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed on September 23, 2008).

21	List of Subsidiary * *

23.1	Consent of Moore Stephens Wurth Frazer and Torbet, LLP*

23.2	Consent of Madsen & Associates, CPA’s, Inc. *
23. 3	Consent of Thelen LLP, included in exhibit 5. **

24	Power of Attorney (included on the signature page of this registration statement).*

*   Filed herein.
** Previously filed with the Registration Statement of Form S-1 on October 10, 2008.

ITEM 17. UNDERTAKINGS

(A) The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)           To include any prospectus required by Section 10(a) (3) of the Securities Act;

(b)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(c)           To include any additional or changed material information with respect to the plan of distribution not previously disclosed in this Registration Statement;

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)      If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

( B )  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kaifeng, Henan, on December 24 , 2008.

By:/s/ Siping Fang
President and CEO

By:/s/ Jing Chen
CFO

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature appears below constitutes and appoints Siping Fang and his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Siping Fang	Chief Executive Officer, President and Chairman (Principal Executive Officer)
Siping Fang

/s/ Jing Chen Jing Chen	Chief Financial Officer and director (Principal Financial and Accounting Officer)

/s/ Zengbiao Yu	Director
Zengbiao Yu

/s/ William Haus	Director
William Haus

/s/ Binjie Fang	Director
Binjie Fang

EXHIBIT INDEX

Exhibit No.	Description

2.1
Share Exchange Agreement, dated December 16, 2007, among the Company, the stockholders of the Company, China Valves and the China Valves Shareholder (incorporated herein by reference to Exhibit 2.1 to the registrant’s current report on Form 8-K filed on December 21, 2007).

3.1
Articles of Incorporation of the Company as filed with the Secretary of State of Nevada on August 1, 1997 (incorporated herein by reference to Exhibit 3.1 to the SB-2 Registration Statement filed on November 1, 2001)

3.2
Certificate of Amendment to Certificate of Incorporation changing the corporate name filed with the Secretary of State of Nevada (incorporated herein by reference to Exhibit 3.2 to the registrant’s current report on Form 8-K filed on December 21, 2007).

3. 3	Bylaws of the registrant, as amended to date, (incorporated herein by reference to Exhibit 3.2 to the SB-2 Registration Statement filed on November 1, 2001).

5	Opinion of Thelen LLP for the legality of the shares. * *

10.1	Form of Securities Purchase Agreement, dated August 26, 2008 (incorporated herein by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed on August 27, 2008).

10.2	Form of Registration Rights Agreement, dated August 26, 2008 (incorporated herein by reference to Exhibit 4.1 to the registrant’s current report on Form 8-K filed on August 27, 2008).

10.3
Escrow Agreement, dated August 26, 2008, by and among the Company, Brean Murray, Carret & Co., LLC, The Pinnacle Fund, LLC,  Pinnacle China Fund, LLC and Escrow, LLC. (incorporated herein by reference to Exhibit 10.4 to the registrant’s current report on Form 8-K filed on August 27, 2008).

10.4	Form of Holdback Escrow Agreement, dated August 26, 2008 (incorporated herein by reference to Exhibit 10.2 to the registrant’s current report on Form 8-K filed on August 27, 2008).

10.5	Form of Make Good Escrow Agreement, dated August 26, 2008 (incorporated herein by reference to Exhibit 10.3 to the registrant’s current report on Form 8-K filed on August 27, 2008).

10.6
Form of Lockup Agreement, dated August 26, 2008 by and between the Company and the stockholders listed therein (incorporated herein by reference to Exhibit 4.2 to the registrant’s current report on Form 8-K filed on August 27, 2008).

10.7	Form of Warrant (incorporated herein by reference to Exhibit 4.3 to the registrant’s current report on Form 8-K filed on August 27, 2008).

10.8
English version of Agreement for Transfer of Land Use Right and Housing Titles, dated August 26, 2008, by and between the Company’s wholly owned subsidiary Kaifeng High Pressure Valve Co., Ltd. and Kaifeng High Pressure Valve Steel Casting Limited Liabilities Company (incorporated herein by reference to Exhibit 10.5 to the registrant’s current report on Form 8-K filed on August 27, 2008).

10.9
English version of Premises Lease Agreement, dated August 26, 2008, by and between the Company’s wholly owned subsidiary Kaifeng High Pressure Valve Co., Ltd. and Kaifeng High Pressure Valve Steel Casting Limited Liabilities Company (incorporated herein by reference to Exhibit 10.6 to the registrant’s current report on Form 8-K filed on August 27, 2008).

10.10
English version of Premises Leaseback Agreement, dated August 26, 2008, by and between the Company’s wholly owned subsidiary Kaifeng High Pressure Valve Co., Ltd. and Kaifeng High Pressure Valve Steel Casting Limited Liabilities Company (incorporated herein by reference to Exhibit 10.7 to the registrant’s current report on Form 8-K filed on August 27, 2008).

10.11
Real Estate Share Escrow Agreement, dated August 26, 2008, by and among the Company, Bin Fang and Brean Murray, Carret & Co., LLC. (incorporated herein by reference to Exhibit 10.8 to the registrant’s current report on Form 8-K filed on August 27, 2008).

10.12
English version of Manufacturing and Supply Agreement, dated August 26, 2008, by and between the Company’s wholly owned subsidiary Kaifeng High Pressure Valve Co., Ltd. and Kaifeng High Pressure Valve Steel Casting Limited Liabilities Company (incorporated herein by reference to Exhibit 10.9 to the registrant’s current report on Form 8-K filed on August 27, 2008).

10.13	Employment Agreement with Veronica Jing Chen dated September 19, 2008 (incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed on September 23, 2008).

21	List of Subsidiary * *

23.1	Consent of Moore Stephens Wurth Frazer and Torbet, LLP*

23.2	Consent of Madsen & Associates, CPA’s, Inc. *
23. 3	Consent of Thelen LLP, included in exhibit 5. **

24	Power of Attorney (included on the signature page of this registration statement).*

*   Filed herein.
** Previously filed with the Registration Statement of Form S-1 on October 10, 2008.